                                 SCHEDULE 14A
                                (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                             MEDCATH INCORPORATED
               (Name of Registrant as Specified In Its Charter)


                                 Not Applicable

------------------------------------------------------------------------------

                (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
PAYMENT OF FILING FEE (Check the appropriate box):
[ ] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
  (1) Title of each class of securities to which transaction applies: Common Stock, $.01 par value

     (2) Aggregate number of securities to which transaction applies:
  11,813,404 shares


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
    (set forth the amount on which the filing fee is calculated and state how it was determined):

       The filing fee was computed using the $19 per share in cash to be received by the shareholders in the merger proposal to which this Proxy Statement relates


  (4) Proposed maximum aggregate value of transaction: $224,454,676

     (5) Total fee paid: $44,891

[X] $44,869 of fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------
     (3) Filing Party:

     -------------------------------------------------------------------------
     (4) Date Filed:

     -------------------------------------------------------------------------

                             MEDCATH INCORPORATED
                         7621 Little Avenue, Suite 106
                        Charlotte, North Carolina 28226

                                                                    June , 1998
To Our Shareholders:


     You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of MedCath Incorporated (the "Company" or "MedCath") to be held on July 22, 1998, at 10:00 a.m., local time, at Raintree Country Club, located at 8600 Raintree Lane, Charlotte, North Carolina. The purpose of the Special Meeting is to consider and vote upon a merger (the "Merger") that, if approved and subsequently consummated, will result in the public shareholders of MedCath receiving $19 in cash per share for their stock and MedCath becoming a privately-owned company.


     If approved by MedCath's shareholders, the Merger would be accomplished pursuant to an Agreement and Plan of Merger (the "Merger Agreement") as follows. MCTH Acquisition, Inc. (the "Acquiror"), a newly-formed North Carolina corporation which is a wholly-owned subsidiary of MedCath Holdings, Inc., a newly-formed Delaware corporation (the "Parent"), would merge with and into MedCath, which would be the surviving corporation in the Merger. If the Merger is consummated, each outstanding share of common stock, $.01 par value, of MedCath (the "Common Stock"), other than shares held by shareholders who are entitled to and who have perfected their dissenters' rights and shares held by the Acquiror, will be canceled and converted automatically into the right to receive $19 in cash, payable to the holder thereof, without interest.


     The Parent was organized at the direction of two private investment partnerships that have jointly agreed, together with certain affiliated entities and individuals, to acquire (indirectly through the Parent and the Acquiror in the Merger) the stock of the public shareholders of MedCath. The first partnership is KKR 1996 Fund, L.P. (the "KKR Partnership"), an affiliate of Kohlberg Kravis Roberts & Co., L.P. ("KKR"). The second partnership is Welsh, Carson, Anderson & Stowe VII, L.P. ("WCAS VII"). One other private investment partnership and 12 individuals affiliated with WCAS VII will also participate in the transaction (together with WCAS VII, the "WCAS Investors").

     Three other members of MedCath's management and I (the "Management Group") have each agreed to contribute to the Parent in kind at least 50% of the value of our equity interests in MedCath, which includes both shares of Common Stock and the difference between $19 per share and the exercise prices of our stock options. Certain of the WCAS Investors have also agreed to contribute a portion of their shares of Common Stock to the Parent. In addition, the approximately 80 physicians (the "Physicians") who own shares of Common Stock issued to them in connection with the Company's acquisition of contracts to manage their practices will be individually offered the opportunity to contribute to the Parent up to 50% of their shares of Common Stock (or, in the case of two of the Physicians, 100% of their shares). All of the approximately 30 employees (the "Employees") of MedCath (not including members of the Management Group) who hold options to purchase shares of Common Stock will individually be offered the opportunity to exchange their existing options for options to purchase shares of common stock of the Parent.

     If the Merger is consummated, the Management Group, the WCAS Investors, the Physicians and the Employees will not receive any cash in the Merger for the value of their equity interests in MedCath contributed to the Parent. Instead, they will receive shares, and (in the case of the Management Group and the Employees) options to purchase shares, of common stock of the Parent and will continue to have indirect ownership interests in MedCath following the Merger. They will, however, receive cash in the Merger (on the same terms as the other shareholders) for their shares of Common Stock that they do not contribute to the Parent. The Management Group and the Employees will also receive cash for the difference between $19 per share and the exercise prices of any stock options they do not agree to exchange for substantially equivalent options to purchase shares of common stock of the Parent.

     A special committee of the Board of Directors of MedCath (the "Special Committee"), consisting of two independent directors (who are neither members of the Management Group nor affiliated with WCAS VII or the KKR Partnership) was formed nearly a year ago to investigate, consider and evaluate strategic alternatives to maximize shareholder value. The Special Committee has unanimously recommended to MedCath's Board of Directors that the Merger and related agreements be approved. In connection with its evaluation of strategic alternatives, the Special Committee engaged Goldman, Sachs & Co. ("Goldman Sachs") to act as its financial advisor. Goldman Sachs has rendered its opinion that, as of the date of this Proxy Statement, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the cash merger consideration of $19 per share to be received in the Merger is fair from a financial point of view to the shareholders of the Company (other than the Management Group, the KKR Partnership, the WCAS Investors and the Acquiror). The written opinion of Goldman Sachs, dated the date of this Proxy Statement, is attached as Appendix B to the enclosed Proxy Statement and should be read carefully and in its entirety by shareholders.

     The Special Committee and the Board of Directors believe that the terms of the Merger are fair to, and in the best interests of, the Company's shareholders and unanimously recommend that shareholders approve the Merger. Four of the six members of MedCath's Board of Directors are either members of the Management Group or WCAS Investors and, consequently, have conflicts of interest in connection with this recommendation. None of those directors participated in the vote on the Merger. As a result, the two independent directors (who also constituted the Special Committee) were the only members of the Board of Directors who voted on the Merger.


     Approval of the Merger at the Special Meeting will require the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Shareholders (including the Management Group, the other executive officers of MedCath, the WCAS Investors, Welsh, Carson, Anderson & Stowe V, L.P., an affiliate of WCAS VII, and the members of the Special Committee) who, as of the record date, beneficially owned approximately 23% of the outstanding shares of Common Stock, have either agreed to or expressed their intention to vote their shares for approval of the Merger.


     The accompanying Proxy Statement provides you with a summary of the proposed Merger and additional information about the parties involved and their interests. Please give all this information your careful attention. Whether or not you plan to attend, it is important that your shares are represented at the Special Meeting. A failure to vote will count as a vote against the Merger. Accordingly, you are requested to promptly complete, sign and date the enclosed proxy and return it in the envelope provided.




                                        STEPHEN R. PUCKETT
                                        Chairman, President and Chief Executive
Officer

                             MEDCATH INCORPORATED






                   ----------------------------------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            To be held July 22, 1998
                   ----------------------------------------
To Our Shareholders:


     Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of MedCath Incorporated, a North Carolina corporation (the "Company" or "MedCath"), will be held on July 22, 1998 at 10:00 a.m., local time, at Raintree Country Club, located at 8600 Raintree Lane, Charlotte, North Carolina, for the following purposes:


   (1) To consider and vote on a proposal to approve an Agreement and Plan of Merger pursuant to which MCTH Acquisition, Inc., a newly-formed company (the "Acquiror"), will be merged (the "Merger") with and into MedCath and each shareholder of the Company (other than shareholders who are entitled to and have perfected their dissenters' rights and the Acquiror) will become entitled to receive $19 in cash for each outstanding share of common stock, $.01 par value, of the Company (the "Common Stock") owned immediately prior to the effective time of the Merger. A copy of the Agreement and Plan of Merger dated as of March 12, 1998 is attached as Appendix A to and is described in the accompanying Proxy Statement.

   (2) To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof.


     The Board of Directors has determined that only holders of Common Stock of record at the close of business on June 22, 1998, will be entitled to notice of, and to vote at, the Special Meeting or any adjournment or adjournments thereof.





                                        By Order of the Board of Directors,


                                        RICHARD J. POST
                                        Chief Financial Officer, Secretary and
                                        Treasurer





                            YOUR VOTE IS IMPORTANT


     Whether or not you are able to attend the meeting, please date, sign and return the accompanying proxy card promptly in the enclosed envelope which requires no postage if mailed in the United States. Please do not send in any certificates for your shares at this time.


     Any shareholder shall have the right to dissent from the consummation of the transactions contemplated by the Agreement and Plan of Merger and to receive payment of the "fair value" of his or her shares upon compliance with the procedures set forth in Chapter 55, Article 13 of the General Statutes of North Carolina. See "RIGHTS OF DISSENTING SHAREHOLDERS" in the Proxy Statement that accompanies this notice and the full text of Chapter 55, Article 13 of the General Statutes of North Carolina, which is attached as Appendix C and is described in the accompanying Proxy Statement.

                             MEDCATH INCORPORATED
                         7621 Little Avenue, Suite 106
                        Charlotte, North Carolina 28226



                                ---------------
                                PROXY STATEMENT
                               ---------------
Introduction


     This Proxy Statement is being furnished to the shareholders of MedCath Incorporated, a North Carolina corporation (the "Company" or "MedCath"), in connection with the solicitation by its Board of Directors (the "Board") of proxies to be used at a Special Meeting of Shareholders (the "Special Meeting") to be held on July 22, 1998 at 10:00 a.m., local time, at Raintree Country Club, located at 8600 Raintree Lane, Charlotte, North Carolina, and at any adjournment or adjournments thereof. This Proxy Statement, the Notice of Special Meeting of Shareholders and the enclosed proxy card are first being
mailed to shareholders of MedCath on or about June   , 1998.


     The Special Meeting has been called to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), which is attached to this Proxy Statement as Appendix A. Pursuant to the Merger Agreement, MCTH Acquisition, Inc. (the "Acquiror"), a newly-formed North Carolina corporation, will be merged with and into MedCath (the "Merger"). In the Merger, each outstanding share of common stock, $.01 par value, of MedCath (the "Common Stock") (other than shares held by shareholders who are entitled to and who have perfected their Dissenters' Rights (as defined below) and shares held by the Acquiror) will be canceled and converted automatically into the right to receive $19 in cash, payable to the holder thereof, without interest.


     The Acquiror is a wholly-owned subsidiary of MedCath Holdings, Inc. (the "Parent"), a newly-formed Delaware corporation organized at the direction of two private investment partnerships, KKR 1996 Fund, L.P. (the "KKR Partnership"), which is an affiliate of Kohlberg Kravis Roberts & Co., L.P. ("KKR"), and Welsh, Carson, Anderson & Stowe VII, L.P. ("WCAS VII"). One other private investment partnership and 12 individuals affiliated with WCAS VII (together with WCAS VII, the "WCAS Investors") will also participate in the transaction. Welsh, Carson, Anderson & Stowe V, L.P. ("WCAS V"), a private investment partnership related to WCAS VII that currently holds approximately 7.5% of the outstanding Common Stock, will not participate in the transaction and will instead receive $19 per share in cash for its shares on the same basis as other MedCath shareholders. Four members of MedCath's management, Stephen R. Puckett, Chairman, President and Chief Executive Officer; David Crane, Executive Vice President and Chief Operating Officer; Charles W. (Todd) Johnson, Senior Vice President-Development and Managed Care; and Richard J. Post, Chief Financial Officer, Secretary and Treasurer (together, the "Management Group") are participating in the transaction, will remain the executive officers of the Company immediately following the Merger and will become the executive officers of the Parent. Mr. Puckett and Mr. Crane will become directors of the Parent. The Management Group, the KKR Partnership and the WCAS Investors are sometimes referred to together as the "Investor Group."


     Immediately prior to the Effective Time (as defined below), certain parties will contribute to the Parent shares of Common Stock or options to purchase Common Stock in exchange for shares of common stock or stock options of the Parent as follows:


   o The Management Group. Each member of the Management Group has agreed to contribute to the Parent in kind at least 50% of the value of his equity interest in MedCath, including both shares of Common Stock and the difference between $19 per share and the exercise prices of his MedCath stock options times the number of shares issuable upon exercise of such options (the "Aggregate Unrealized Gain"). In exchange for shares of Common Stock contributed, each member of the Management Group will receive shares of common stock of the Parent. In exchange for MedCath stock options, each member of the Management Group will receive similar options, which will be fully vested and immediately exercisable, with the same Aggregate Unrealized Gain to purchase shares of common stock of the Parent.

   o The WCAS Investors. Certain of the WCAS Investors, including two non-management members of MedCath's Board of Directors, Patrick J. Welsh and Andrew M. Paul (the "WCAS Directors"), have also agreed to contribute to the Parent a portion of their shares of Common Stock in exchange for shares of the Parent.

   o The Physicians. The approximately 80 physicians who own shares of Common Stock issued to them in connection with the Company's acquisition of contracts to manage their practices (the "Physicians") will be individually offered the opportunity to contribute to the Parent up to 50% of their shares of Common Stock (or, in the case of two of the Physicians, 100% of their shares) in exchange for shares of common stock of the Parent.


   o The Employees. All of the approximately 30 employees of MedCath (not including members of the Management Group) who hold options to purchase shares of Common Stock (the "Employees") will individually be offered the opportunity to exchange their existing options for options to purchase shares of common stock of the Parent. The new options will be fully vested at the time of grant and will have the same Aggregate Unrealized Gain as the canceled options to purchase Common Stock.

     The Board of Directors of the Parent will reserve shares of the Parent's common stock representing 15% of the fully diluted equity of the Parent for the grant after consummation of the Merger of stock options at an exercise price of $19 per share (the "New Options"). It is anticipated that the Management Group will receive a substantial portion of the New Options, which will vest as described under "SPECIAL FACTORS -- Conflicts of Interest."

     If the Merger is consummated, the Management Group, the WCAS Investors and the Physicians will not receive any cash in the Merger for the shares of Common Stock contributed to the Parent. Similarly, the Management Group and the Employees will not receive any cash in the Merger for the Aggregate Unrealized Gain on the options to purchase shares of Common Stock that they exchange for options to purchase shares of common stock of the Parent. Instead, they will all receive equity interests in the Parent and will continue to have indirect ownership interests in MedCath following the Merger. The Management Group, the WCAS Investors and the Physicians will, however, receive cash in the Merger on the same terms as other MedCath shareholders for the shares of Common Stock that they do not contribute to the Parent. The Management Group and the Employees will also receive cash for the Aggregate Unrealized Gain on any stock options that they do not exchange for similar options to purchase shares of common stock of the Parent.


     The aggregate consideration payable in the Merger, excluding fees and expenses, is approximately $242 million. The amount to be paid in cash will be reduced by the aggregate value of the equity interests in MedCath that the Management Group, the WCAS Investors, the Physicians and the Employees contribute to the Parent.

     Approval of the Merger at the Special Meeting will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Shareholders (including the Management Group, the other executive officers of MedCath, the WCAS Investors, WCAS V and the members of the Special Committee) who, as of the record date, beneficially owned approximately 23% of the outstanding shares of Common Stock have either agreed to or expressed their intention to vote their shares for approval of the Merger.


     The consummation of the Merger is subject to a number of conditions. Accordingly, even if shareholders approve the Merger, there can be no assurance that the Merger will be consummated. This Proxy Statement, the Notice of Special Meeting and the enclosed proxy card are first being mailed to
shareholders of the Company on or about June    , 1998.

     The Merger has not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the fairness or merits of the Merger nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

                               TABLE OF CONTENTS




AVAILABLE INFORMATION ..............................................  iii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ....................  iv
SUMMARY ............................................................   1
   Date, Time and Place of the Special Meeting .....................   1
   Purpose of the Special Meeting ..................................   1
   Record Date and Quorum ..........................................   1
   Vote Required ...................................................   1
   Parties to the Merger ...........................................   1
   The Merger ......................................................   3
   Effective Time of the Merger and Payment for Shares .............   3
   The Special Committee's and Board's Recommendation ..............   3
   Opinion of Financial Advisor ....................................   3
   Purpose and Reasons of the Affiliates for the Merger ............   4
   Position of the Affiliates as to Fairness of the Merger .........   4
   Conflicts of Interest ...........................................   4
   Certain Effects of the Merger ...................................   6
   Conditions to the Merger, Termination and Expenses ..............   6
   Federal Income Tax Consequences .................................   8
   Rights of Dissenting Shareholders ...............................   8
   Accounting Treatment ............................................   8
   Financing of the Merger .........................................   8
   Market Prices of Common Stock and Dividends .....................   8
SELECTED CONSOLIDATED FINANCIAL DATA ...............................   9
SPECIAL FACTORS ....................................................  11
   Background of the Merger ........................................  11
   The Special Committee's and the Board's Recommendation ..........  18
   Opinion of Financial Advisor ....................................  22
   Purpose and Reasons of the Affiliates for the Merger ............  25
   Position of the Affiliates as to Fairness of the Merger .........  26
   Conflicts of Interest ...........................................  26
   Certain Effects of the Merger ...................................  30
   Conduct of MedCath's Business After the Merger ..................  30
   Certain Forward Looking Information .............................  30
THE SPECIAL MEETING ................................................  31
   Proxy Solicitation ..............................................  31
   Record Date and Quorum Requirement ..............................  31
   Voting Procedures ...............................................  31
   Voting and Revocation of Proxies ................................  31
   Effective Time ..................................................  31
THE MERGER .........................................................  32
   Conversion of Securities ........................................  32
   Cash-out of MedCath Stock Options ...............................  32
   Transfer of Shares ..............................................  32
   Conditions ......................................................  32
   Representations and Warranties ..................................  33
   Covenants .......................................................  34
   Nonsolicitation Covenant ........................................  35
   Indemnification and Insurance ...................................  35
   Expenses ........................................................  35
   Termination, Amendment and Waiver ...............................  36
   Termination Fee .................................................  36
   Financing .......................................................  37

   Expenses of the Transaction .............................................. 38
   Regulatory Approvals ..................................................... 38
   Accounting Treatment ..................................................... 38
RIGHTS OF DISSENTING SHAREHOLDERS ........................................... 38
FEDERAL INCOME TAX CONSEQUENCES ............................................. 40
BUSINESS OF THE COMPANY ..................................................... 41
   Overview ................................................................. 41
   Hospital Division ........................................................ 41
   Practice Management Division ............................................. 42
   Diagnostics Division ..................................................... 43
CERTAIN FORWARD LOOKING INFORMATION ......................................... 44
   The June Projection ...................................................... 44
   The December Projection .................................................. 45
   The March Projection ..................................................... 46
PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT .................... 47
CERTAIN INFORMATION CONCERNING THE PARENT, THE ACQUIROR AND OTHER AFFILIATES  48
SHAREHOLDER PROPOSALS ....................................................... 49
INDEPENDENT AUDITORS ........................................................ 50
OTHER MATTERS ............................................................... 50


                                  APPENDICES




APPENDIX A -- The Agreement and Plan of Merger ........................................  A-1
APPENDIX B -- Opinion of Goldman, Sachs & Co. .........................................  B-1
APPENDIX C -- Text of Chapter 55, Article 13 of the General Statutes of North Carolina   C-1

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements, and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. 20549 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The same information is also available on the Internet at http://www.FreeEDGAR.com.

     The Company, the Parent, the Acquiror, the Management Group, WCAS VII and the WCAS Directors (the "Affiliates") have filed a Schedule 13E-3 with the Commission with respect to the transactions contemplated by the Merger Agreement. As permitted by the rules and regulations of the Commission, this Proxy Statement omits certain information contained in the Schedule 13E-3. The
Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above. Statements contained in this Proxy Statement or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to such contract or other document filed as an exhibit to the Schedule 13E-3 or such other document, and each such statement shall be deemed qualified in its entirety by such reference.

     No person has been authorized to give any information or make any representation in connection with the solicitation of proxies made hereby other than those contained or incorporated by reference in this Proxy Statement, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Parent or the Acquiror. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by the Company (File No. 0-25176) pursuant to the Exchange Act are incorporated herein by this reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended
September 30, 1997 (as amended by Form 10-K/A-3 filed June   , 1998);

   2. The Company's Current Report on Form 8-K dated March 23, 1998;

     3. The Company's Quarterly Report on Form 10-Q for the fiscal quarter
ended December 31, 1997 (as amended by Form 10-Q/A filed June   , 1998); and

     4. The Company's Quarterly Report on Form 10-Q for the fiscal quarter
ended March 31, 1998 (as amended by Form 10-Q/A filed June   , 1998).

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting are hereby incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.


This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available, without charge, to any person, including any beneficial owner, to whom this Proxy Statement is delivered, on written request to the Company at 7621 Little Avenue, Suite 106, Charlotte, North Carolina 28226, Attention:
Richard J. Post, Secretary. Such documents will be provided to such person by first class mail or other equally prompt means within one business day of receipt of such request. In order to ensure delivery of the documents prior to
the Special Meeting, requests should be received by June   , 1998.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained elsewhere or incorporated by reference in this Proxy Statement. Shareholders are urged to read this Proxy Statement and its appendices in their entirety before voting.


Date, Time and Place of the Special Meeting


     A Special Meeting of Shareholders (the "Special Meeting") of MedCath Incorporated (the "Company" or "MedCath") will be held on July 22, 1998, at 10:00 a.m., local time, at Raintree Country Club, located at 8600 Raintree Lane, Charlotte, North Carolina.



Purpose of the Special Meeting

     At the Special Meeting, the shareholders of the Company will consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), which is attached to this Proxy Statement as Appendix A, pursuant to which MCTH Acquisition, Inc. (the "Acquiror"), a newly-formed North Carolina corporation which is a wholly-owned subsidiary of MedCath Holdings, Inc., a newly-formed Delaware corporation (the "Parent"), would merge with and into MedCath (the "Merger"), which would be the surviving corporation in the Merger, and each outstanding share of common stock, $.01 par value, of MedCath (the "Common Stock"), other than shares held by shareholders who are entitled to and who have perfected their Dissenters' Rights (as defined below) and shares held by the Acquiror will be converted automatically into the right to receive $19 in cash payable to the holders thereof, without interest (the "Cash Merger Consideration"). See "THE MERGER."


Record Date and Quorum


     The Board of Directors of the Company (the "Board") has fixed the close of business on June 22, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or adjournments thereof. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders. At the close of business on the Record Date, there were 11,813,404 shares of Common Stock outstanding. The holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. See "THE SPECIAL MEETING."



Vote Required

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting is required to approve the Merger Agreement. Thus, a failure to vote or a vote to abstain will have the same legal effect as a vote cast against approval. In addition, brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners. A broker non-vote will have the same effect as a vote against the Merger. See "THE SPECIAL MEETING -- Voting Procedures."


     Shareholders (including the Management Group, the other executive officers of MedCath, the WCAS Investors, WCAS V, and the members of the Special Committee) who as of the record date owned 2,772,835, or approximately 23%, of the outstanding shares of Common Stock have either agreed or expressed their intention to vote their shares for approval of the Merger. Holders of 9,040,569 shares of Common Stock, or approximately 77%, of the outstanding shares of Common Stock, remain uncommitted with respect to how they will vote on the Merger. Accordingly, the affirmative vote by holders of Common Stock representing approximately 3,133,868 of such uncommitted shares, or approximately 27% of the outstanding shares, will be required to approve the Merger.



Parties to the Merger

  The Company


     The Company is a provider of cardiology and cardiovascular services through the development, operation and management of specialized cardiac facilities and the management of physician practices. The Company operates four specialty heart hospitals: The McAllen Heart Hospital in McAllen, Texas (which opened in January 1996), the Arkansas Heart Hospital in Little Rock, Arkansas (which opened in March 1997), the Tucson Heart Hospital in Tucson, Arizona (which opened in

October 1997) and the Arizona Heart Hospital in Phoenix, Arizona (which opened in June 1998). (These hospitals are sometimes referred to in this Proxy Statement as "McAllen," "Little Rock," "Tucson" and "Phoenix" respectively.) The Company has four additional heart hospitals under development. (The Company's existing and planned heart hospitals are referred to in this Proxy Statement as "Heart Hospitals.") The Company also manages six medical practices comprising approximately 115 physicians, manages eight fixed-site cardiac diagnostic and therapeutic centers, and owns and operates 23 mobile cardiac catheterization laboratories serving networks of hospitals. The principal executive offices of the Company are located at 7621 Little Avenue, Suite 106, Charlotte, North Carolina 28226. The Company's telephone number is (704) 541-3228. See "BUSINESS OF THE COMPANY."



  The Acquiror

     The Acquiror is a newly-formed North Carolina corporation organized at the direction of the Parent for the sole purpose of effecting the Merger and has not conducted any prior business. The principal executive offices of the Acquiror are located at 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025. The Acquiror's telephone number is (650) 233-6560.


  The Parent


     The Parent is a newly-formed Delaware corporation organized at the direction of the KKR Partnership and WCAS VII, each of which is a private investment partnership. See "CERTAIN INFORMATION CONCERNING THE PARENT, THE ACQUIROR AND OTHER AFFILIATES." Prior to the consummation of the Merger, certain members of the Investor Group will contribute to the Parent shares of Common Stock or options to purchase Common Stock in exchange for shares of common stock or stock options of the Parent as follows:



   o The KKR Partnership. The KKR Partnership will contribute up to approximately $106 million in cash, provided that such contribution is subject to reduction by an amount equal to one-half of the Aggregate Unrealized Gain on the stock options contributed to the Parent by the Employees.



   o The WCAS Investors. The WCAS Investors will contribute an aggregate of 262,474 shares of Common Stock (valued at $19 per share with an aggregate value of approximately $5 million), plus approximately $101 million of cash, such that the total amount of the WCAS Investors' contribution to the Parent is equal to approximately $106 million; provided that the cash portion of such contribution is subject to reduction by an amount equal to (i) the aggregate value (at $19 per share) of the shares of Common Stock contributed to the Parent by the Physicians and (ii) one-half of the Aggregate Unrealized Gain on the stock options contributed to the Parent by the Employees. The WCAS Investors include WCAS VII, WCAS Healthcare Partners, L.P., a private investment limited partnership, and 13 individuals who are affiliates of WCAS VII or have a business relationship with WCAS VII.

   o The Management Group. Each member of the Management Group has agreed to contribute to the Parent in kind at least 50% of the value of his equity interest in MedCath, including both shares of Common Stock and the difference between $19 per share and the exercise prices of his MedCath stock options times the number of shares issuable upon exercise of such options (the "Aggregate Unrealized Gain"). In exchange for shares of Common Stock contributed, each member of the Management Group will receive shares of common stock of the Parent. In exchange for MedCath stock options, each member of the Management Group will receive similar options, which will be fully vested and immediately exercisable, with the same Aggregate Unrealized Gain to purchase shares of common stock of the Parent. The members of the Management Group are the following executive officers of MedCath: Stephen R. Puckett, Chairman of the Board, President and Chief Executive Officer; David Crane, Executive Vice President and Chief Operating Officer; Charles W. (Todd) Johnson, Senior Vice President -- Development and Managed Care; and Richard J. Post, Chief Financial Officer, Secretary and Treasurer. Following consummation of the Merger, the current executive officers of MedCath will retain their positions with MedCath and become the executive officers of the Parent.

   o The Physicians. The approximately 80 physicians who own shares of Common Stock issued to them in connection with the Company's acquisition of contracts to manage their practices (the "Physicians") will be individually offered the opportunity to contribute to the Parent up to 50% of their shares of Common Stock (or, in the case of two of the Physicians, 100% of their shares) in exchange for shares of common stock of the Parent.


   o The Employees. All of the approximately 30 employees of MedCath (not including members of the Management Group) who hold options to purchase shares of Common Stock (the "Employees") will individually be offered the opportunity to exchange their existing options for options to purchase shares of common stock of the Parent. The new options will be fully vested at the time of grant and will have the same Aggregate Unrealized Gain as the canceled options to purchase Common Stock.


The executive offices of the Parent are located at 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025. The Parent's telephone number is (650) 233-6560.



The Merger

     The Merger Agreement provides that subject to satisfaction of certain conditions, the Acquiror will be merged with and into MedCath, and that following the Merger, the separate existence of the Acquiror will cease and MedCath will continue as the surviving corporation and a wholly-owned subsidiary of the Parent. At the effective time of the Merger, which shall be the date and time of filing of Articles of Merger with the Secretary of State of the State of North Carolina (the "Effective Time"), and subject to the terms and conditions set forth in the Merger Agreement, each share of issued and outstanding Common Stock (other than shares as to which Dissenters' Rights (as defined below) are properly perfected and not withdrawn and shares held by the Acquiror) will, by virtue of the Merger, be canceled and converted into the right to receive $19 in cash, without interest (the "Cash Merger Consideration"). As a result of the Merger, MedCath's Common Stock will no longer be publicly traded and will be 100% owned by the Parent. See "THE MERGER."


Effective Time of the Merger and Payment for Shares


     The Effective Time is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions of the Merger Agreement. See " -- Conditions to the Merger, Termination and Expenses" and "THE MERGER -- Conditions." Detailed instructions with regard to the surrender of share certificates, together with a letter of transmittal, will be forwarded to shareholders by the Company's transfer agent, LaSalle National Bank (the "Disbursing Agent"), promptly following the Effective Time. Shareholders should not submit their certificates to the Disbursing Agent until they have received such materials. The Disbursing Agent will send payment of the Cash Merger Consideration to shareholders as promptly as practicable following receipt by the Disbursing Agent of their certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. See "THE MERGER -- Conversion of Securities." Shareholders should not send any share certificates at this time.



The Special Committee's and Board's Recommendation


     In July 1997, because of the possibility of a sale of the Company in a transaction in which management and the WCAS Directors might have a continuing financial interest, the Board appointed a committee of disinterested directors to review and evaluate the Company's strategic options, including a possible sale of the Company (the "Special Committee"). Based on the factors set forth in this Proxy Statement (see "SPECIAL FACTORS -- The Special Committee's and the Board's Recommendation"), the Special Committee unanimously recommended to the Board that the Merger Agreement be approved and that it be recommended to the shareholders of the Company. Following the unanimous recommendation of the Special Committee, the Board approved the Merger Agreement and recommended that the shareholders of the Company approve the Merger Agreement. In connection with the foregoing, the Special Committee and the Board determined that the Merger is substantively and procedurally fair to the shareholders of the Company other than the Investor Group. The Special Committee and the Board each reconfirmed, as of the date of this Proxy Statement, that the Merger is substantively and procedurally fair to the shareholders of the Company other than the Investor Group. At the meetings of the Board at which the Merger Agreement was considered, all directors other than the members of the Special Committee either abstained from voting or absented themselves from the meeting due to their conflicts of interests. See "SPECIAL FACTORS -- Conflicts of Interest." In connection with their recommendations, the Special Committee and the Board each adopted the analyses and findings of the Special Committee's financial advisor, Goldman, Sachs & Co. See "SPECIAL FACTORS -- Opinion of Financial Advisor." The Special Committee and the Board recommend that the shareholders vote "For" the approval of the Merger Agreement.



Opinion of Financial Advisor

     Goldman, Sachs & Co. ("Goldman Sachs") provided its oral opinion to the Special Committee on March 12, 1998 that, as of the date of such opinion, the Cash Merger Consideration pursuant to the Merger Agreement was fair from a financial point of view to the holders of the outstanding shares of Common Stock (excluding the Investor Group). Goldman Sachs subsequently confirmed its earlier opinion by delivery of its written opinion dated the date hereof.

     The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B and is incorporated herein by reference. The opinion of Goldman Sachs referred to herein does not constitute a recommendation as to how any holder of such shares should vote with respect to the Merger. Holders of shares of Common Stock are urged to, and should, read such opinion in its entirety. See "SPECIAL FACTORS -- Opinion of Financial Advisor."


     The Company has agreed to pay Goldman Sachs, contingent upon consummation of the Merger, a transaction fee of 1% of the aggregate consideration (the total value of the Common Stock valued at $19 per share plus the outstanding debt of MedCath assumed by Acquiror), subject to a minimum of $3.25 million. The Company has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.



Purpose and Reasons of the Affiliates for the Merger

     The purpose of the Parent, the Acquiror, the members of the Management Group, WCAS VII and the WCAS Directors (the "Affiliates") for engaging in the transactions contemplated by the Merger Agreement is to acquire, together with any participating Physicians and Employees, up to 100% of the ownership of the Company. The Affiliates believe that as a private company MedCath will have greater operating flexibility to focus on enhancing value by emphasizing growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings and the potentially disruptive effect associated with losses in connection with the construction and start-up of new Heart Hospitals.



     The members of the Management Group beneficially own, in the aggregate, approximately 15.2% of the outstanding Common Stock. The two WCAS Directors may be deemed to beneficially own, in the aggregate, approximately 8.2% and 7.7%, respectively, of the outstanding Common Stock, including 7.5% that is held of record by WCAS V. See "PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT."

     Prior to consummation of the Merger, members of the Management Group have agreed to contribute a portion of their equity interests in MedCath to the Parent, representing an investment of approximately $17 million in the Parent (based on the $19 per share to be received by shareholders in the Merger), in exchange for 668,016 shares of common stock of the Parent and options to purchase 294,767 shares of common stock of the Parent. The WCAS Investors have agreed to contribute an aggregate of 262,474 shares of Common Stock to the Parent (of which 88,385 will be contributed by the WCAS Directors) in exchange for an equivalent number of shares of common stock of the Parent.

     As a result of the Merger, the KKR Partnership will acquire, indirectly through the Parent for an investment of up to approximately $106 million, up to approximately 46% of the equity interest in the Company; the WCAS Investors will acquire, indirectly through the Parent for an investment of up to approximately $106 million, up to approximately 46% of the equity interest in the Company, and the Management Group will acquire, indirectly through the Parent for an investment in kind of approximately $17 million of their equity interest in MedCath, approximately 8% of the equity interest in the Company. See "SPECIAL FACTORS -- Background of the Merger." Members of the Management Group and the WCAS Investors will also receive the Cash Merger Consideration for the remainder of their investment in the Company on the same terms as other shareholders.



Position of the Affiliates as to Fairness of the Merger


     Each of the Affiliates has considered the analyses and findings of the Special Committee and the Board (described in detail in "SPECIAL FACTORS -- The Special Committee's and the Board's Recommendation") with respect to the fairness of the Merger to the unaffiliated shareholders of the Company. As of the date of this Proxy Statement, each of the Affiliates adopts the analyses and findings of the Special Committee and the Board with respect to the fairness of the Merger and believes that the Merger is both procedurally and substantively fair to the Company's unaffiliated shareholders; provided that no opinion is expressed as to the fairness to any shareholder making an investment in the Parent. None of the Affiliates makes any recommendation as to how the Company's shareholders should vote on the Merger Agreement. See "SPECIAL FACTORS -- Position of the Affiliates as to Fairness of the Merger." The WCAS Directors have financial interests in the Merger and the members of the Management Group have financial and employment interests in the Merger. See "SPECIAL FACTORS -- Conflicts of Interest."



Conflicts of Interest

     In considering the recommendation of the Board with respect to the Merger, shareholders should be aware that certain officers and directors of MedCath and affiliates of these officers and directors have interests in connection with the Merger which may present them with actual or potential conflicts of interest, which are described in more detail under "SPECIAL FACTORS -- Conflicts of Interest."


     The Management Group. After consummation of the Merger, members of the Management Group will own shares of common stock of the Parent, and fully vested options to purchase such shares, representing approximately 8% of such shares expected to be then issued and outstanding (assuming exercise of such options). The Parent, the KKR Partnership and WCAS VII have also agreed with the Management Group that the Parent will reserve for issuance, pursuant to future grants of additional options, shares of common stock of the Parent representing 15% of the fully diluted equity of the Parent. It is contemplated that members of the Management Group will receive a substantial portion of such option grants. In addition, the Management Group will become executive officers of the Parent and will designate two persons, Stephen R. Puckett and David Crane, to serve on the Board of the Parent immediately following the Merger. As a condition to the Merger Agreement, the members of the Management Group have entered into a voting agreement with the Acquiror and the Parent pursuant to which they have agreed to vote their shares of Common Stock in favor of the Merger.


     Shares of Common Stock held by the Management Group that are not contributed to the Parent will be converted into the right to receive the same Cash Merger Consideration as shares of Common Stock held by other shareholders of MedCath. Options to purchase shares of Common Stock held by the members of the Management Group that are not exchanged for similar options to purchase shares of common stock of the Parent will be converted into the right to receive a cash payment equal to the Aggregate Unrealized Gain on such stock options. See "THE MERGER -- Cash-out of MedCath Stock Options."


     The members of the Management Group will, upon consummation of the Merger, enter into new employment agreements with the Parent replacing their existing employment agreements with MedCath. The new employment agreements will provide for the payment to them of base salaries, possible annual cash bonuses, potential severance benefits and a separate payment in respect of the termination of their previously existing employment agreements. The base salaries for each of Stephen R. Puckett, David Crane, Charles W. (Todd) Johnson and Richard J. Post pursuant to each of their employment agreements will initially remain at their current levels of $375,680, $263,172, $189,996 and $157,992, respectively. The potential annual cash bonuses for each of the members of the Management Group pursuant to each of their employment agreements will equal a percentage of each of their base salaries, be calculated using a bonus formula comparable to the bonus formula in effect immediately prior to the Merger, and will depend upon the Company meeting or exceeding certain performance targets to be established yearly by the Board.

     The consummation of the Merger will constitute a "change of control" triggering severance payment obligations under their existing employment agreements. In connection with entering into their new employment agreements, each member of the Management Group has agreed to waive any rights and forego any severance payments that he may have under his current employment agreement or that he might otherwise be entitled to upon a "change of control" of the Company in consideration of the payments to be received pursuant to the new employment agreements described immediately below. If they had not agreed to forego such payments, then Stephen R. Puckett, David Crane, Charles W. (Todd) Johnson and Richard J. Post would have been entitled to receive $778,342, $613,326, $530,155 and $441,982 respectively, under their current employment agreements upon the occurrence of a "Change of Control." See "SPECIAL FACTORS -- Conflicts of Interest."

     Each member of the Management Group will be entitled under his new employment agreement to a separate payment in respect of the termination of his previously existing employment agreement and a separate payment in respect of a covenant not to compete. The amounts of such payments to be received by each member of the Management Group immediately after consummation of the Merger are set forth in the table below.





Management Group Member             Termination Payment   Non-Compete Payment
---------------------------------- --------------------- --------------------
       Stephen R. Puckett          $378,342              $400,000
       David Crane                       298,326               315,000
       Charles W. (Todd) Johnson         265,155               265,000
       Richard J. Post                   221,982               220,000



     After consummation of the Merger, the Parent and the members of the Management Group will enter into a stockholders' agreement that will restrict the Management Group's ability to transfer the shares of common stock of the Parent to be owned by them. The agreement will give them (or their estates) the right in certain events to sell, and will obligate the Parent to purchase, their shares of common stock of the Parent. The agreement will also grant them certain registration rights for their shares of the Parent and will further give the Parent the right to call their shares at a specified price upon the occurrence of certain events.

     The WCAS Directors. After consummation of the Merger, the WCAS Directors may be deemed to beneficially own approximately 44% of the shares of common stock of the Parent expected to be then issued and outstanding (including approximately 43% that will be held of record by WCAS VII, which the WCAS Directors and certain of the other individual WCAS Investors may be deemed to indirectly beneficially own). In addition, the WCAS Investors will designate three persons to serve on the Board of Directors of the Parent following the Merger.

     Upon consummation of the Merger, MedCath will pay a financial advisory fee to WCA Management Corporation, the investment adviser to WCAS VII and related funds ("WCA Management"), of not more than $2.5 million. In addition, MedCath will pay WCA Management a monitoring fee annually in an amount to be determined after consummation of the Merger.

     The Special Committee. The members of the Special Committee will receive a payment for their shares of Common Stock and the Aggregate Unrealized Gain on such options in the aggregate amount of $1,212,750 upon consummation of the Merger. As compensation for serving on the Special Committee, which met more than 20 times from July 1997 through the date of this Proxy Statement, the members of the Special Committee each received fees in the amount of $20,000, which were paid pursuant to the Board's policy for compensation of directors for attendance at committee meetings. Members of the Special Committee will be entitled to certain indemnification rights granted under the Merger Agreement to the current and former directors and officers of the Company. See "SPECIAL FACTORS -- Conflicts of Interest."


     Indemnification Rights. The Merger Agreement provides that the current and former directors and officers of the Company (including the members of the Special Committee) will be indemnified by the Company, to the full extent permitted by applicable law, against all liabilities (including reasonable attorneys' fees) relating to actions or omissions arising out of such directors or officers being a director, officer, employee or agent of the Company at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement). In addition, the directors and executive officers of the Company will be provided with continuing directors' and officers' liability insurance coverage following the Merger, subject to certain limitations. See "SPECIAL FACTORS -- Conflicts of Interest."


Certain Effects of the Merger


     As a result of the Merger, the entire equity interest in the Company will be owned (indirectly through the Parent) by the Investor Group and by the Physicians and the Employees who elect to invest in the Parent. The public shareholders will no longer have any interest in, and will not be shareholders of, MedCath, and therefore will not participate in MedCath's future earnings and potential growth. Instead, the public shareholders will have the right to receive $19 in cash, without interest, for each share held (other than shares in respect of which Dissenters' Rights (as defined below) have been perfected). An equity investment in the Company (indirectly through an equity investment in the Parent) following the Merger involves substantial risk resulting from the limited liquidity of any such investment and the leverage resulting from the future borrowings that will be required to fund the substantial capital expenditures necessary to execute the Company's business strategy. Nonetheless, if the Company successfully executes its business strategy, the value of such an equity investment would be considerably greater than the original cost thereof. See "SPECIAL FACTORS -- Conflicts of Interest" and "CERTAIN FORWARD LOOKING INFORMATION."


     In addition, the Common Stock will no longer be traded on the Nasdaq National Market and price quotations with respect to sales of shares in the public market will no longer be available. The registration of the Common Stock under the Exchange Act will terminate, and this termination will eliminate the Company's obligation to file periodic financial and other information with the Commission and will make most other provisions of the Exchange Act inapplicable. See "SPECIAL FACTORS -- Certain Effects of the Merger."


Conditions to the Merger, Termination and Expenses


     Each party's obligation to effect the Merger is subject to satisfaction of a number of conditions, each of which may be waived by a specified party or parties (to the extent permitted by law), including with respect to one or both parties: (i) the Merger Agreement shall have been approved by holders of a majority of the outstanding shares of Common Stock, (ii) all required consents and approvals shall have been obtained, (iii) the Acquiror shall have obtained financing on terms satisfactory to it, (iv) the representations and warranties of the parties shall be true and correct in all material respects as of the Effective Time except as contemplated by the Merger Agreement, and (v) neither MedCath nor any of its subsidiaries shall be under investigation for any violation of the "Stark" laws, anti-kickback laws or the laws relating to Medicare, Medicaid, CHAMPUS, or any rules or regulations related thereto. Any or all of the conditions that have not been satisfied may be waived (other than the condition that the Merger Agreement shall have been approved by holders of a majority of the outstanding shares of Common Stock). After approval of the Merger Agreement by the shareholders of MedCath, however, no condition may be waived which reduces the amount or changes the form of the Cash Merger Consideration to be received by the shareholders or that would adversely affect the shareholders of MedCath unless a waiver of such condition is approved by the shareholders. If, after the Special Meeting is held and the shareholders approve the Merger Agreement, the members of the Company's Board of Directors, in the exercise of their fiduciary duties and applying the foregoing standard, determine that any proposed amendment or waiver of a provision in the Merger Agreement (including any of the conditions to closing) requires the approval of the Company's shareholders, the Board of Directors will schedule another Special Meeting and resolicit proxies from the Company's shareholders. See "THE MERGER -- Conditions." Even if the shareholders approve the Merger Agreement, there can be no assurance that the Merger will be consummated.


     At any time prior to the Effective Time, the Merger Agreement may be terminated by the mutual consent of the Board and the Board of Directors of the Acquiror. In addition, any of the parties may terminate the Merger Agreement prior to the Effective Time if (i) the conditions precedent to effecting the Merger have not occurred on or before August 31, 1998 (which failure to become effective shall not be the result primarily of the breach of any representation, warranty or covenant by the party desiring to terminate), (ii) the requisite approval by the shareholders of MedCath has not been obtained, or
(iii) a court or other governmental entity permanently enjoins, restrains or prohibits the Merger and such action is final and non-appealable. See "THE MERGER -- Termination, Amendment and Waiver."

     The Merger Agreement may be terminated by the Acquiror prior to the Effective Time by written notice to MedCath if (i) MedCath breaches any representation, warranty or covenant and fails to cure such breach within thirty days after written notice, (ii) the Board withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger, (iii) MedCath enters into a definitive agreement with any party regarding an Acquisition Proposal (as defined below), or (iv) a third party commences a tender or exchange offer for 25% or more of the Common Stock and the Board has recommended that MedCath's shareholders tender their shares in connection with such offer.

     An "Acquisition Proposal" is defined under the Merger Agreement to include any offer or proposal by any corporation, partnership, person or other entity or group concerning any tender or exchange offer, proposal for a merger, share exchange, recapitalization, consolidation or other business combination involving MedCath or any of its subsidiaries or divisions, or any proposal or offer to acquire in any manner, directly or indirectly, a significant equity interest in, or a substantial portion of the assets, of MedCath or any of its subsidiaries, other than pursuant to the transactions contemplated by the Merger Agreement.


     MedCath may terminate the Merger Agreement if (i) the Board or Special Committee determines, based upon advice of counsel, that the continued recommendation of the Merger or the Merger Agreement would violate fiduciary duties of the Board under applicable law, (ii) the Board or Special Committee determines that MedCath has entered into a definitive agreement with any party regarding an Acquisition Proposal, provided the Board first determines, based upon advice of counsel, that failing to take such action would violate the Board's fiduciary duties under applicable law, or (iii) a third party commences a tender or exchange offer for 25% or more of the Common Stock and the Board has recommended that the shareholders of MedCath tender their shares in connection with such offer, provided that the Board or Special Committee first determines, based upon advice of counsel, that failing to take such action would violate the Board's fiduciary duties under applicable law. See "THE MERGER -- Termination, Amendment and Waiver."


     MedCath has agreed to pay a termination fee (the "Termination Fee") in the amount of $6,774,640 to the Acquiror in the event the Merger Agreement is terminated by MedCath due to certain events, including (i) the Board or the Special Committee withdrawing or modifying its approval or recommendation of the Merger Agreement or the Merger in connection with the exercise of its fiduciary duties, (ii) MedCath entering into a definitive agreement with any party with respect to an Acquisition Proposal following a determination that the Company's failure to do so would violate the Board's fiduciary duties or
(iii) the commencement by a third party of a tender offer for 25% or more of the Common Stock which the Board has recommended to MedCath's shareholders. See "THE MERGER -- Termination Fee."

     Each of the parties has agreed to pay its own costs and expenses in connection with the Merger. In the event, however, that the Merger Agreement is terminated due to the failure of MedCath's shareholders to approve the transaction, MedCath has agreed to reimburse the Acquiror for its reasonable out-of-pocket fees and expenses. See "THE MERGER -- Expenses" and " -- Termination Fee."

Federal Income Tax Consequences
     The receipt of the Cash Merger Consideration by holders of Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes. All holders of Common Stock are urged to consult their tax advisors to determine the effect of the Merger on such holders under federal, state, local and foreign tax laws. See "FEDERAL INCOME TAX CONSEQUENCES."



Rights of Dissenting Shareholders

     Any shareholder of MedCath who does not vote in favor of the proposal to approve the Merger Agreement and who complies strictly with the applicable provisions of Article 13 of Chapter 55 of the North Carolina General Statutes ("Article 13") has the right to dissent and be paid cash for the "fair value" for such holder's shares of Common Stock ("Dissenters' Rights"). The applicable provisions of Article 13 are attached to this Proxy Statement as Appendix C. To perfect Dissenters' Rights with respect to the Merger, a MedCath shareholder must follow the procedures set forth therein precisely. Those procedures are summarized in this Proxy Statement under "RIGHTS OF DISSENTING SHAREHOLDERS."

     Shares of Common Stock held by persons properly exercising Dissenters' Rights (the "Dissenting Shares") will not be converted into the Cash Merger Consideration in the Merger and after the Effective Time will represent only the right to receive such consideration as is determined to be due such dissenting shareholder pursuant to Article 13. If after the Effective Time any dissenting shareholder fails to perfect or loses such right to payment or appraisal under Article 13, each share of Common Stock of such shareholder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Cash Merger Consideration.


Accounting Treatment
     The Merger will be treated as a purchase business combination for accounting purposes.


Financing of the Merger

     It is estimated that approximately $260 million will be required to consummate the Merger and pay related fees and expenses. This sum will be provided by (i) equity contributions to the Parent of up to approximately $106 million from currently available funds by each of the KKR Partnership and the WCAS Investors (reduced, in the case of the WCAS Investors, by the aggregate value (at $19 per share) of the shares of Common Stock contributed to the Parent by the WCAS Investors and by the Physicians, and, in the case of each of the WCAS Investors and the KKR Partnership, by an amount equal to one-half of the Aggregate Unrealized Gain on the stock options contributed to the Parent by the Employees), (ii) a contribution in kind of approximately $17 million in value of their equity interests in MedCath by the Management Group and (iii) a draw of approximately $31 million under the MedCath revolving credit facility. See "THE MERGER -- Financing."



Market Prices of Common Stock and Dividends
     The Common Stock is traded on the Nasdaq National Market (symbol: MCTH). The following table sets forth the high and low sales prices for each quarterly period for the two most recent fiscal years and for the current fiscal year to date.



                                                    Fiscal Years Ended or Ending September 30,
                                  -------------------------------------------------------------------------------
                                           1996                     1997                         1998
                                  ----------------------   -----------------------   ----------------------------
                                     High         Low         High          Low           High            Low
                                  ----------   ---------   ----------   ----------   -------------   ------------
       First Quarter ..........    $25 3/4      $    17     $17 1/2      $12 1/8     $18 1/8         $   13
       Second Quarter .........         30       18 1/2          16           14      18 3/8         12 3/4
       Third Quarter ..........     42 5/8       10 3/4          16       12 3/8     18 9/16*        17 3/4*
       Fourth Quarter .........     19 1/4        7 3/4      20 1/4       14 5/8

---------

* Through June , 1998
     On March 12, 1998, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of Common Stock as reported by Nasdaq was $16.50. On June , 1998, the last trading day prior to printing of this Proxy Statement, the closing price per share of Common Stock
as reported by Nasdaq was $   .

     At June 22, 1998, there were   holders of record of Common Stock and
approximately   persons or entities holding in nominee name.


     The Company has never paid any cash dividends on its Common Stock. Under the Merger Agreement, the Company has agreed not to pay any dividends on the Common Stock prior to the Effective Time.

     In April 1996, MedCath made an underwritten public offering of 2,300,000 shares of Common Stock. The offering price per share was $28.75, and the net proceeds received by MedCath were approximately $62.5 million.

                     SELECTED CONSOLIDATED FINANCIAL DATA



     The following table sets forth selected historical financial data and other operating information of the Company for each of the five fiscal years ended September 30, 1997, which are derived from the audited consolidated financial statements of the Company. The consolidated financial statements for the five fiscal years ended September 30, 1997 have been audited by Ernst & Young LLP, independent auditors, except that the financial statements for the two years ended December 31, 1994 of HealthTech Corporation, a consolidated subsidiary acquired in April 1995 in a business combination accounted for as a pooling of interests, have been audited by other independent auditors. The historical financial data of the Company for the six month periods ended March 31, 1997 and 1998 are derived from unaudited condensed consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998, incorporated herein by reference. The unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the consolidated financial position and consolidated results of operations for these periods. The data are qualified by reference to, and should be read in conjunction with, the Consolidated Financial Statements, related Notes and other financial information included in the Company's Annual Report on Form 10-K (as amended) for the year ended September 30, 1997, incorporated by reference herein.



                             MEDCATH INCORPORATED



                     SELECTED CONSOLIDATED FINANCIAL DATA
                 (Dollars in thousands, except per share data)




Income Statement Data (1)




                                                                     Year Ended September 30,
                                                  ---------------------------------------------------------------
                                                      1993        1994        1995(2)        1996        1997
                                                  ----------- ----------- -------------- ----------- ------------
Net revenue .....................................  $ 17,635    $ 25,892      $ 40,106     $ 66,191    $ 110,910
Medical supplies, personnel and other
 operating expenses .............................     9,113      13,239       23,586        43,502       73,109
Depreciation and amortization expense ...........     2,179       2,767        3,633         6,649       12,855
Provision for doubtful accounts .................        --          --           --           735        2,083
Marketing, general and administrative
 expense ........................................     2,601       3,492        4,438         5,408        7,037
                                                   --------    --------      --------     --------    ---------
Income from operations ..........................     3,742       6,394        8,449         9,897       15,826
Interest expense, net ...........................    (1,235)     (1,632)            (8)       (523)      (3,018)
Minority interest in earnings of consolidated
 entities .......................................      (654)       (893)      (1,530)         (979)      (1,539)
Equity in net earnings of unconsolidated
 joint venture ..................................        --          93          117           104           --
                                                   --------    --------      ---------    --------    ---------
Income before income taxes and
 extraordinary item .............................     1,853       3,962        7,028         8,499       11,269
Provision for income taxes ......................      (551)     (1,497)      (2,777)       (3,297)      (4,315)
                                                   --------    --------      ---------    --------    ---------
Income before extraordinary item ................     1,302       2,465        4,251         5,202        6,954
Extraordinary loss ..............................        --          --         (228)           --         (230)
                                                   --------    --------      ---------    --------    ---------
Net income ......................................  $  1,302    $  2,465      $ 4,023      $  5,202    $   6,724
                                                   ========    ========      =========    ========    =========
Net income per weighted average share: (3)
 Income before extraordinary item ...............  $   0.38    $   0.73      $  0.55      $   0.53    $    0.62
 Extraordinary loss .............................        --          --       ( 0.03)           --       ( 0.02)
                                                   --------    --------      ---------    --------    ---------
 Net income .....................................  $   0.38    $   0.73      $  0.52      $   0.53    $    0.60
                                                   ========    ========      =========    ========    =========
 Shares used in computation .....................     3,388       3,395        7,760         9,875       11,149
                                                   ========    ========      =========    ========    =========
Net income per share assuming dilution: (3)
 Income before extraordinary item ...............  $   0.22    $   0.42      $  0.51      $   0.51    $    0.60
 Extraordinary loss .............................        --          --       ( 0.03)           --       ( 0.02)
                                                   --------    --------      ---------    --------    ---------
 Net income .....................................  $   0.22    $   0.42      $  0.48      $   0.51    $    0.58
                                                   ========    ========      =========    ========    =========
 Shares used in computation .....................     5,832       5,918        8,381        10,193       11,686
                                                   ========    ========      =========    ========    =========



                                                     Six Months Ended
                                                         March 31,
                                                  -----------------------
                                                      1997        1998
                                                  ----------- -----------
                                                        (Unaudited)
Net revenue .....................................  $ 49,564    $ 90,511
Medical supplies, personnel and other
 operating expenses .............................    32,547      62,151
Depreciation and amortization expense ...........     4,955      10,682
Provision for doubtful accounts .................       938       2,842
Marketing, general and administrative
 expense ........................................     3,699       4,118
                                                   --------    --------
Income from operations ..........................     7,425      10,718
Interest expense, net ...........................      (279)     (4,111)
Minority interest in earnings of consolidated
 entities .......................................      (840)     (1,758)
Equity in net earnings of unconsolidated
 joint venture ..................................        --          12
                                                   --------    --------
Income before income taxes and
 extraordinary item .............................     6,306       4,861
Provision for income taxes ......................    (2,454)     (1,896)
                                                   --------    --------
Income before extraordinary item ................     3,852       2,965
Extraordinary loss ..............................        --          --
                                                   --------    --------
Net income ......................................  $  3,852    $  2,965
                                                   ========    ========
Net income per weighted average share: (3)
 Income before extraordinary item ...............  $   0.35    $   0.25
 Extraordinary loss .............................        --          --
                                                   --------    --------
 Net income .....................................  $   0.35    $   0.25
                                                   ========    ========
 Shares used in computation .....................    11,141      11,669
                                                   ========    ========
Net income per share assuming dilution: (3)
 Income before extraordinary item ...............  $   0.33    $   0.24
 Extraordinary loss .............................        --          --
                                                   --------    --------
 Net income .....................................  $   0.33    $   0.24
                                                   ========    ========
 Shares used in computation .....................    11,667      12,286
                                                   ========    ========

                              Balance Sheet Data




                                                                           September 30,                         March 31,
                                                     --------------------------------------------------------- ------------
                                                        1993       1994        1995        1996        1997        1998
                                                     ---------- ---------- ----------- ----------- ----------- ------------
                                                                                                                (Unaudited)
Cash and short-term investments ....................  $ 3,452    $ 5,466    $ 18,525    $ 61,693    $ 42,951     $ 18,531
Working capital ....................................    2,186      2,893      17,240      64,816      47,498       27,947
Total assets .......................................   23,034     37,905      78,372     181,681     259,008      333,494
Long-term debt and capital leases, excluding current
 maturities ........................................    5,810     13,198      15,734      45,896      98,863      149,498
Subordinated debt ..................................    3,766      3,842          --          --          --           --
Redeemable convertible preferred stock .............    6,763      6,763          --          --          --           --
Shareholders' equity ...............................    1,479      4,256      50,494     120,245     127,137      139,040


Cash Flow and Other Data (1)




                                                                                                           Six Months Ended
                                                            Year Ended September 30,                           March 31,
                                           ----------------------------------------------------------- -------------------------
                                              1993       1994       1995(2)       1996         1997        1997         1998
                                           ---------- ---------- ------------ ------------ ----------- ------------ ------------
                                                                                                              (Unaudited)
Net cash provided by operating activities   $  4,237   $  6,061   $   7,963    $   7,115    $  14,992   $   3,903    $   2,193
Net cash used in investing activities ....    (7,273)    (9,572)    (31,299)     (98,693)     (55,016)    (24,699)     (62,281)
Net cash provided by financing activities      5,255      3,524      26,496       89,782       52,605      26,646       55,402
EBITDA (4) ...............................     5,921      9,161      12,082       16,456       28,681      12,380       21,400


---------
(1) The ratio of earnings to fixed charges for the fiscal years ended September 30, 1996 and 1997 was 2.60x and 2.09x, respectively. The ratio of earnings to fixed charges for the six month periods ended March 31, 1997 and 1998 was 2.75x and 1.66x, respectively. The book value per share as of September 30, 1997 and March 31, 1998 was $11.38 and $11.92 per share, respectively.


(2) Includes the results of operations of PhysMed Management Services, Inc., which was acquired in a purchase business combination effective October 1, 1994. See Note 3 of Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K (as amended) for the year ended September 30, 1997, incorporated by reference herein.

(3) The net income per share amounts prior to the three months ended December 31, 1997, have been restated to comply with Statement of Financial Accounting Standard No. 128, "Earnings Per Share" ("SFAS 128"). For further discussion of earnings per share and the impact of SFAS 128, see Note 16 of Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K (as amended) for the year ended September 30, 1997, incorporated herein by reference.

(4) EBITDA represents income from operations before depreciation, amortization, interest, minority interests, equity in income of unconsolidated subsidiaries and income taxes. While EBITDA should not be construed as a substitute for income from operations or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs.

                                SPECIAL FACTORS


Background of the Merger

     Management's Preliminary Discussions Regarding a Sale of the Company. During the Spring of 1997, the Management Group discussed the effect on the market price of the Common Stock (which during the Spring frequently had traded below the Company's initial public offering price of $14 per share) of start-up losses experienced by new Heart Hospitals, the large capital expenditure budget associated with the development of Heart Hospitals and fluctuations in the Company's profitability. Management concluded that, under the Company's existing operating strategy, shareholders likely would not begin to realize the value management believed is inherent in the Company's business strategy until a significant number of Heart Hospitals had achieved profitability. Once this had occurred, management believed the cash flow and earnings generated by its existing Heart Hospitals would be sufficient to absorb the development costs and start-up expenses associated with opening new hospitals, which management believed had historically depressed the market price of the Common Stock. Management believed such a critical mass of profitable hospitals would not exist for a minimum of two years. See " -- The Special Committee's and the Board's Recommendation" for a discussion of these factors.

     Management considered that a sale of the Company to a strategic or financial buyer having the financial resources to absorb the short-term losses that are inherent in the Company's operating strategy might constitute a viable option to accelerate the recognition by shareholders of the Company's long-term value. In May 1997, management met informally with an investment banking firm on behalf of the Company to discuss in general terms a possible sale of the Company. Based on the Company's historical performance through the first half of fiscal year 1997 and the Company's projected operations for the balance of the fiscal year and through fiscal year 2002, management believed that a sale of the Company at an appropriate price might be achievable.

     Later in May 1997, Stephen R. Puckett discussed with John B. McKinnon, a director of the Company since 1996, management's views about a possible sale of the Company. Mr. McKinnon recommended that Mr. Puckett, on behalf of the Company, contact Goldman Sachs (which is not the investment banking firm with which management met informally in May 1997 as described above) to obtain its views regarding possible buyers for the Company. In order to gauge the interest of strategic buyers in acquiring a business meeting the Company's general description, Mr. Puckett, on behalf of the Company, requested Goldman Sachs to evaluate on a preliminary basis a number of health care providers as potential acquirors of the Company. Based on the results of these evaluations, which were made in June and July 1997, management concluded that a sale of the Company to a strategic buyer at an appropriate price might be a possibility.

     Concurrently with management's discussions with Mr. McKinnon and Goldman Sachs described above, management explored other avenues relating to a possible sale of the Company. Believing that institutional investors that previously had invested in MedCath might be potential buyers of the Company, Mr. Puckett and Mr. Post in May 1997 approached the WCAS Directors, Patrick J. Welsh and Andrew
M. Paul, and the principal investment group of Goldman Sachs regarding whether they might be interested in participating with management in a potential purchase of the Company. (Certain investment partnerships affiliated with Goldman Sachs had been early venture capital investors in the Company.) Consideration of this alternative ended in July 1997, however, when the parties decided they were not interested in such a transaction.

     Appointment of Special Committee. In July 1997, Mr. Puckett reported to Mr. McKinnon his recent conversations with the WCAS Directors and Goldman Sachs. Because of the possibility of a sale of the Company in a transaction in which management and the WCAS Directors might have a continuing financial interest, Mr. McKinnon and Mr. Puckett agreed that the Board should appoint a committee of disinterested directors to review and evaluate the Company's strategic options, including a possible sale of the Company (the "Special Committee"). Mr. McKinnon and Mr. Puckett further agreed that it would be appropriate to recommend to the Board that it appoint to the Special Committee the only directors not affiliated with WCAS V or management, Mr. McKinnon and Dr. W. Jack Duncan, a director of the Company since 1994. Mr. McKinnon, the former President and a director of Integon Corporation (positions he relinquished in October 1997), served as President of Sara Lee Corporation from 1986 to 1988 and Dean of the Babcock Graduate School of Management at Wake Forest University from 1989 to 1995. He currently serves as a director of Premark International, Inc., Morrison's Health Care, Inc., Ruby Tuesday, Inc. and two privately-held companies. Mr. McKinnon received an A.B. from Duke University and an M.B.A. from Harvard Business School. (Mr. McKinnon had been a director of and investor in HealthTech Corporation, an operator of mobile cath labs acquired by the Company in 1995 ("HealthTech"). HealthTech had been founded in 1991 by Charles W. (Todd) Johnson, who became employed by the Company following its acquisition of HealthTech and is a member of the Management Group. Mr. Johnson and Mr. McKinnon also have been co-investors in other ventures unrelated to HealthTech and the Company.) Dr. Duncan, a personal friend of Mr. Puckett since 1970, has served as Acting Dean of the School of Business at the University of Alabama at Birmingham ("UAB") since June 1997.

Since 1987, he has been a Professor and University Scholar in Management in the Graduate School of Management and Professor of Health Care Organization and Policy and a Senior Scholar in the Lister Hill Center for Health Policy in the School of Public Health of UAB. Dr. Duncan received a B.S. in Economics from Howard College and an M.B.A. and a Ph.D. from Louisiana State University. Neither Mr. McKinnon nor Dr. Duncan has any material business, financial or other relationship with KKR or any of the WCAS Investors.

     In anticipation of Mr. McKinnon's and Dr. Duncan's formal appointment as members of the Special Committee, Mr. McKinnon engaged Womble Carlyle Sandridge & Rice, PLLC of Charlotte, North Carolina ("Womble Carlyle") to advise the Special Committee regarding its duties in connection with a possible sale of the Company. On July 28, 1997, Mr. McKinnon, Dr. Duncan and Womble Carlyle met with Mr. Puckett, Mr. Crane and Mr. Post and with representatives of Goldman Sachs at the Company's headquarters in Charlotte, North Carolina. At the meeting, Mr. Puckett reviewed with Mr. McKinnon and Dr. Duncan management's views concerning a possible sale of the Company, and Goldman Sachs summarized its views on possible market interest, all as described above. In addition, Goldman Sachs confirmed that, although it had considered participating as principal in a sale of the Company, it was no longer interested in pursuing such opportunity.

     Mr. Puckett first informed the Board as a whole of management's views concerning a possible sale of the Company at a regular meeting of the Board held on July 29, 1997. Mr. Puckett summarized for the Board the discussions that had occurred regarding a possible sale of the Company beginning in the Spring of 1997 (as discussed above under "Management's Preliminary Discussions Regarding a Sale of the Company"). At the meeting, the Board formally appointed Mr. McKinnon and Dr. Duncan as the members of the Special Committee and authorized the Special Committee to review and evaluate strategic options that might be available to the Company and independently to solicit proposals to acquire the Company. The Board granted the Special Committee exclusive authority on behalf of the Board to review, evaluate and negotiate any transaction proposed by a group which included one or more members of management or the Board or an affiliate of any member of management or the Board and any competing offer to acquire the Company not involving a conflict of interest. The Board retained authority to review, evaluate and negotiate proposals only in the absence of any proposal which would create a conflict of interest.

     Solicitation and Receipt of Preliminary Proposals. Pursuant to a letter dated August 8, 1997, the Special Committee formally engaged Goldman Sachs to act as its financial advisor in connection with the proposed sale of the Company. The Special Committee engaged Goldman Sachs based primarily on Goldman Sachs' nationally recognized reputation as an investment banking firm that has substantial experience in acquisitions involving public companies, including companies in the health care industry. The Special Committee also considered Mr. McKinnon's experience with Goldman Sachs, which had provided investment banking services to two companies (Sara Lee Corporation and Integon Corporation) that Mr. McKinnon had served as President as described above. The Special Committee also considered Goldman Sachs' specific knowledge of the Company based on its informal discussions with Mr. Puckett who, on behalf of the Company and upon Mr. McKinnon's recommendation, had requested Goldman Sachs to evaluate a number of health care providers as possible acquirors of the Company as described above. The Special Committee considered management's prior contacts with Goldman Sachs to have focused primarily on the feasibility of a sale of the Company to an unaffiliated strategic buyer and, therefore, not to have created a conflict of interest with respect to the Special Committee's engagement of Goldman Sachs. The Special Committee further considered the possible interest of Goldman Sachs' principal investment group in participating in an acquisition of the Company and retained Goldman Sachs only after obtaining Goldman Sachs' confirmation that its principal investment group would not participate in such an acquisition. Neither Mr. McKinnon nor Dr. Duncan has any material professional, financial or other relationship with Goldman Sachs.

     Based on discussions with management and the Special Committee and its own knowledge of the Company's industry, Goldman Sachs assembled an initial list of 13 potential buyers of the Company that the Special Committee and Goldman Sachs believed were most likely to have an interest. The initial list included seven strategic buyers and six financial buyers. At the request of management, and with the concurrence of the Special Committee, Goldman Sachs omitted from the list one strategic buyer that is a major competitor of the Company in markets served by two of its existing three Heart Hospitals and in certain markets to be served by Heart Hospitals under development. Such competitor was eliminated because, in the view of management and the Special Committee, it would be able to use information concerning a possible sale of the Company to the Company's competitive disadvantage. The initial list also did not include WCAS VII, which was aware of the possible sale of the Company because of the service on the Board of the WCAS Directors and which the Special Committee believed would decide whether to participate in the process independently of the marketing efforts undertaken by the Special Committee and Goldman Sachs. Five additional financial buyers (including WCAS VII) were later added to the initial list of 13.

     Beginning in August 1997, Goldman Sachs circulated a confidential offering memorandum (the "Offering Memorandum") concerning the Company to potential buyers that had agreed to enter into confidentiality agreements, including nine of the potential buyers on the initial list and the five that were later added to such list as referred to above. Of the 14 potential buyers that received the Offering Memorandum, 10 initiated a due diligence investigation and participated in management presentations. The Offering Memorandum contained a projection, prepared by management in June 1997, of the Company's operations for the balance of the fiscal year ending September 30, 1997 and for each year in the five year period ending September 30, 2002 (the "June Projection"). The June Projection and the principal assumptions on which it is based are summarized in this Proxy Statement under "CERTAIN FORWARD LOOKING INFORMATION."


     On October 30, 1997, each of the parties that had participated in management presentations was invited to submit by November 7, 1997 a written, preliminary non-binding proposal to acquire the Company. Three proposals representing four financial buyers, including KKR, were submitted. No strategic buyer submitted a proposal. All of the proposals contemplated an acquisition of the Company for cash at prices ranging between $18 and $24 per share, with management retaining a significant equity interest in the surviving company through the rollover of a portion of their equity interest in the Company. The KKR proposal was priced at $20 to $22 per share. All of the proposals were subject to customary conditions, including the completion of due diligence.

     The Special Committee met with Goldman Sachs on November 9, 1997, to review and discuss the three preliminary proposals. On November 10, 1997, the Special Committee and Goldman Sachs met with Mr. Puckett and Mr. Post to review the proposals with them and determine whether management anticipated significant issues in reaching an agreement with any of the four potential buyers. Mr. Puckett expressed his initial impression that management could work with any of the potential buyers, although management would need to be comfortable with the capitalization of the surviving company. At a meeting of the Board on November 11, 1997, the Special Committee reported to the Board the status of the bidding process for the Company.

     On November 13, 1997, the Company issued a press release announcing results of operations for the fiscal year ended September 30, 1997 (the "November Press Release"). The November Press Release disclosed that the openings of the Tucson Heart Hospital in October and the Arizona Heart Hospital (expected in the second quarter of fiscal year 1998) were expected to have a dampening effect on earnings in the first and second quarters of fiscal year 1998, but that the ramp-up of the two new hospitals was expected to accelerate earnings momentum in the second half of the fiscal year, allowing the then current earnings projection of approximately $0.72 per share for the fiscal year ending September 30, 1998 to be met.

     Subsequent to the Board meeting on November 11, 1997, the Special Committee decided not to pursue the lowest of the three proposals, at $18 to $20 per share, because it was regarded as too low and the buyer required a significantly longer timeline prior to entering into a transaction than either of the other bidders. In due diligence sessions during November and December with the bidder that had submitted the highest proposal, at $22 to $24 per share, such bidder concluded that it would not be able to finance a bid and subsequently withdrew its proposal. Such bidder advised the Company that its bid required the participation of an additional equity partner, which it had been unable to obtain, and that, given the Company's existing debt levels, such bidder believed additional debt financing was impracticable.

     In mid-December 1997, Paul B. Queally, a general partner of the sole general partner of WCAS VII, met with representatives of both KKR and the Company to conduct due diligence and discuss the terms of a possible joint bid by KKR and WCAS VII. While Andrew M. Paul, a WCAS Director, had had preliminary conversations with KKR representatives immediately prior to the submission of KKR's November 7 proposal regarding a joint bid, WCAS VII indicated that it was not, at that time, interested in making a joint bid and did not join KKR's November proposal.

     Developments Relating to Tucson. During the first two weeks of December 1997, management provided to Goldman Sachs, which in turn provided to KKR, operating data relating to the ramp-up of Tucson, which had opened in October. While the June Projection assumed that the Company's Heart Hospitals would incur start-up losses for a period of approximately six to nine months following their opening, Tucson's progress was unexpectedly slow, as evidenced by December data in particular. In December, the average daily census for Tucson (which has a capacity of 66 beds, approximately 21 of which were then staffed) was eight. In addition, the number and overall mix of procedures were far short of expectations as reflected in the June Projection. Based primarily on this information, KKR advised Goldman Sachs on or about December 18, 1997 that it no longer believed it would be able to submit a bid in the $20-$22 range set forth in its first proposal submitted November 7, 1997. Goldman Sachs discussed the matter with the Special Committee on December 19, 1997. Goldman Sachs reported to the Special Committee that it had discussed KKR's concerns with Mr. Puckett and Mr. Post, who stated that management was in the process of evaluating the situation but believed that the problems that were contributing to the slow ramp-up of Tucson were potentially long-term in nature and that Tucson's performance would materially and adversely impact the Company's ability to achieve the June Projection.

     The Special Committee thereafter requested a meeting with management on December 22, 1997 to discuss recent developments at Tucson. During this meeting, management outlined the estimated impact of Tucson on the June Projection and outlined certain preliminary action steps designed to address Tucson's slow ramp-up. While management expressed to the Special Committee its confidence in the Company's Heart Hospital concept and business strategy, management also expressed concern regarding whether Tucson's operating problems could be successfully resolved.

     On December 22, 1997, KKR submitted a revised, non-binding proposal to acquire the Company for a cash purchase price of $18 per share (the "Revised Proposal"). WCAS VII joined in the Revised Proposal, subject to reaching an agreement with KKR regarding corporate governance and other stockholder rights issues for the surviving company. The proposal indicated that before a definitive agreement could be reached, KKR and WCAS VII would need to conduct additional due diligence.

     Following receipt of the Revised Proposal on December 22, 1997, the Special Committee and Goldman Sachs met with management. The Special Committee expressed its view that, while there may have been a change in the current operating environment, the Special Committee was unwilling, based on information currently available to it, to reduce its price expectations. The Special Committee requested management to analyze the Tucson situation, consider the implications for the Company's business strategy, prepare a revised projection and make a formal presentation to the Special Committee as soon as practicable.


     Representatives of Goldman Sachs had further due diligence conversations with individual members of management following the Special Committee's meeting with management on December 22, 1997. During these conversations, Goldman Sachs explored in more detail the basis for management's concerns regarding Tucson and the effect of Tucson on the June Projection.


     On December 31, 1997, at a meeting held at the Company's headquarters in Charlotte, North Carolina, the Management Group presented the Special Committee with a revised projection of the Company's operations for the balance of fiscal year 1998 and through fiscal year 2003 (the "December Projection"). The December Projection, which was also provided to KKR and WCAS VII, and the principal assumptions on which it is based are summarized in this Proxy Statement under "CERTAIN FORWARD LOOKING INFORMATION." The performance of the Company as reflected in the December Projection, when compared to the June Projection, demonstrated the estimated impact of Tucson on the Company's future operations. The Special Committee engaged the Management Group in an extensive discussion of the revised assumptions underlying the December Projection, including management's assumptions regarding the reduced roll-out rate for new hospitals, the assumed annual growth rate for new and existing Heart Hospitals and the ramp-up period for new Heart Hospitals. During the presentation, the Management Group confirmed its preliminary view, communicated to Goldman Sachs prior to its meeting with the Special Committee on December 19, 1997, that the performance of Tucson would materially and adversely affect the Company's ability to achieve the June Projection, as evidenced by the December Projection. During the December 31, 1997 meeting, the Management Group also expressed its view that the market's concern regarding the Company's Heart Hospital concept is reflected in the performance of the Common Stock and, accordingly, the market price of the Common Stock is a barometer of the Company's desirability as a business partner for physicians with whom the Company may desire to develop future Heart Hospitals. This view is based on discussions between the Company and market analysts, institutional shareholders and physicians (including physicians who have contracted with the Company and physicians who have elected not to contract with the Company). The Management Group expressed concern that Tucson's performance could have a continuing impact on the market price of the Common Stock and thus could materially and adversely affect the Company's development plans.

     Immediately after the December 31, 1997 meeting, Mr. McKinnon met individually with certain members of management to ascertain their views of the Company's business prospects, including in particular the business prospects for Tucson. Their views were consistent with the views expressed by the Management Group at the December 31, 1997 meeting with the Special Committee.


     Based on information provided by management at the December 31, 1997 meeting, the Special Committee believes that the operating problems experienced at the Tucson Heart Hospital in December 1997 were significant and likely long-term in nature. Tucson's average daily census for December 1997 was eight, which was far short of the Company's projection. In addition, the number and type of cardiovascular procedures being performed at Tucson in December 1997 fell far short of expectations. As a result, Tucson's revenues were significantly below the June Projection and resulted in a pre-tax loss at Tucson for the quarter ended December 31, 1997 of twice the pre-tax loss for the quarter assumed for the purpose of the June Projection. Based on its discussions with management, the Special Committee believes that the principal factors contributing to Tucson's poor performance in December 1997 include the large number of competing cardiology service providers in the Tucson market, the significant penetration of the Tucson market by managed care providers and HMOs, the low-cost health care environment in the Tucson market and the geographic dispersion of the physicians who are on the medical staff of the Tucson Heart Hospital and their lack of proximity to the hospital. The Special Committee believes these factors explain the significant shortfall in Tucson's performance in December 1997 and, because they are structural to the Tucson market, indicate that Tucson's operating problems likely are long-term in nature.


     On January 2, 1998, representatives of Goldman Sachs met with management to review the December Projection. On January 5, 1998, the Special Committee and its legal counsel met in New York City with Goldman Sachs. During the meeting, the Special Committee and Goldman Sachs reviewed progress to date and again discussed in detail the December Projection, including the reasonableness of management's assumptions underlying the projection. The Special Committee focused particularly on the following assumptions underlying the December Projection that reflected a slower growth rate for the Heart Hospitals than had been provided for in the June Projection:

   o The December Projection assumed a ramp-up period for the Heart Hospitals of four quarters, compared to the two quarter ramp-up period provided for in the June Projection. This change was consistent with the Company's experience with the three Heart Hospitals currently in operation. The actual ramp-up periods for McAllen and Little Rock were 11 months and eight months, respectively, and the projected ramp-up period for Tucson, which had been lengthened due to its significant start up problems, was 15 months, resulting in an average ramp-up period for the three Heart Hospitals of 11.3 months or approximately four quarters.

   o The December Projection assumed the rate of increase in revenue for the 10 quarters immediately following a post ramp-up base year would be 10% annually, compared to 20% annually provided for in the June Projection. This change was consistent with the Company's experience with McAllen, which is the only Heart Hospital which had been in operation for more than nine months. The Special Committee also believed the reduction in the assumed rate of increase in revenue was justified by the unforeseen start-up difficulties the Company had experienced with two out of its three Heart Hospitals. Management believed such difficulties would discourage physicians in other markets from participating in the development of new Heart Hospitals and thus would adversely affect the Company's growth prospects in such markets. Management also believed that the fact that the Company had experienced unforeseen difficulties with two out of its three existing Heart Hospitals (McAllen and Tucson) indicated a likelihood that the Company's future Heart Hospitals might also experience unforeseen difficulties.

   o The December Projection assumed the Company would open two new Heart Hospitals per year beginning in the year 2000, compared to three new Heart Hospitals provided for in the June Projection. The Special Committee believed this reduction in the roll-out rate for new Heart Hospitals was justified by a combination of factors, including construction delays the Company had experienced with certain of its Heart Hospitals then under construction, the likelihood that issues involving the Tucson Heart Hospital would continue to absorb a significant amount of management's time and the likelihood that similar issues and corresponding demands on management's time might arise with respect to future Heart Hospitals.

     Based on the Special Committee's and Goldman Sachs' meetings with management on December 31, 1997 and January 2, 1998, and the Special Committee's review of the December Projection and discussion of the December Projection with Goldman Sachs (including the reasons for changes in the assumptions on which the June Projection had been based, as discussed above), the Special Committee concluded that management's rationale for modifying the assumptions underlying the June Projection was reasonable. The Special Committee further concluded that the operating uncertainties represented by Tucson and the Company's Heart Hospital concept justified selling the Company at a price below the range that earlier had appeared appropriate and that negotiations with KKR and WCAS VII should continue.

     Negotiations with KKR and WCAS VII. On January 14, 1998, KKR submitted a formal offer to acquire all of the outstanding shares of Common Stock for $18 per share in cash on the terms and conditions set forth in a mark-up of the Company's form of merger agreement that accompanied the offer. The offer contemplated that the Management Group would roll over no less than 50% of the value of their equity interest in the Company, and it was made subject to KKR's ability to structure a mutually acceptable arrangement with management. The offer was further conditioned on, among other things, KKR's receipt of financing on terms acceptable to KKR, resolution of legal due diligence issues and negotiation and execution of a definitive merger agreement. WCAS VII did not join in the offer, but WCAS VII did discuss the offer's terms with KKR, as well as initial KKR proposals for corporate governance and stockholder rights in the acquiring company.

     The Special Committee and Goldman Sachs met on January 15, 1998, following the Special Committee's receipt of the KKR offer. Also attending the meeting were Mr. Puckett and Mr. Post, representing the Management Group, Womble Carlyle and representatives of the Company's law firm, Moore & Van Allen, PLLC of Charlotte, North Carolina ("Moore & Van Allen"). During the meeting, the Special Committee reviewed and discussed with management, Goldman Sachs, Womble Carlyle and Moore & Van Allen the revised offer by KKR, recent performance of the Tucson Heart Hospital, results of operations of the Company for the quarter ended December 31, 1997 (which were more favorable than had been reflected in the December Projection due to certain recent developments of a nonrecurring nature that were unrelated to Tucson), issues arising in connection with the mark-up of the Company's form of merger agreement which accompanied KKR's offer and the status of the Management Group's progress in reaching an agreement with KKR relating to management's participation in the proposed transaction. The Special Committee concluded that while further improvements in the terms of the KKR offer should be sought, it was prepared to enter into substantive negotiations with KKR.

     From January 16 to January 18, 1998, Womble Carlyle and Goldman Sachs on behalf of the Special Committee, together with the Management Group, Moore & Van Allen, and KKR and WCAS VII and their legal counsel, met in New York City to negotiate a definitive merger agreement. The Management Group's personal counsel, Wilmer Cutler & Pickering of Washington, D.C., also was present to advise the Management Group in negotiating the terms of its participation in the transaction with KKR and WCAS VII. Aside from the purchase price, the principal points of negotiation among the parties under the Merger Agreement included (i) the "fiduciary out" provisions of the agreement, permitting the Board to consider alternative proposals or offers to acquire the Company submitted after the date of the Merger Agreement, (ii) the circumstances under which the Company would be required to pay a termination fee to KKR and WCAS VII and to reimburse KKR and WCAS VII for their out-of-pocket expenses, as well as the amount of such termination fee, (iii) KKR and WCAS VII's ability to terminate the Merger Agreement based on matters relating to the Tucson Heart Hospital and the results of KKR's and WCAS VII's due diligence investigations, and (iv) the scope of certain representations and warranties of the Company. While the parties made substantial progress in resolving the issues under the Merger Agreement, they were unable to reach a definitive agreement. The parties agreed that KKR and WCAS VII should complete their remaining due diligence prior to the parties' resuming negotiations.

     Prior to the opening of the market on January 29, 1998, the Company issued a press release announcing results of operations for the first quarter of fiscal year 1998 (the "January Press Release"). The January Press Release disclosed, among other things, that the ramp-up of the Tucson Heart Hospital had been slower than expected and that, primarily as a result of Tucson's performance (as well as a delay in the opening of the Arizona Heart Hospital), the Company no longer expected to achieve its earnings projection of $0.72 per share for fiscal year 1998, which had been disclosed in the November Press Release. The closing price of the Common Stock on the day prior to the announcement was $13.88 per share. The low sale and closing prices of the Common Stock on January 29 were $12.88 and $13.13 per share, respectively.

     In early March 1998, Goldman Sachs was contacted by a party which stated it might be interested in pursuing an acquisition of the Company. Such party was advised that if it was interested in pursuing such a possibility it should promptly submit an indicative bid. Such party did not submit any bid or thereafter contact the Company or its representatives regarding the possibility of an acquisition of the Company.

     From the end of January through February 1998, KKR and WCAS VII continued their due diligence investigation of the Company. In late February 1998, KKR advised Goldman Sachs that KKR and WCAS VII were prepared to resume negotiations to acquire the Company at a purchase price of $18 per share.

     On March 4, 1998, management provided the Special Committee and Goldman Sachs with an updated projection (the "March Projection") which management had prepared at the request of the Special Committee. The March Projection, which was also provided to KKR and WCAS VII, and the principal assumptions on which it is based are summarized in this Proxy Statement under "CERTAIN FORWARD LOOKING INFORMATION." The Special Committee and Goldman Sachs met with representatives of the Management Group on March 10, 1998 to review the March Projection. During the meeting, management reported that each of the Heart Hospitals had performed well above the levels reflected in the December Projection. Management further reported, however, that Tucson had failed to sustain this performance in February and through the first week of March. In addition, the March Projection was negatively impacted by an estimated four-month delay in the opening of the Arizona Heart Hospital in Phoenix due to damage resulting from a burst water pipe that occurred immediately prior to the scheduled occupancy of the Heart Hospital in January 1998. Thus, although the March Projection reflected the improved January performance of the Heart Hospitals, the overall business of the Company was not materially different from that reflected in the December Projection.

     On March 10 and 11, 1998, Mr. McKinnon on behalf of the Special Committee communicated with Mr. Welsh and Mr. Queally on behalf of WCAS VII regarding the proposed purchase price for the Company and the structure of the transaction. Mr. McKinnon expressed to Mr. Welsh and Mr. Queally the Special Committee's view that it would not negotiate with WCAS VII and KKR on an exclusive basis based on a valuation of $18 per share. Mr. McKinnon also stated that the Special Committee would need to be satisfied that the "fiduciary out" provisions of the Merger Agreement would not be unduly restrictive. In a series of conversations between Mr. McKinnon and Mr. Queally, Mr. Queally offered to increase the purchase price from $18 to $18.50 per share (which Mr. McKinnon rejected) and, finally, to $19 per share, in consideration of an increase in the termination fee payable to KKR and WCAS VII under certain circumstances from $4 million to approximately $6.8 million. Mr. McKinnon agreed to recommend the $19 per share purchase price and the increase in the termination fee. Mr. McKinnon and Mr. Queally expressed confidence that counsel to the parties could work out satisfactorily the "fiduciary out" provisions of the Merger Agreement. During this period, legal counsel for the respective parties negotiated certain provisions of the Merger Agreement to reflect the foregoing understandings and KKR and WCAS VII reached an agreement in principle regarding corporate governance and stockholder rights in the surviving company.

     On March 12, 1998, the Special Committee met to consider the Merger Agreement, including Mr. McKinnon's recommendation relating to the $19 per share purchase price and the increased termination fee. Following the Special Committee's vote to recommend the Merger Agreement to the Board, the Board met to approve the Merger Agreement and recommend it to the shareholders of the Company. Because of the financial interest in the merger of four of the members of the Board (Mr. Puckett, Mr. Crane, Mr. Welsh and Mr. Paul), a majority of the Board could not independently review and determine the fairness of the Merger to the shareholders of the Company other than the Investor Group. Mr. Welsh and Mr. Paul did not attend the Board meeting because of their conflicts of interest, and Mr. Puckett and Mr. Crane abstained from voting with respect to the Merger because of their conflicts of interest. Therefore, the remaining directors (who also constituted the Special Committee) were the only directors who voted on the Merger. The parties executed the definitive Merger Agreement after the close of business on March 12, 1998.

     On April 7, 1998, the Company signed a non-binding letter of intent with Carondelet Health Systems, Inc., a not-for-profit healthcare provider ("Carondelet"), which contemplated Carondelet's becoming an investor in the Tucson Heart Hospital. See "BUSINESS OF THE COMPANY -- Hospital Division -- Recent Developments in the Hospital Division -- Tucson Heart Hospital." On April 9, 1998, the Special Committee and its financial and legal advisors met with management of the Company to receive an update concerning the Company's discussions with Carondelet. Management informed the Special Committee that the consolidation of the heart programs of Tucson Heart Hospital and Carondelet, which owns two not-for-profit hospitals in the Tucson area, would improve the Heart Hospital's revenues. However, management stated that an agreement with Carondelet was contingent on the parties' resolving several critical issues, including the extent and timing of the closure of Carondelet's existing heart programs, the extent to which Carondelet would maintain certain diagnostic and emergency services and certain economic terms of the joint venture. Accordingly, management emphasized that whether the parties would be able to reach a definitive agreement and the timing of an agreement, if any, were extremely uncertain. The Special Committee encouraged management to pursue and successfully conclude discussions with Carondelet regarding the proposed joint venture as soon as possible.

     On June 12, 1998, the Special Committee and its financial and legal advisors met with management to receive a further update concerning the Company's discussions with Carondelet. Management reported that discussions with Carondelet were still ongoing but that progress had been slow. Management reported that representatives of the Company and Carondelet had met on a weekly or bi-weekly basis since the parties had entered into their non-binding letter of intent and that Carondelet currently is in the process of performing due diligence with respect to the Company's Heart Hospitals. However, management reported that the parties had not resolved the critical issues referred to above relating to the extent and timing of the consolidation of the parties' heart programs or the economic terms of the joint venture. Management stated its belief that if an agreement with Carondelet could be consummated, the benefits to the Tucson Heart Hospital would at a minimum enable the Heart Hospital to operate on a break-even basis. Management further stated that it remained extremely difficult to predict whether the parties would be able to reach an agreement or, if an agreement were reached, the timing of such an agreement. Following the June 12, 1998 meeting, Dr. Duncan, on behalf of the Special Committee, contacted Carondelet to discuss the status of its negotiations with the Company and confirmed the status of negotiations.

     At the June 12, 1998 meeting, management also updated the Special Committee and Goldman Sachs regarding the Company's results of operations for the months of April and May of 1998. Based on such update, the Special Committee concluded that the Company's business and business prospects had not changed materially from that reflected in the March Projection.

The Special Committee's and the Board's Recommendation


     The Special Committee met on 20 occasions between July 28, 1997 and the date of this Proxy Statement, in person or by telephone conference, to consider developments relating to a possible sale of the Company, including meetings on 13 occasions to consider successive proposals by KKR and WCAS VII. The Special Committee was assisted in its deliberations by its financial advisor, Goldman Sachs, and its legal counsel, Womble Carlyle. At a meeting held on March 12, 1998, the Special Committee determined that the cash consideration to be paid to the shareholders of the Company other than the Investor Group (the "Public Shareholders") pursuant to the Merger Agreement was substantively and procedurally fair and recommended that the full Board approve the Merger Agreement. The Special Committee reconfirmed, as of the date of this Proxy Statement, that the Merger is substantively and procedurally fair to the Public Shareholders.

     The material factors the Special Committee evaluated in its decision to recommend approval of the Merger Agreement are described below. Except as noted below, the Special Committee considered the following factors to be positive factors supporting its determination that the Merger is substantively and procedurally fair to the Public Shareholders. In arriving at its decision, the Special Committee gave the most weight to:


      (i) The Special Committee's view that the market price of the Common Stock has not reflected, and for an indefinite period of time would not reflect, the value that may be inherent in the Company's business strategy due to the risk (which the Special Committee believed to be significant) that the Company may not successfully execute its business strategy relating to Heart Hospitals. The following factors contributed to the Special Committee's assessment of the risk of execution of the Company's business strategy:

     o The Company has experienced unanticipated start-up problems at two of the Company's first three Heart Hospitals (McAllen and Tucson). Such start-up problems are a basis for uncertainty relating to the Company's Heart Hospital concept, including uncertainty relating to the extent to which the Heart Hospital concept is transportable nationwide without significant alteration of the model to address local factors.

     o The Common Stock is susceptible to significant declines based on negative developments relating to the performance of the Company's Heart Hospitals. Because the market price of the Common Stock is viewed as a barometer of the Company's desirability as a business partner, a precipitous decline in the market price could lead to the Company's inability to attract physician participation in the development of, and to obtain financing to fund, new Heart Hospitals and thus significantly impede the Company's opening of Heart Hospitals in the future.

     o The Company's operating strategy requires it to incur significant debt to fund new Heart Hospitals. The Company's ability to generate cash flow sufficient to service its debt is highly dependent on the operations of the Company's existing Heart Hospitals. The failure of the Company's Heart Hospitals to generate positive cash flow in accordance with the Company's projections, such as the Company has experienced with Tucson, may have a material and adverse effect on the Company's ability to develop new Heart Hospitals. In this connection, the March Projection showed that the Company might encounter cash flow deficits in certain years included in the March Projection. Such deficits assume no increase in the Company's revolving credit facility, which management believes could be increased based on the projected increase in the Company's accounts receivable through such period. Nevertheless, the Special Committee believes, and management acknowledges, that the continued underperformance of Tucson could make it difficult for the Company to obtain capital to finance future Heart Hospitals.

     o The Company operates in a highly regulated environment in which changes in regulations or in their interpretations could force the Company to modify the way it does business.

      (ii) The impact on the value of the Company resulting from the start-up problems at the Tucson Heart Hospital, which the Special Committee believes justifies selling the Company at a price below the range that earlier had appeared appropriate. Primarily as a result of Tucson's operating problems, the Company projects that its earnings per share for fiscal year 1998 will be $0.43 per share, compared to $0.78 per share assumed for the purpose of the June Projection. As reflected in the March Projection, such problems are expected to continue to materially and adversely affect the Company's earnings per share, which according to the June Projection would have increased from $0.78 per share in fiscal year 1998 to $2.85 in fiscal year 2002 but, according to the March Projection, are now expected to increase from only $0.43 in fiscal year 1998 to only $1.65 in fiscal year 2002. The Special Committee's original understanding of the Company's value was based on the June Projection, which was prepared months before Tucson opened and its start-up problems surfaced. As described above under " -- Developments Relating to Tucson," the Special Committee believes the factors that have given rise to the operating problems experienced at Tucson to date, most of which are structural to the Tucson market, indicate such problems likely will be long-term in nature. In this connection, the Special Committee also considered the non-binding letter of intent entered into on April 7, 1998 between the Company and Carondelet. See " -- Background of the Merger -- Negotiations with KKR and WCAS VII" and "BUSINESS OF THE COMPANY -- Hospital Division -- Recent Developments in the Hospital Division -- Tucson Heart Hospital." The Special Committee considered that the Tucson Heart Hospital would benefit from consummation of a joint venture that would result in the consolidation of Carondelet's and the Tucson Heart Hospital's heart programs. The Special Committee also considered, however, that the parties had not resolved certain critical issues relating to the structure of the joint venture, and that is not possible to predict whether or when the Company and Carondelet might successfully reach a definitive agreement and consummate the joint venture. The possibility that the Company might consummate a joint venture with Carondelet was a negative factor in the Special Committee's determination that the Merger is fair to the Public Shareholders. However, the continuing uncertainty of the prospects for and timing of such a transaction led the Special Committee to reconfirm such fairness determination.


      (iii) The belief of the Special Committee that the Merger represents a more desirable alternative than continuing to operate the Company as a public company. In this connection, the Special Committee gave strong consideration to rejecting the KKR and WCAS VII proposal in favor of maintaining the Company's independence and enabling the Public Shareholders to share in the Company's future earnings and growth potential. However, the Special Committee believes that continuing to operate the Company as an independent entity would subject the Company and its shareholders to the risk of execution of the Company's business strategy as described above. After evaluating such risk (including the factors described under item (i) above), the Special Committee concluded that, while the Company's business strategy could ultimately prove successful, the risk that the Company's Heart Hospitals will continue to experience significant operating problems adversely impacting the performance of the Common Stock justifies a sale of the Company pursuant to the terms of the Merger Agreement. The Special Committee did not consider alternatives to the Merger, other than continuing to operate the Company as an independent entity and the preliminary proposals that are described above under " -- Solicitation and Receipt of Preliminary Proposals."

      (iv) Information with respect to the financial condition, results of operations and business of the Company. The Special Committee focused in particular on the March Projection, which reflected substantially lower earnings for future periods than had been anticipated prior to fiscal year 1998. The March Projection projected earnings per share for the Company for fiscal years 1998 through 2002 of $0.43, $0.75, $1.10, $1.35 and $1.65, respectively, compared to earnings per share reflected in the June Projection of $0.78, $1.19, $1.67, $2.26 and $2.85, respectively.

      (v) The scope of efforts to sell the Company, including the number and identity of potential buyers from which indications of interest were solicited. In this connection, the Special Committee considered that Goldman Sachs received only three indications of interest and that several firms that declined to submit an indication of interest cited as reasons for their decision concerns relating to the Company's ability to execute its business strategy. The Special Committee also considered the terms of two preliminary proposals submitted by bidders other than KKR (which had been submitted prior to the occurrence of developments relating to the Tucson Heart Hospital that were reflected in the December Projection), the withdrawal of one of such proposals and the prospects for consummating such proposals.


      (vi) The oral opinion of Goldman Sachs that the $19 per share to be received by the Public Shareholders was fair to such holders from a financial point of view. The full text of the confirming written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached hereto as Appendix B and is incorporated herein by reference. The Special Committee and the Board adopted the analyses and findings of Goldman Sachs in their determination that the Merger is fair to the Public Shareholders. The Company's shareholders are urged to and should read such opinion in its entirety.

In addition to the factors referred to in subparagraphs (i) - (vi) above, the other material factors considered by the Special Committee in reaching its fairness determination are as follows:


      (vii) The proposed terms and conditions of the Merger Agreement. In particular, the Special Committee considered the fact that the Merger Agreement does not provide for unreasonable termination fees and expense reimbursement obligations which would have the effect of unreasonably discouraging competing bids and that, subject to the satisfaction of certain conditions, the Board would be able to withdraw or modify its recommendation to the shareholders regarding the Merger and enter into an agreement with respect to a more favorable transaction with a third party, if such a transaction becomes available prior to the consummation of the Merger. See "THE MERGER."

      (viii) The market price of the Common Stock, which as recently as January and February 1998 had traded at prices below the Company's initial public offering price of $14, and the premium over such prices (as well as over the then prevailing market price) represented by the $19 per share to be received by the Public Shareholders in the Merger. The closing price of the Common Stock had increased from $14.63 on February 18, 1998 to $16.50 on March 12, 1998. The Special Committee considered the possibility that the market price of the Common Stock in the weeks preceding March 12, 1998 may have reflected speculation concerning a possible sale of the Company. This possibility was based on rumors reported to management by analysts and shareholders in early 1998. In addition, the Special Committee considered Goldman Sachs' analysis of the premiums paid in comparable merger transactions, which ranged from 25% to 40% of the 90 day average price prior to announcement of the transaction. See " -- Opinion of Financial Advisor."

      (ix) The unpredictability of the Company's earnings, the effect of such unpredictability on the market price of the Common Stock, and the effect of such factors on management's ability to execute the Company's business strategy. In this connection, the Special Committee considered that the Company may be capable of being managed more effectively as a private company not subject to pressures from public shareholders and market professionals to maintain and grow earnings per share, and that the Company might be unable to retain certain members of management if the Company were to remain public. The Special Committee believes that as a private company the Company would have greater flexibility to consider business strategies that have long-term benefits but, if the Company were public, would adversely impact earnings per share and the market price of the Common Stock in the short term.


      (x) The financial ability and willingness of KKR and WCAS VII to consummate the Merger. The Merger Agreement conditions the Acquiror's obligations to consummate the Merger on the Acquiror's having obtained financing for the Merger on terms satisfactory to the Acquiror. In this connection, the Special Committee reviewed commitment letters for equity financing supplied by the KKR Partnership and WCAS VII and for debt financing supplied by the Acquiror's lender. In addition, the Special Committee, through its financial and legal advisors, discussed the proposed financing with the Acquiror and its lender. Based on the foregoing, the Special Committee viewed as remote the risk that the financing condition of the Merger Agreement would not be satisfied. Further, the Special Committee did not consider it to be material that a portion of the financing of the Merger would be provided under a revolving credit facility to be entered into by the Company with the Acquiror's lender. The Special Committee considered the financing risk to be a neutral factor in its determination that the Merger is fair to the Public Shareholders.


      (xi) Actual or potential conflicts of interest to which certain officers and directors of the Company and their affiliates are subject in connection with the Merger, as follows:


     o The Special Committee considered that members of the Management Group will own shares of common stock of the Parent and fully vested options to purchase such shares, representing approximately 8% of the Parent's fully diluted equity. The Special Committee also considered that the Parent will reserve for issuance to employees of the Company, pursuant to future grants of additional options, shares of common stock of the Parent representing 15% of the fully diluted equity of the Parent, a substantial portion of which are anticipated to be granted to the Management Group. The Special Committee further considered that members of the Management Group will enter into new employment agreements with the Parent replacing their existing employment agreements with the Company, and that such new employment agreements will provide for the payment to them of base salaries, possible annual cash bonuses, potential severance benefits, and separate payments in respect of the termination of their previously existing employment agreements and in respect of a covenant not to compete. The Special Committee considered these conflicts of interest to be a negative factor in its determination that the Merger is fair to the Public Shareholders, although the compensation and benefits payable to members of the Management Group referred to above and disclosed in more detail elsewhere in this Proxy Statement are intended primarily to provide for the payment of compensation and benefits to the Management Group substantially equivalent to the compensation and benefits they are currently entitled to receive from the Company.


     o The Special Committee considered that the Parent has given each member of the Management Group an opportunity to roll over up to 100% of his equity investment in the Company into an investment in the Parent, provided each member rolls over a minimum of 50%. The Special Committee considered that the rollover of substantially more than 50% of a member's current equity investment in the Company would indicate a level of confidence in the Company's prospects that might be inconsistent with the Special Committee's assessment of the risks associated with the Company's Heart Hospital concept. Three members of the Management Group elected to roll over the minimum 50% investment, and a fourth member elected to roll over only slightly in excess of the 50% minimum. The Special Committee viewed this as a neutral factor in its determination that the Merger is fair to the Public Shareholders.

     o The Special Committee considered the foregoing conflicts of interest in connection with management's preparation of the December Projection and the March Projection, which, as disclosed elsewhere in this Proxy Statement, reflect a significantly slower rate of growth for the Company and supports a significantly lower value for the Company than reflected in the June Projection. While the Special Committee recognized that the conflicts of interest to which the Management Group were subject might be a basis for doubting the reasonableness of the December Projection and the March Projection, the Special Committee concluded, based on its discussions with the Management Group during January and March 1998 as described above, that management's assumptions underlying the December Projection and the March Projection are reasonable. The Special Committee considered the Management Group's conflicts of interest in connection with preparation of the December Projection and the March Projection to be a negative factor in its determination that the Merger is fair to the Public Shareholders.


     The Special Committee believes that the Company's existing and planned Heart Hospitals are the dominant factor in determining the value of the Company.


     Except to the extent noted above, the Special Committee did not assign relative weights to the factors it considered, and it did not consider any relative weighting to be necessary in reaching its fairness determination.

     The Special Committee noted that approximately 24% of the outstanding shares of Common Stock are held by persons who have committed or expressed their intention to vote their shares of Common Stock in favor of the Merger, including members of the Management Group, members of the Board and other members of the Investor Group. The Special Committee also considered that the obligation of the Company to consummate the Merger is not conditioned upon the favorable vote of a majority of the Public Shareholders. Notwithstanding the absence of such a voting requirement, the Special Committee believes that the procedure that was followed in determining the purchase price to be paid to the shareholders of the Company was fair to the Public Shareholders. As described above, the six person Board of Directors of the Company (a majority of whom are members of the Management Group or affiliated with WCAS VII) appointed as the only members of the Special Committee two non-employee directors who were independent of the Management Group and WCAS VII and granted the Special Committee authority independently to solicit proposals to acquire the Company, including exclusive authority on behalf of the Board to review, evaluate and negotiate any transaction proposed by a group which included one or more members of management or the Board or an affiliate of any member of management or the Board and any competing offer to acquire the Company not involving a conflict of interest. The Board retained authority to review, evaluate and negotiate proposals only in the absence of any proposal which would create a conflict of interest. Goldman Sachs, the Special Committee's financial advisor, solicited indications of interest from 18 potential buyers, which resulted in the submission of three preliminary proposals by financial buyers all of which required management's participation in the buyout. With the assistance of its financial advisor and legal counsel, the Special Committee evaluated, and ultimately rejected, proposals by KKR and WCAS VII that would have paid the shareholders less than $19 per share in cash. The Merger Agreement negotiated by the Special Committee contains provisions that would enable the Board to withdraw or modify its recommendation to the shareholders regarding the Merger and to enter into an agreement with respect to a more favorable transaction with a third party, and contains provisions (without which the Special Committee believes KKR and WCAS VII would not have entered into the Merger Agreement) imposing upon the Company termination fee and expense reimbursement obligations that, in the view of the Special Committee, are reasonable and would not have the effect of unreasonably discouraging competing bids. Further, the shareholders of the Company may dissent from the Merger and be paid cash for the "fair value" of their shares as determined in accordance with North Carolina law. Thus, although the Merger is not structured to require approval of a majority of the unaffiliated shareholders (which the Special Committee considered to be a negative factor), the Special Committee nevertheless believes, as of the date of this Proxy Statement and for the reasons set forth above, the Merger is procedurally fair to the Public Shareholders.

     Based on the foregoing, the Special Committee unanimously determined that the Merger is substantively and procedurally fair to the Public Shareholders and recommended to the Board approval of the Merger Agreement and that it be recommended to the shareholders of the Company.

     The Board approved the Merger on March 12, 1998 and reconfirmed, as of the date of this Proxy Statement, that the Merger is substantively and procedurally fair to the Public Shareholders. THE BOARD RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE MERGER. Because of the financial interest in the Merger of four of the members of the Board (Mr. Puckett, Mr. Crane, Mr. Welsh and Mr. Paul), a majority of the Board could not independently review and determine the fairness of the Merger to the Public Shareholders. Mr. Welsh and Mr. Paul did not attend the meetings of the Board at which the Merger Agreement was considered because of their conflicts of interest, and Mr. Puckett and Mr. Crane abstained from voting with respect to the Merger because of their conflicts of interest. Therefore, the remaining directors (who also constituted the Special Committee) were the only directors who voted on the Merger. In their consideration of the Merger, such remaining directors, in their capacities as members of the Board and not in their capacities as members of the Special Committee, adopted the analyses and conclusions of the Special Committee.


     In considering the fairness of the Merger, the Special Committee and the Board did not consider such factors as the Company's net book value or liquidation value, which are not believed to be indicative of the value of the Company as a going concern. The Company's net book value per share as of March 31, 1998 was $11.92, substantially below the $19.00 purchase price per share to be paid by the Acquiror in the Merger. The Special Committee further believes the Company's liquidation value, which takes into account the appreciated value of the Company's assets, a significant portion of which has been acquired by the Company since September 30, 1995, also would be substantially below $19.00 per share. In addition, neither the Company nor, to the knowledge of the Special Committee and the Board, any affiliate of the Company has purchased securities of the Company (except pursuant to stock option plans of the Company) since October 1, 1995. Accordingly, the purchase prices paid in such transactions were not considered by the Special Committee or the Board in their fairness determinations.



Opinion of Financial Advisor


     On March 12, 1998, Goldman Sachs delivered its oral opinion to the Special Committee that, as of the date of such opinion, the Cash Merger Consideration pursuant to the Merger Agreement was fair from a financial point of view to the shareholders of the Company (other than the Investor Group and the Acquiror). Goldman Sachs subsequently confirmed its earlier opinion by delivery of its written opinion dated as of the date hereof.


     The full text of the written opinion of Goldman Sachs dated the date of this Proxy Statement, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B to this Proxy Statement and is incorporated herein by reference. Shareholders of the Company are urged to, and should, read such opinion in its entirety.


     In connection with its opinion, Goldman Sachs reviewed, among other things, (i) the Merger Agreement; (ii) this Proxy Statement; (iii) the Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended September 30, 1997; (iv) the Company's Prospectus for its initial public offering of the Common Stock dated December 6, 1994; (v) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; (vi) certain other communications from the Company to its shareholders; and (vii) certain internal financial analyses and projections for the Company prepared by its management. Goldman Sachs also held discussions with members of the management of the Company regarding its past and current business operations, financial condition, and future prospects . Goldman Sachs also discussed with members of the Special Committee their views as to the risks and uncertainties associated with achieving management's projections for the Company. In addition, Goldman Sachs reviewed the reported price and trading activity for the Common Stock, compared certain financial and stock market information for the Company with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the hospital industry and the physician practice management industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.


     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. The opinion of Goldman Sachs referred to herein was provided for the information and assistance of the Special Committee in connection with its consideration of the transaction contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to how any holder of Common Stock should vote with respect to such transaction.


     The following is a summary of all material financial analyses used by Goldman Sachs in connection with providing its oral opinion to the Special Committee on March 12, 1998. Goldman Sachs utilized the same type of financial analyses in connection with providing its written opinion attached hereto as Appendix B. All implied per share values referred to below reflect the value of the Company as a whole, including all of its divisions.

      (i) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Common Stock both separately and in comparison to the S&P 500 index and to the Selected Hospital and PPM Companies (each as defined herein) for the six-month, one-year and three-year periods prior to the date of the delivery of its oral opinion to the Special Committee. In addition, Goldman Sachs analyzed the consideration to be received by holders of the Common Stock pursuant to the Merger Agreement in relation to the market price of the Common Stock. Such analysis indicated that the price per share to be paid pursuant to the Merger Agreement represented a premium of 23% based on the closing price of $15.50 per share on March 4, 1998, and a premium of 29% based on the 90-day average market price of $14.77 per share.

      (ii) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis using the March Projection prepared by management. Goldman Sachs created separate discounted cash flow models for each of the three divisions of the Company: the Diagnostics Division, the Practice Management Division and the Hospital Division.

      For the Diagnostics Division and the Practice Management Division, Goldman Sachs calculated a net present value of free cash flows for the years 1998 through 2003 using discount rates ranging from 11% to 13%. Goldman Sachs calculated the two divisions' terminal values in the year 2003 based on terminal perpetuity growth rates ranging from 2% to 5%. These terminal values were then discounted to present value using discount rates from 11% to 13%.

      For the Hospital Division, Goldman Sachs analyzed separately each of fifteen hospitals, which were classified in three groups based on the development stage: those already completed, those under development and those planned for the future. The operational results of each hospital were projected for each year up to the year when its operation was deemed to have reached a steady state (the "Steady State Year"). The Steady State Year for the fifteen hospitals ranged from 2001 to 2008. Goldman Sachs calculated a net present value of free cash flows of each hospital for the years 1998 through the Steady State Year of that hospital using discount rates ranging from 11% to 13%, from 13% to 15%, or from 15% to 17% depending on the development stage of that hospital. Goldman Sachs calculated such hospital's terminal value in its Steady State Year based on terminal perpetuity growth rates ranging from 2% to 5%. These terminal values were then discounted to present value using discount rates ranging from 11% to 13%, from 13% to 15%, or from 15% to 17% depending on the development stage of that hospital.

      The various ranges for discount rates and terminal perpetuity growth rates were chosen to reflect appropriate risk of capital deployed. Based on this analysis, the implied per share values ranged from $15 to $23.

      (iii) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to the Company to corresponding financial information, ratios and public market multiples of:

         (a) six publicly traded corporations in the hospital industry:
      Columbia/HCA Healthcare Corporation, Health Management Associates, Inc., Paracelsus Healthcare Corporation, Quorum Health Group, Inc., Tenet Healthcare Corporation and Universal Health Services, Inc. (the "Selected Hospital Companies"); and

         (b) eighteen publicly traded corporations in the physician practice management industry, six of which are primary/multispecialty physician practice management companies: Advanced Health Corporation, Coastal Physician Group, Inc., FPA Medical Management, Inc., MedPartners, Inc., PhyCor, Inc., PhyMatrix Corp. and Sheridan Healthcare, Inc. (the "Selected Primary PPM Companies"); and twelve of which are specialty physician practice management companies: American Oncology Resources, Inc., Apogee, Inc., Complete Management, Inc., EquiMed, Inc., Concentra Managed Care, Inc., Omega Health Systems, Inc., Orthodontic Centers of America, Inc., Pediatrix Medical Group, Inc., Physician Reliance Network, Inc., Physicians Resource Group, Inc. and Specialty Care Network, Inc. (the "Selected Specialty PPM Companies", and together with the Selected Primary PPM Companies, the "Selected PPM Companies"; the Selected PPM Companies and the Selected Hospital Companies being the "Selected Companies").

      The Selected Hospital Companies and the Selected PPM Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to the Hospital Division and the Practice Management Division, respectively, of the Company. There was only one publicly traded company comparable to the Diagnostics Division:
   Raytel Medical Corporation. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of the Company were calculated using a price of $15.50 per share, the closing price of the Common Stock on the Nasdaq National Market on March 4, 1998. The multiples and ratios for the Company were based on information provided by the Company's management and the multiples for each of the Selected Companies were based on the most recent publicly available information.

      Goldman Sachs considered, among other ratios, levered market capitalization (i.e., market value of common equity plus estimated market value of debt less cash) as a multiple of earnings before interest, taxes, depreciation and amortization ("EBITDA") for the latest twelve-month ("LTM") period. Goldman Sachs' analyses indicated multiples ranging from 6.3x to 17.2x with a median of 9.8x for the Selected Hospital Companies, multiples ranging from 3.1x to 62.7x with a median of 8.8x for the Selected Primary PPM Companies, and multiples ranging from 2.5x to 46.5x with a median of 15.0x for the Selected Specialty PPM Companies.


      Goldman Sachs also considered for the Selected Hospital Companies, the Selected Primary PPM Companies, and the Selected Specialty PPM Companies estimated price/earnings ratios (based on Institutional Broker Estimate System (IBES) median estimates as of February 27, 1998), which ranged from 12.5x to 31.3x, from 18.4x to 26.3x, and from 7.1x to 30.4x, respectively, for the 1998 calendar year, and from 6.3x to 24.9x, from 12.3x to 19.3x, and from 8.0x to 23.5x, respectively, for the 1999 calendar year; estimated LTM EBITDA margins and LTM earnings before interest and taxes ("EBIT") margins, which ranged from 8.2% to 26.5% and 3.3% to 22.4%, respectively, for the Selected Hospital Companies, from 1.4% to 22.6% and 6.3% to 17.1%, respectively, for the Selected Primary PPM Companies, and from 2.9% to 68.7% and 0.8% to 61.3%, respectively, for the Selected Specialty PPM Companies; and price/book value ratios, which ranged from 1.9x to 7.2x for the Selected Hospital Companies, from 0.2x to 6.7x for the Selected Primary PPM Companies, and from 0.4x to 6.2x for the Selected Specialty PPM Companies. Applied to the Common Stock and the March Projection, including management's estimated earnings per share for 1998, the above median range of EBITDA and price/earnings multiples implied a price per share of the Common Stock in the range of $9 to $13.

      (iv) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the hospital industry since 1989 (the "Selected Hospital Transactions") and selected transactions in the physician practice management industry since 1991 (the "Selected PPM Transactions"). The Selected Hospital Transactions included the following: the acquisition of Deaconess Incarnate Word Health System by Tenet Healthcare Corporation announced in January 1997, the acquisition of OrNda HealthCorp by Tenet Healthcare Corp. announced in October 1996, the acquisition of Champion Healthcare Corp. by Paracelsus Healthcare Corp. announced in April 1996, the acquisition of HealthTrust Inc. - The Hospital Co. by Columbia/HCA Healthcare Corp. announced in October 1994, the acquisition of American Medical Holdings Inc. by National Medical Enterprises Inc. announced in September 1994, the acquisition of EPIC Healthcare Group Inc. by HealthTrust Inc. - The Hospital Co. announced in January 1994, the acquisition of Summit Health Ltd. by OrNda HealthCorp announced in December 1993, the acquisition of American Healthcare Management Inc. by OrNda HealthCorp announced in November 1993, the acquisition of HCA Hospital Corp of America by Columbia Healthcare Corp. announced in October 1993, the acquisition of 10 Hospitals of Charter Medical Corp. by Quorum Health Group Inc. announced in October 1993, the acquisition of Galen Health Care Inc. by Columbia Hospital Corp. announced in June 1993, the acquisition of American Medical International Inc. by IMA Holdings Corp. announced in July 1989, and the acquisition of Hospital Corp. of America by a management group announced in March 1989. The Selected PPM Transactions constituted a total of 95 transactions and reflect selected acquisitions in the physician practice management industry entered into since September 1991 for which information was available. No minimum consideration paid threshold was used in identifying such transactions.


      Such analysis indicated that, for the Selected Hospital Transactions and the Selected PPM Transactions, the median of the levered consideration (i.e., the price paid for the equity securities acquired plus the estimated market value of any debt less cash assumed) was: as a multiple of LTM sales, 1.1x for the Selected Hospital Transactions and 0.7x for the Selected PPM Transactions; as a multiple of LTM EBIT, 11.9x for the Selected Hospital Transactions and 21.7x for the Selected PPM Transactions; and as a multiple of LTM EBITDA, 6.9x for the Selected Hospital Transactions and 17.4x for the Selected PPM Transactions. Applied to the Common Stock and the March Projection, including management's estimate of earnings per share for 1998, the median range of transaction multiples implied a price per share of the Common Stock in the range of $7 to $10.


      Goldman Sachs also analyzed the premiums paid in such merger transactions, which ranged from 25% to 40% of the 90 day average price prior to announcement of the transaction. Applied to the Common Stock of the Company and the March Projection, including management's estimate of earnings per share for 1998, these merger premiums implied a price per share of $14 to $18 when transaction premium analysis is combined with the trading multiples analysis as described in Section (iii) above.


      (v) Implied Future Prices Analysis. Goldman Sachs calculated implied future prices of the Common Stock at the end of each year for the five-year period ending in 2003 on the basis of the management's earnings estimates in the March Projection and the assumption of a price/earnings ratio of 21.0x (the median of price/earnings ratio in 1998 for the Selected Hospital Companies). The implied future prices of the Common Stock reflected an average compound annual growth rate of 34.0% for the price of the Common Stock between 1998 and 2003. Goldman Sachs then discounted the implied future prices of the Common Stock at a discount rate of 12% to arrive at implied per share values ranging from $9 to $21.


     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Special Committee as to the fairness from a financial point of view of the Cash Merger Consideration pursuant to the Merger Agreement to holders of outstanding shares of the Common Stock (excluding the Investor Group and the Acquiror) and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those projected. As described above, Goldman Sachs' opinion to the Special Committee was one of many factors taken into consideration by the Special Committee in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs and is qualified in its entirety by reference to the written opinion of Goldman Sachs set forth in Appendix B hereto.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. The Special Committee selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs has provided certain investment banking services to KKR, WCAS VII and their affiliates from time to time and may provide investment banking services to KKR, WCAS VII and their affiliates from time to time in the future.


     Pursuant to a letter agreement dated August 8, 1997 (the "Engagement Letter"), the Special Committee engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the Engagement Letter, the Company has agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee of 1% of the aggregate consideration (the total value of the Common Stock at $19 per share plus the outstanding debt of MedCath assumed by Acquiror), subject to a minimum of $3.25 million. The Company has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.


Purpose and Reasons of the Affiliates for the Merger

     The purpose of the Affiliates for engaging in the transactions contemplated by the Merger Agreement is to acquire, together with any participating Physicians and Employees, 100% of the ownership of the Company. The Affiliates believe that as a private company MedCath will have greater operating flexibility to focus on enhancing value by emphasizing growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings and the potentially disruptive effect associated with losses in connection with the construction and start-up of new Heart Hospitals.


     The members of the Management Group beneficially own, in the aggregate, approximately 15.2% of the outstanding Common Stock. The two WCAS Directors may be deemed to beneficially own, in the aggregate, approximately 8.2% and 7.7%, respectively, of the outstanding Common Stock, including 7.5% that is held of record by WCAS V. See "PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT."

     Prior to consummation of the Merger, members of the Management Group have agreed to contribute a portion of their equity interests in MedCath to the Parent, representing an investment of approximately $17 million in the Parent (based on the $19 per share to be received by shareholders in the Merger), in exchange for 668,016 shares of common stock of the Parent and options to purchase 294,767 shares of common stock of the Parent. The WCAS Investors have agreed to contribute an aggregate of 262,474 shares of Common Stock to the Parent (of which 88,385 will be contributed by the WCAS Directors) in exchange for an equivalent number of shares of common stock of the Parent.

     As a result of the Merger, the KKR Partnership will acquire, indirectly through the Parent for an investment of up to approximately $106 million, up to approximately 46% of the equity interest in the Company; the WCAS Investors will acquire, indirectly through the Parent for an investment of up to approximately $106 million, up to approximately 46% of the equity interest in the Company; and the Management Group will acquire, indirectly through the Parent for an investment in kind of approximately $17 million of their equity interest in Medcath, approximately 8% of the equity interest in the Company. See "SPECIAL FACTORS -- Background of the Merger." Members of the Management Group and the WCAS Investors will also receive the Cash Merger Consideration for the remainder of their investment in the Company on the same terms as other shareholders.



Position of the Affiliates as to Fairness of the Merger


     Each of the Affiliates has considered the analyses and findings of the Special Committee and the Board (described in detail in "SPECIAL FACTORS -- The Special Committee's and the Board's Recommendation") with respect to the fairness of the Merger to the unaffiliated shareholders of the Company. As of the date of this Proxy Statement, each of the Affiliates adopts the analyses and findings of the Special Committee and the Board with respect to the fairness of the Merger and believes that the Merger is both procedurally and substantively fair to the Company's unaffiliated shareholders; provided that no opinion is expressed as to the fairness to any shareholder making an investment in the Parent. None of the Affiliates makes any recommendation as to how the Company's shareholders should vote on the Merger Agreement. The WCAS Directors have financial interests in the Merger and the members of the Management Group have financial and employment interests in the Merger. See "SPECIAL FACTORS -- Conflicts of Interest."



Conflicts of Interest


     In considering the recommendations of the Board with respect to the Merger, shareholders should be aware that certain officers and directors of MedCath and affiliates, and associates and persons related to the officers and directors are members of the Investor Group or otherwise have interests in connection with the Merger which may present them with actual or potential conflicts of interest as summarized below. The Special Committee and the Board were aware of these interests and considered them among the other matters described under " -- The Special Committee's and the Board's Recommendation." The Special Committee considered the Management Group's conflicts of interest to be a negative factor in its determination that the Merger is fair to the Public Shareholders, even though the compensation and benefits payable to members of the Management Group are intended to provide for the payment of compensation and benefits to the Management Group substantially equivalent to the compensation and benefits they are currently entitled to receive from the Company.


     Voting Agreement. As a condition to the Merger Agreement, the members of the Management Group have entered into an agreement with the Acquiror and the Parent pursuant to which they have agreed to vote their shares of Common Stock
(i) in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby and (ii) except as otherwise agreed to in writing by the Parent, against any extraordinary corporate transaction involving MedCath or its subsidiaries; any reorganization, recapitalization, dissolution or liquidation of MedCath or its subsidiaries; any change in a majority of the directors, material amendment to MedCath's Articles of Incorporation or Bylaws; or any other action involving MedCath or its subsidiaries that has the effect of impeding, delaying or impairing the consummation of the Merger or the transactions contemplated thereby.


     Post-Merger Ownership and Control of the Parent. It is anticipated that immediately after the Merger the following individuals and entities will beneficially own the number of shares of common stock of the Parent shown in the table below. The table does not reflect the beneficial ownership of any shares of common stock of the Parent by Physicians or Employees. To the extent any of the Physicians accept the Parent's offer to issue to them shares of common stock of the Parent in exchange for shares of Common Stock, the percentages shown in the table below for WCAS VII, WCAS Healthcare Partners, L.P., the WCAS Directors and the other WCAS Investors will decrease, and to the extent that any of the Employees accept the Parent's offer to grant them stock options in exchange for the cancellation of their options to purchase shares of Common Stock, all of the percentages shown in the table below will decrease.

                                  Number of Shares of     Percentage of Parent
                                  Parent Common Stock         Common Stock
    Name of Beneficial Owner       Beneficially Owned      Beneficially Owned
-------------------------------- ---------------------   ----------------------
The KKR Partnership                    5,573,684                  46.02%
WCAS VII                               5,232,370                  43.21
WCAS Healthcare Partners, L.P.            52,632                   0.43
WCAS Directors(1)
 Patrick J. Welsh                         72,595                   0.60
 Andrew M. Paul                           15,790                   0.13
Other WCAS Investors                     200,298                   1.65
Management Group(2)
 Stephen R. Puckett                      657,243                   5.43
 David Crane                             156,015                   1.29
 Charles W. (Todd) Johnson               136,882                   1.13
 Richard J. Post                          12,642                   0.11


---------
(1) See "PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT" for number of shares of Common Stock and percentage of Common Stock beneficially owned before the Merger by these persons and entities.


(2) Includes an aggregate of 294,767 shares of common stock of the Parent issuable upon exercise of options to be received in exchange for MedCath stock options held by members of the Management Group, which will be fully vested and immediately exercisable. Does not include any shares of common stock of the Parent issuable upon exercise of New Options expected to be granted to the Management Group at the Effective Time. See " -- Grant of New Options of the Parent to the Management Group."


     Following consummation of the Merger, the members of the Management Group will continue as the executive officers of the Company, and the Management Group will designate Stephen R. Puckett and David Crane to serve on the Board of Directors of the Company. In addition, the Management Group will become the executive officers of the Parent.

     The Board of Directors of the Parent will have ten members. The Management Group will designate Stephen R. Puckett and David Crane to serve on the Board of Directors of the Parent. The WCAS Investors will designate three persons to serve on such board.

     Contribution to the Parent of Equity Interests in MedCath by the Management Group and WCAS Directors. Each member of the Management Group has agreed to contribute in kind at least 50% of the value of his equity interest in MedCath, including both shares of Common Stock and the Aggregate Unrealized Gain on options held by him to purchase shares of Common Stock. In exchange for shares of Common Stock contributed, each member of the Management Group will receive shares of common stock of the Parent. In exchange for the Aggregate Unrealized Gain on MedCath stock options, each member of the Management Group will receive options to purchase shares of common stock of the Parent that will be fully vested and immediately exercisable. This contribution will occur prior to consummation of the Merger. If the Merger is consummated, the Management Group will not receive any cash in the Merger for their shares of Common Stock contributed to the Parent or the Aggregate Unrealized Gain on their MedCath stock options exchanged for Parent stock options, but, instead, will receive common stock of the Parent and options to purchase shares of such common stock and, therefore, will continue to have indirect ownership interests in MedCath following the Merger. Shares of Common Stock held by the Management Group that are not contributed to the Parent will be converted into the right to receive the same Cash Merger Consideration as shares of Common Stock held by other shareholders of the Company. The Management Group will also receive cash on the same basis as all other optionees for the Aggregate Unrealized Gain on any stock options they do not agree to exchange for substantially equivalent options to purchase shares of common stock of the Parent.


     Prior to the Effective Time, MedCath has agreed, pursuant to the terms of the Merger Agreement, to take all necessary action to cancel all outstanding options to purchase Common Stock, whether or not exercisable, other than options exchanged by the Management Group and the Employees for similar options to purchase shares of common stock of the Parent. See "THE MERGER -- Cash-out of MedCath Stock Options" and "PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT." As of June 22, 1998, there were options outstanding to purchase an aggregate of 1,189,195 shares of Common Stock at a weighted average exercise price of $13.05 per share, all but 28,255 of which have an exercise price per share of less than $19.

     The following table sets forth information as of June 22, 1998 as to the shares of Common Stock and the options to purchase shares of Common Stock held by members of the Management Group for which cash payments will be received upon consummation of the Merger.





                                                       Amount of Cash
                                                       to be Received
                                 Shares Not            for Shares Not
Management Group Member    Contributed to Parent   Contributed to Parent
------------------------- ----------------------- -----------------------
 Stephen R. Puckett               605,000               $11,495,000
 David Crane                      102,117                 1,940,223
 Charles W. (Todd)
  Johnson                         129,504                 2,460,576
 Richard J. Post                       --                        --



                                Shares         Amount of Cash    Total Amount of Cash
                              Underlying       to be Received       to be Received
                            Stock Options    for Stock Options    upon Consummation
Management Group Member    Not Contributed    Not Contributed       of the Merger
------------------------- ----------------- ------------------- ---------------------
 Stephen R. Puckett                 --                  --           $11,495,000
 David Crane                    42,837            $282,999             2,223,222
 Charles W. (Todd)
  Johnson                           --                  --             2,460,576
 Richard J. Post                32,959             180,162               180,162



     Certain of the WCAS Investors have agreed to contribute to the Parent an aggregate of 262,474 shares of Common Stock, of which an aggregate of 88,385 shares will be contributed by the WCAS Directors, in exchange for shares of common stock of the Parent. The value (at $19 per share) of the shares of Common Stock contributed (approximately $5 million) plus cash contributed to the Parent by the WCAS Investors will aggregate approximately $106 million (reduced by the aggregate value (at $19 per share) of any shares of Common Stock contributed to the Parent by the Physicians and by an amount equal to one-half of the Aggregate Unrealized Gain on the stock options contributed to the Parent by the Employees).


     Grant of New Options of Parent to the Management Group. The Board of Directors of the Parent will reserve shares of the Parent's common stock representing 15% of the fully diluted equity of the Parent for the grant of Parent stock options at an exercise price of $19 per share (the "New Options"). Fifty percent of the New Options will vest in equal portions annually over the four years following the grant. The remaining fifty percent of the New Options will become exercisable after the eighth anniversary of grant, subject to acceleration if the Parent achieves certain performance targets, which will be consistent with the June Projection, to be established by the Board of Directors of the Parent. The New Options are also subject to a number of other conditions. See "CERTAIN FORWARD LOOKING INFORMATION."

     The New Options will be granted as follows:

     o the Management Group will receive between 70% and 80% of the New Options upon consummation of the Merger;


   o other key employees of the Company will receive approximately 90% of the remaining New Options upon consummation of the Merger; and

   o the approximately 10% of the remaining New Options will remain available for grant to future employees of the Parent.


     No determination has yet been made as to the number of New Options to be granted to any individual.


     "Change of Control" Payments to Members of the Management Group. The consummation of the Merger will constitute a "Change in Control" of the Company pursuant to the terms of the respective employment agreements between the members of the Management Group and the Company. Upon such a Change in Control, each of them becomes entitled to a lump-sum payment equal to two times the total cash compensation earned by such employee during the immediately preceding fiscal year of the Company, plus the present value of two years of normal health, life insurance and retirement benefits. Each member of the Management Group has agreed to forego such payment, however, in consideration of the payments to be received pursuant to the new employment agreements described immediately below. If they had not agreed to forego such payments, then Stephen R. Puckett, David Crane, Charles W. (Todd) Johnson and Richard J. Post would have been entitled to receive $778,337, $613,321, $530,147 and $444,977, respectively, under their current employment agreements upon the occurrence of a "Change of Control."


     New Employment Agreements with the Management Group. Upon consummation of the Merger, the employment agreements that each member of the Management Group currently has with the Company will terminate. At such time, each member of the Management Group will enter into a new employment agreement with the Parent. The principal terms of the employment agreements are summarized below:

   o each agreement will have a term of four years with an extension for an additional year, unless terminated or not renewed in accordance with the agreement's terms;

   o each agreement will provide for compensation consisting of base salary (the amount of which is intended to be, at all times, no less than the median base salary for each of the four highest paid officers of companies of similar size and character as the Parent), and a potential cash bonus (the eligibility formula for which is intended to be comparable to the current cash bonus formula of the Company and based upon performance targets to be determined by the Board of Directors of the Parent); and

   o each agreement will provide for a severance payment in the event of termination by the Parent without cause or resignation by the employee for good reason, consisting of two years' payment of base salary and bonus and continuation of normal health, life insurance, retirement and other benefits.

     The initial base salaries for Stephen R. Puckett, David Crane, Charles W.
(Todd) Johnson and Richard J. Post pursuant to their new employment agreements with the Parent will be $352,680, $263,172, $189,996 and $157,992, respectively. The possible annual cash bonuses for each of the members of the Management Group will equal a percentage of each of their base salaries, be calculated using a bonus formula comparable to the bonus formula in effect immediately prior to the Merger, and will depend upon the Company meeting or exceeding certain performance targets to be established yearly by the Board.


     Each member of the Management Group will also be entitled to a separate payment in respect of the termination of his previously existing employment agreement and a separate payment in respect of a covenant not to compete. For each member of the Management Group, the covenant not to compete will be in effect during the period of his employment and for one year thereafter. Without prior written consent of the Parent, while the covenant not to compete is in effect, a member of the Management Group may not, directly or indirectly, in any capacity carry on, be engaged in or have any financial interest in (with the exception of a less than 5% interest in a public company) any business which is in competition (as defined in the employment agreement) with the existing business of the Company. The amounts of such payments to be received by each member of the Management Group immediately after consummation of the Merger are set forth in the table below.






     Management Group Member      Termination Payment   Non-Compete Payment
-------------------------------- --------------------- --------------------
     Stephen R. Puckett                 $378,342             $400,000
     David Crane                         298,326              315,000
     Charles W. (Todd) Johnson           265,155              265,000
     Richard J. Post                     221,982              220,000



     Stockholders' Agreement. The Parent and the members of the Management Group will enter into a stockholders' agreement that will restrict the Management Group's ability to transfer the shares of common stock of the Parent to be owned by them. The agreement will give them (or their estates) the right in certain events to sell, and will obligate the Parent to purchase, their shares of common stock of the Parent. The agreement will also grant them certain registration rights for their shares of the Parent and will give the Parent the right to call their shares at a specified price upon the occurrence of certain events.

     Payments to Investment Adviser of WCAS VII. Upon consummation of the Merger, MedCath will pay a financial advisory fee to WCA Management of not more than $2.5 million. In addition, WCA Management will receive annually a monitoring fee in an amount to be determined after consummation of the Merger.

     Indemnification and Insurance. The Merger Agreement requires that MedCath provide indemnification to its current and former directors and officers against liabilities (including reasonable attorneys' fees) relating to actions or omissions arising out of their being a director, officer, employee or agent of the Company at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement). In addition, MedCath is obligated for a period of six years from the Effective Time to continue in effect directors' and officers' liability insurance with respect to matters occurring prior to the Effective Time, which insurance must contain terms and conditions no less advantageous than are contained in MedCath's current directors' and officers' liability insurance policy; provided that MedCath is not obligated to expend annually more than 200% of the current cost of such coverage.

     Special Committee. As compensation for serving on the Special Committee, which met on 20 occasions between July 28, 1997 and the date of this Proxy Statement, the members of the Special Committee each received fees in the amount of $20,000 pursuant to the Board's standard policy for compensating directors for attendance at committee meetings.


     Each member of the Special Committee, as an outside director, automatically received on the date of each annual meeting options to purchase 2,000 shares of Common Stock at the market price of the Common Stock on such date. Dr. Duncan and Mr. McKinnon each received a total of 4,000 such options, none of which have been exercised. In addition, Dr. Duncan was granted upon appointment to the Board options to purchase 3,531 shares of Common Stock at an exercise price of $7.51 per share, of which 1,177 have not been exercised. Under the terms of the Merger Agreement, the options held by the members of the Special Committee will be terminated and each holder thereof will receive an amount in cash equal to the Aggregate Unrealized Gain on such options on the same basis as other holders of MedCath stock options.

     In addition to the options described in the preceding paragraph, Dr. Duncan owns 2,354 shares of Common Stock, and Mr. McKinnon owns 60,000 shares of Common Stock, all of which will, upon consummation of the Merger, be canceled and for which they will receive the Cash Merger Consideration. Accordingly, upon consummation of the Merger, the members of the Special Committee will receive the following cash payments: Dr. Duncan will receive $20,774 for the Aggregate Unrealized Gain on his stock options and $44,726 for his shares of Common Stock, for a total cash payment of $65,500. Mr. McKinnon will receive $7,250 for the Aggregate Unrealized Gain on his stock options and $1,140,000 for his shares of Common Stock, for a total cash payment of $1,147,250.

     Members of the Special Committee will also be entitled to certain indemnification rights granted under the Merger Agreement to the current and former directors and officers of the Company. See " -- Conflicts of Interest -- Indemnification and Insurance."


Certain Effects of the Merger


     As a result of the Merger, other than the Management Group, the Physicians, the Employees and the WCAS Investors, the current shareholders of MedCath will not have an opportunity to continue their equity interest in MedCath as an ongoing corporation and therefore will not share in the future earnings and potential growth of MedCath. Upon consummation of the Merger, the Common Stock will no longer be traded on the Nasdaq National Market, price quotations will no longer be available and the registration of the Common Stock under the Exchange Act will be terminated. The termination of registration of the Common Stock under the Exchange Act will eliminate the requirement to provide information to the Commission and will make most of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with shareholders' meetings, no longer applicable.

     The members of the Management Group, the Physicians, the Employees and the WCAS Directors will own an equity interest in the Parent that will allow them indirectly to share in the future earnings and potential growth of MedCath, which will upon consummation of the Merger become a wholly-owned subsidiary of the Parent. An investment in MedCath (indirectly through an equity investment in the Parent) following the Merger involves substantial risk resulting from the limited liquidity of any such investment and the increased leverage associated with future borrowings that will be necessary to fund the substantial capital expenditures required to execute the Company's business strategy. Nonetheless, if the Company is able to successfully implement its business strategy, the value of such an equity investment would be considerably greater than the original cost thereof. See "CERTAIN FORWARD LOOKING INFORMATION."


     The receipt of cash pursuant to the Merger will be a taxable transaction. See "FEDERAL INCOME TAX CONSEQUENCES."


Conduct of MedCath's Business After the Merger


     The Parent is continuing to evaluate MedCath's business, assets, practices, operations, properties, corporate structure, capitalization, management and personnel and discuss what changes, if any, will be desirable. Subject to the foregoing, the Parent expects that the day-to-day business and operations of MedCath will be conducted substantially as they are currently being conducted by MedCath. The Parent does not currently intend to dispose of any assets of MedCath, other than in the ordinary course of business. Additionally, the Parent does not currently contemplate any material change in the composition of MedCath's current management, although after the Merger, the Board will consist of four designees of the KKR Partnership, three designees of the WCAS Investors, Stephen R. Puckett and David Crane of the Management Group and one independent director to be elected by the other directors.



Certain Forward Looking Information

     Certain projections prepared by management of MedCath are included elsewhere in this Proxy Statement under the heading "CERTAIN FORWARD LOOKING INFORMATION."

                              THE SPECIAL MEETING

Proxy Solicitation


     This Proxy Statement is being delivered to MedCath's shareholders in connection with the solicitation by the Board of proxies to be voted at the Special Meeting to be held July 22, 1998 at 10:00 a.m., local time, at Raintree Country Club, located at 8600 Raintree Lane, Charlotte, North Carolina. All expenses incurred in connection with solicitation of the enclosed proxy will be paid by the Company. Officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone or personal call. In addition, the Company has retained Georgeson & Company Inc. to solicit proxies for a fee of $7,000 plus expenses. The Company has requested brokers and nominees who hold stock in their names to furnish this proxy material to their customers and the Company will reimburse such brokers and nominees for their related out-of-pocket expenses. This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about June , 1998.



Record Date and Quorum Requirement


     The Common Stock is the only outstanding voting security of the Company. The Board has fixed the close of business on June 22, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or adjournments thereof. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders. At the close of business on the Record Date, there were 11,813,404 shares of Common Stock issued and outstanding held
by   holders of record and by approximately   persons or entities holding in
nominee name.


     The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business.


Voting Procedures

     Approval of the Merger Agreement, which is attached as Appendix A hereto, will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. A failure to vote or a vote to abstain will have the same legal effect as a vote cast against approval. Brokers and, in many cases, nominees will not have discretionary power to vote on the proposal to be presented at the Special Meeting. Accordingly, beneficial owners of shares should instruct their brokers or nominees how to vote. A broker non-vote will have the same effect as a vote against the Merger.

     Under North Carolina law, holders of Common Stock who do not vote in favor of the Merger Agreement and who comply with certain notice requirements and other procedures will have the right to dissent and to be paid cash for the "fair value" of their shares as finally determined under such procedures, which may be more or less than the consideration to be received by other shareholders of MedCath under the terms of the Merger Agreement. Failure to follow such procedures precisely may result in loss of Dissenters' Rights. See "RIGHTS OF DISSENTING SHAREHOLDERS."


Voting and Revocation of Proxies

     A shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of MedCath an instrument revoking it, (ii) submitting a duly executed proxy bearing a later date or
(iii) voting in person at the Special Meeting. Subject to such revocation, all shares represented by each properly executed proxy received by the Secretary of MedCath will be voted in accordance with the instructions indicated thereon, and if no instructions are indicated, will be voted to approve the Merger and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Special Meeting or any adjournment thereof.

     The shares represented by the accompanying proxy card and entitled to vote will be voted if the proxy card is properly signed and received by the Secretary of the Company prior to the Special Meeting.


Effective Time

     The Merger will be effective as soon as practicable following shareholder approval of the Merger Agreement and upon the filing of articles of merger with the Secretary of State of the State of North Carolina. The Effective Time is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions set forth in the Merger Agreement. See "THE MERGER -- Conditions."

                                  THE MERGER

     The Merger Agreement provides that the Acquiror, a newly-formed North Carolina corporation which is a wholly-owned subsidiary of the Parent, will be merged with and into MedCath, and that following the Merger, the separate existence of the Acquiror will cease and MedCath will continue as the surviving corporation.


     The terms of and conditions to the Merger are contained in the Merger Agreement which is included in full as Appendix A to this Proxy Statement and is incorporated herein by reference. The discussion in this Proxy Statement of the Merger and the summary description of the principal terms of the Merger Agreement are subject to and qualified in their entirety by reference to the more complete information set forth in the Merger Agreement.



Conversion of Securities

     At the Effective Time, subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares and shares held by the Acquiror) will, by virtue of the Merger, be converted into the right to receive the Cash Merger Consideration. Except for the right to receive the Cash Merger Consideration, from and after the Effective Time, all shares (other than the Dissenting Shares and shares held by the Acquiror), by virtue of the Merger and without any action on the part of the holders, will no longer be outstanding and will be canceled and retired and will cease to exist. Each holder of a certificate formerly representing any shares (other than the Dissenting Shares and shares held by the Acquiror) will after the Effective Time cease to have any rights with respect to such shares other than the right to receive the Cash Merger Consideration for such shares upon surrender of the certificate.

     No interest will be paid or accrued on the amount payable upon the surrender of any certificate. Payment to be made to a person other than the registered holder of the certificate surrendered is conditioned upon the certificate so surrendered being properly endorsed and otherwise in proper form for transfer, as determined by the Disbursing Agent. Further, the person requesting such payment will be required to pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Disbursing Agent that such tax has been paid or is not payable. Six months following the Effective Time, MedCath will be entitled to cause the Disbursing Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Disbursing Agent which have not been disbursed to holders of certificates formerly representing shares outstanding prior to the Effective Time, and thereafter such holders will be entitled to look to MedCath only as general creditors with respect to cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Disbursing Agent nor any party to the Merger Agreement will be liable to any holder of certificates formerly representing shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Except as described in this paragraph, MedCath will pay all charges and expenses, including those of the Disbursing Agent, in connection with the exchange of shares for the Cash Merger Consideration.

     Each share of the Acquiror's common stock that is issued and outstanding immediately prior to the Merger will be converted at the Effective Time into one share of Common Stock of MedCath.


Cash-out of MedCath Stock Options

     In general, outstanding stock options to purchase shares of MedCath shall be canceled or terminated as of the Effective Time. Holders of such options shall receive cash equal to the Aggregate Unrealized Gain on such options. Options contributed by the Management Group to the Parent for similar options to purchase shares of common stock of the Parent will be canceled, and the members of the Management Group will not receive any cash payment upon the cancellation thereof.


Transfer of Shares

     No transfers of shares of Common Stock will be made on the stock transfer books at or after the Effective Time. If, after the Effective Time, certificates representing such shares are presented to MedCath, such shares will be canceled and exchanged for the Cash Merger Consideration.


Conditions


     Each party's respective obligation to effect the Merger is subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any or all of which may be waived (other than those appearing in (i) and (iii) below) at the appropriate party's discretion, to the extent permitted by applicable law:

      (i) the Merger Agreement and the transactions contemplated therein shall have been approved in the manner required by applicable law by the holders of a majority of the outstanding shares entitled to vote thereon;

      (ii) there is no action, suit or proceeding pending before any court or governmental body that may have the effect of making illegal or otherwise preventing, prohibiting or substantially delaying consummation of the Merger or would result in an award of damages that would have a material adverse effect on MedCath; and

      (iii) the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or terminated.

     The obligations of MedCath to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, unless waived by MedCath:

      (i) the representations and warranties of the Acquiror and the Parent in the Merger Agreement shall be true and correct in all material respects as of the date of execution thereof and as of the Effective Time as though made at the Effective Time, except for changes specifically permitted by the Merger Agreement;

      (ii) the Acquiror and the Parent shall have performed in all material respects their agreements contained in the Merger Agreement required to be performed at or prior to the Effective Time; and

      (iii) MedCath shall have received a certificate of the President and a Vice President of the Acquiror and the Parent certifying to the effect of the preceding clauses (i) and (ii).

     The obligations of the Acquiror and the Parent to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, unless waived by the Acquiror:

      (i) the representations and warranties of MedCath contained in the Merger Agreement shall be true and correct in all material respects as of the date of execution thereof and, except as contemplated by the Merger Agreement, as of the Effective Time, as though all of such representations were made by MedCath at the Effective Time;

      (ii) MedCath shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed at or prior to the Effective Time;

      (iii) the Acquiror shall have received a certificate of the President and a Vice President of MedCath certifying, as applicable, to the effect of the preceding clauses (i) and (ii);

      (iv) the Acquiror shall have obtained the financing for the Merger on terms satisfactory to the Acquiror;

      (v) all consents, approvals or notices to any governmental authority or other person or entity whose consent or approval or to whom notice is required in connection with the execution or delivery and performance of the Merger Agreement and the transactions contemplated by those agreements shall have been obtained or made;

      (vi) the Management Group shall have invested in the Parent at least 50% of the value of their equity interest in the Company, including both shares of Common Stock and the Aggregate Unrealized Gain or MedCath stock options held by them;

      (vii) the directors of MedCath, other than those who are also directors of the Acquiror, shall have resigned; and


      (viii) to MedCath's knowledge, no investigation of MedCath for any violation of the "Stark" laws, anti-kickback laws or laws or regulations relating to Medicare, Medicaid or CHAMPUS shall be pending.

     After approval of the Merger Agreement by the shareholders of MedCath, no condition may be waived that reduces the amount or changes the form of the Cash Merger Consideration to be received by the shareholders or that would adversely affect the shareholders of MedCath unless a waiver of such condition is approved by the shareholders.



Representations and Warranties

     MedCath has made representations and warranties in the Merger Agreement regarding, among other things, its organization and good standing, authority to enter into the transaction, its capitalization, its financial statements, the absence of certain changes in the business of MedCath since September 30, 1997, the content and submission of forms and reports required to be filed by MedCath with the Commission, requisite governmental and other consents and approvals, compliance with all applicable laws, including without limitation those relating to billing and coding for healthcare services, absence of litigation to which MedCath is a party, brokers and finders, requisite tax filings, absence of defaults under material contracts, employee benefits and coding and environmental matters.

     The Parent and the Acquiror have made representations and warranties in the Merger Agreement regarding, among other things, their organization and good standing, authority to enter the transaction, the Acquiror's capitalization, compliance with all applicable laws, requisite governmental and other consents and approvals, accuracy of information supplied by the Acquiror for submission on forms and reports required to be filed by MedCath with the Commission, financing for the Merger, brokers and finders, the absence of prior activities and absence of litigation to which the Acquiror or the Parent is a party.

     The representations and warranties of the parties in the Merger Agreement will expire upon consummation of the Merger, and upon such expiration none of such parties or their respective officers, directors or principals will have any liability whatsoever with respect to any such representations or warranties.


Covenants

     In the Merger Agreement, MedCath has agreed that prior to the Effective Time, unless otherwise agreed to in writing by the Acquiror or as otherwise contemplated by the Merger Agreement, MedCath and each of its subsidiaries will conduct business only in the ordinary course substantially consistent with past practice and will not:

      (i) amend its articles of incorporation or bylaws or the organizational documents of any of MedCath's subsidiaries;

      (ii) declare, set aside or pay any dividend or make any other distribution in respect of any of its shares of capital stock;

      (iii) issue, grant, sell, pledge, or transfer any shares of its capital stock, stock options, warrants, securities or rights to acquire any such shares, securities or rights of MedCath or propose or agree to do any of the foregoing or acquire directly or indirectly any shares of its capital stock or make any other changes in its equity capital structure;

      (iv) incur any indebtedness, directly or through guarantees or otherwise, other than under existing credit facilities for current operations in the ordinary course of its business or make loans other than to its subsidiaries;

      (v) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of MedCath of any class or any options, warrants or other rights to purchase any such shares, fail to use their reasonable best efforts to conduct their relations with employees and their employee benefit plans only in the ordinary and usual course consistent with past practices;

      (vi) amend, or enter into any additional, employment agreements with officers or directors of MedCath or make increases in employee compensation or benefits except as permitted by the Merger Agreement;

      (vii) fail to use their reasonable best efforts to keep in place its current insurance policies which are material;

      (viii) make any investment of a capital nature or otherwise enter into any material transaction;

      (ix) make any material tax election or settle or compromise any material tax liability;

      (x) not make any change in its accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles;

      (xi) split, combine or reclassify any of the capital stock of MedCath or issue other securities in respect of or in substitution for such existing capital stock;

      (xii) acquire any other business or entity whether by acquisition of assets or stock, merger or consolidation;

      (xiii) agree to engage in any new developments;

      (xiv) sell, lease, mortgage or otherwise encumber any of its assets other than in the ordinary course of business;

      (xv) make capital expenditures in amounts which exceed MedCath's annual capital expenditure budget for fiscal year 1998;

      (xvi) pay, discharge or satisfy material claims other than in the ordinary course of business;

      (xvii) adopt a plan of complete or partial liquidation or merger with respect to MedCath or any of its subsidiaries;

      (xviii) enter into any new collective bargaining agreement;

      (xix) settle or compromise any litigation against MedCath or its subsidiaries;

      (xx) engage in any transaction or enter into any agreement with any affiliate or other person covered under Item 404 of the Commission's Regulation S-K;

      (xxi) adopt new, or amend existing, employee benefit plans;

      (xxii) grant employees any new or modified severance;

      (xxiii) effectuate a plant closing or mass layoff without complying with applicable law;

      (xxiv) fail to grant to the Acquiror and its representatives, on a confidential basis, access to the records and facilities of MedCath; and

      (xxv) fail to use its reasonable best efforts to cooperate with and assist the Acquiror with respect to financing necessary to effect the Merger.

     The Merger Agreement also provides that the Acquiror will use its reasonable best efforts to consummate the financing necessary to effect the Merger and pay the expenses related to the Merger. See "THE MERGER -- Financing."

     MedCath has also agreed to provide prompt notice to the Acquiror upon obtaining knowledge of:

      (i) material litigation and claims;

      (ii) notices of default under agreements and instruments where the default would have a material adverse effect;

      (iii) notice from a third party claiming that its consent is required in connection with the transactions contemplated by the Merger Agreement; and

      (iv) any material adverse change in the condition (financial or otherwise), results of operations, properties, assets, liabilities or business of MedCath and its subsidiaries, taken as a whole, or the occurrence of an event which could result in any such change.


Nonsolicitation Covenant

     Under the terms of the Merger Agreement, MedCath has agreed not to permit any of its officers, directors, affiliates, representatives or agents to, directly or indirectly, solicit, initiate or knowingly encourage any Acquisition Proposal or participate in any discussions or negotiations with any other party to facilitate an Acquisition Proposal. Further, the Merger Agreement provides that all of MedCath's representatives will be instructed to cease these activities. However, MedCath may furnish information and participate in discussions and negotiations with a party who has made an unsolicited Acquisition Proposal if either MedCath's Board or its Special Committee has determined in good faith, based upon the reasonably concluded written advice of outside counsel, that failing to take such action would violate fiduciary duties under applicable law. MedCath is obligated to inform the Acquiror immediately of any Acquisition Proposal, provide the Acquiror notice of its material terms and conditions and keep the Acquiror advised of all material developments.


Indemnification and Insurance

     The Merger Agreement provides that the current and former directors and officers of MedCath and any of its subsidiaries (including the members of the Special Committee) will be indemnified by MedCath, to the fullest extent permitted by applicable law, against any costs, expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation, and will be advanced reasonable costs and expenses (including attorneys' fees), in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the approval and consummation of the transactions contemplated by the Merger Agreement. In addition, MedCath is required to maintain in effect, for a period of six years after the Effective Time, MedCath's policies of directors' and officers' liability insurance (provided that MedCath may substitute therefor policies of at least the same amounts and comparable coverage). However, in no event will MedCath be required to pay premiums for such insurance in excess of 200% of premiums currently paid by MedCath.


Expenses

     The parties have agreed to pay their own costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby. MedCath has agreed, however, to pay or reimburse the Acquiror for all reasonable out-of-pocket expenses incurred by or on behalf of the Acquiror in connection with the Merger Transaction upon certain events. See "THE MERGER -- Termination Fee."

Termination, Amendment and Waiver

     At any time prior to the Effective Time, the Merger Agreement may be terminated by the mutual consent of the Boards of Directors of MedCath and the Acquiror.

     Any of the parties may terminate the Merger Agreement prior to the Effective Time by written notice to the other parties if (i) the conditions precedent to closing have not occurred by August 31, 1998 unless the failure to close results from such party's breach of any representation, warranty or covenant, (ii) approval of the shareholders of MedCath necessary to consummate the Merger has not been obtained or (iii) any court of competent jurisdiction or other governmental entity issues an order, decree or ruling or takes any action enjoining, restraining or prohibiting the Merger and such order, decree, ruling or action becomes final and nonappealable.

     In addition, the Acquiror may terminate the Merger Agreement prior to the Effective Time by written notice to MedCath if (i) MedCath breaches any representation, warranty or covenant and fails to cure such breach within thirty days after written notice, (ii) the Board withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger, (iii) MedCath enters into a definitive agreement with any party regarding an Acquisition Proposal or (iv) a third party commences a tender or exchange offer for 25% or more of the Common Stock and the Board has recommended that MedCath's shareholders tender their shares in connection with such offer.

     MedCath may terminate the Merger Agreement prior to the Effective Time by written notice to the Acquiror if (i) the Board or the Special Committee withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger after having determined in good faith, and based upon the reasonably concluded written advice of counsel, that continuing to recommend the Merger Agreement and the Merger would violate fiduciary duties of the Board, (ii) the Board or the Special Committee has determined that MedCath has entered into a definitive agreement with any party with respect to a transaction the proposal of which qualifies as an Acquisition Proposal, provided that the Board or the Special Committee has first determined in good faith based upon reasonably concluded written advice of counsel that failing to take such action would violate the Board's fiduciary duties or (iii) a third party commences a tender or exchange offer for 25% or more of the Common Stock which has not been solicited by MedCath and the Board has recommended that the shareholders of MedCath tender their shares in connection with such offer, provided that the Board or the Special Committee has first determined in good faith based upon the reasonably concluded written advice of counsel that failing to take such action would violate the Board's fiduciary duties.

     Subject to the provisions of applicable law, the Merger Agreement may be modified or amended, and provisions thereof waived, by written agreement of the parties. However, after approval of the principal terms of the Merger Agreement by the shareholders of MedCath, no amendment or waiver of a provision may be made which reduces the amount or changes the form of the Cash Merger Consideration to be received by the shareholders or that would adversely affect the shareholders of MedCath unless such amendment or waiver of a provision is approved by the shareholders. With respect to any decision regarding a proposed modification, amendment or waiver of the Merger Agreement, the Board, in the exercise of its fiduciary duty, will make a determination as to whether resolicitation of shareholders is required.


Termination Fee

     In the event that the Merger Agreement is terminated by MedCath due to (i) the Board or the Special Committee withdrawing or modifying its approval or recommendation of the Merger Agreement or the Merger in connection with the exercise of its fiduciary duties, (ii) MedCath entering into a definitive agreement with any party with respect to an Acquisition Proposal following a determination that the Company's failure to do so would violate the Board's fiduciary duty or (iii) the commencement by a third party of a tender offer for 25% or more of the Common Stock which the Board has recommended to MedCath's shareholders, then in any of such events, MedCath is required to promptly pay to the Acquiror $6,774,640 plus the Acquiror's reasonable out-of-pocket fees and expenses (the "Termination Fee").

     The Termination Fee shall also be due in the event that (i) the Merger Agreement is terminated by the Acquiror due to the Board's withdrawal or modification of its approval or recommendation of the Merger Agreement or the Merger, (ii) MedCath enters into a definitive agreement with any party with respect to an Acquisition Proposal or (iii) a third party commences a tender or exchange offer for 25% or more of the Common Stock which has been recommended by the Board to MedCath's shareholders.

     Additionally, the Termination Fee will be due to the Acquiror if an Acquisition Proposal is made to MedCath at any time after the date of the Merger Agreement and either five months following the termination of the Merger Agreement due to the failure of the shareholders of MedCath to approve the Merger Agreement, or one year after termination of the Merger

Agreement for any other reason (other than a default by the Acquiror), MedCath consummates a transaction the proposal of which qualifies as an Acquisition Proposal.

     Further, in the event that the Merger Agreement is terminated due to the failure of the shareholders of MedCath to approve the transaction, MedCath shall be obligated to reimburse the Acquiror for its reasonable out-of-pocket fees and expenses. Upon a breach of the Merger Agreement by either party which is not cured within thirty days following written notice, the breaching party shall be obligated to reimburse the other party hereto for its reasonable out-of-pocket fees and expenses incurred in connection with the Merger Agreement.


Financing

     Cash Financing for the Merger. Financing for the Merger and the initial working capital needs of MedCath after the Merger will be provided as follows:




                           Source of Funds                                Amount
-------------------------------------------------------------------- ---------------
     Cash contribution to the Parent by the KKR Partnership(1) .....  $105,900,000
     Cash contribution to the Parent by the WCAS Investors(2) ......   100,900,000
     Revolving credit agreement of MedCath(3) ......................    31,000,000
                                                                      ------------
                                                                      $237,800,000
                                                                      ============


---------

(1) The amount of the cash contribution of the KKR Partnership will be reduced by an amount equal to one-half of the Aggregate Unrealized Gain on the stock options contributed to the Parent by the Employees.

(2) The amount of the cash contribution of the WCAS Investors will be reduced by the aggregate value (at $19 per share) of any shares of Common Stock contributed to the Parent by the Physicians and by an amount equal to one-half of the Aggregate Unrealized Gain on the stock options contributed to the Parent by the Employees.

(3) The amount of the draw to be made on the revolving credit agreement will be reduced to the extent of the value of the equity interests contributed by the Employees.

     Contributed Equity Financing. Members of the Management Group will invest at least 50% of the value of their equity interest in MedCath in shares of common stock of the Parent and in options to purchase shares of common stock of the Parent in the respective amounts shown below and thereby relieve the Parent of the need to finance the payment of Cash Merger Consideration for equity interests in MedCath totaling approximately $17 million. The WCAS Investors will invest a portion of the value of their equity interest in MedCath in shares of common stock of the Parent as also set forth in the table below.




                                                   Value of
                                                  Portion of      Percentage of
                                  Value of     Equity Interest   Equity Interest
                                Total Equity      in MedCath       in MedCath
                                 Interest in    Contributed to     Contributed
Investor Group Member            MedCath(1)       Parent(1)         to Parent
------------------------------ -------------- ----------------- ----------------
        Management Group
  Stephen R. Puckett            $23,523,807      $12,028,807          51.13%
  David Crane                     4,446,442        2,223,220          50.00
  Charles W. (Todd) Johnson       4,921,131        2,460,555          50.00
  Richard J. Post                   360,313          180,151          50.00
        WCAS Directors
  Patrick J. Welsh                1,545,612        1,379,305          89.24
  Andrew M. Paul                    445,322          300,010          67.37
        Other WCAS Investors      4,080,801        3,307,691          81.05


---------
(1) Includes, in the case of the members of the Management Group, the Aggregate Unrealized Gain on options to purchase shares of Common Stock that will be exchanged for options to purchase shares of common stock of the Parent.

Expenses of the Transaction

     Assuming the Merger is consummated, the estimated costs and fees in connection with the Merger, financing and the related transactions, which will be paid by MedCath, are as follows:





                    Cost or Fee                     Estimated Amount
-------------------------------------------------- -----------------
        Financial advisory fees ..................    $ 9,300,000
        Bank commitment fees .....................      1,600,000
        Legal fees ...............................      2,500,000
        Termination and non-compete payments .....      2,363,805
        Accounting fees ..........................        700,000
        Printing and mailing fees ................         40,000
        Solicitation expenses ....................          7,000
        Commission filing fees ...................         44,891
        Other regulatory filing fees .............         90,000
        Miscellaneous ............................        654,304
                                                      -----------
                                                      $17,300,000
                                                      ===========



---------
     See "SPECIAL FACTORS -- Opinion of Financial Advisor" for a description of the fees to be paid to Goldman Sachs in connection with its engagement. For a description of certain fees payable to the members of the Special Committee, see "SPECIAL FACTORS -- Conflicts of Interest."


     For a description of MedCath's obligation, even if the Merger is not consummated, to pay or reimburse the Acquiror for expenses incurred by the Acquiror in connection with the Merger, see "THE MERGER -- Expenses" and " -- Termination Fee."


Regulatory Approvals

     Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until certain notifications are given and certain information is furnished to the FTC and the Antitrust Division of the Department of Justice and specified waiting period requirements are satisfied. The applicable waiting period expired on May 15, 1998.

     MedCath is not aware of any license or regulatory permit which is material to the business of MedCath and which is likely to be adversely affected by the Merger or of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to effecting the Merger.


Accounting Treatment

     The Merger will be treated as a purchase business combination for accounting purposes.


                       RIGHTS OF DISSENTING SHAREHOLDERS

     Under North Carolina law, holders of Common Stock who do not vote in favor of the Merger and who comply with certain notice requirements and other procedures will have the right to dissent and to be paid cash for the "fair value" of their shares. The "fair value" of the Common Stock as finally determined under such procedures may be more or less than the $19 per share cash which will be paid in respect of shares held by non-dissenting shareholders in the Merger. Failure to follow such procedures precisely may result in loss of Dissenters' Rights.

     The following discussion is not a complete statement of the law pertaining to Dissenters' Rights under Article 13 and is qualified in its entirety by the full text of Article 13 which is reprinted in its entirety as Appendix C to this Proxy Statement.

     A record shareholder may assert Dissenters' Rights as to fewer than all the shares of Common Stock registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the Company in writing of the name and address of each person on whose behalf he asserts Dissenters' Rights. The rights of a partial dissenter will be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. A beneficial owner may assert Dissenters' Rights as to shares of Common Stock held on his behalf only if he:

(a) submits to the Company the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts Dissenters' Rights and (b) asserts Dissenters' Rights with respect to all shares of which he is the beneficial owner.


     A holder of shares of Common Stock wishing to exercise Dissenters' Rights must: (a) give to the Company, and the Company must actually receive before the vote on the Merger is taken, written notice of the holder's intent to demand payment for his shares if the Merger is consummated, and (b) must not vote his shares in favor of the Merger. Such notice may be sent to the Company at the following address: 7621 Little Avenue, Suite 106, Charlotte, North Carolina 28226, Attention: Richard J. Post, Secretary. If the Merger Agreement is approved by holders of the requisite number of outstanding shares of Common Stock, the Company will, no later than 10 days following the consummation of the Merger, mail a written dissenters' notice to all of its shareholders who gave the aforementioned notice of intent to demand payment. Such dissenters' notice will: (a) state where the payment demand must be sent and where and when certificates for shares must be deposited; (b) supply a form for demanding payment; (c) set a date by which the Company must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date on which the dissenters' notice is sent; and (d) be accompanied by a copy of
Article 13. To exercise his Dissenters' Rights, a shareholder sent a dissenters' notice must demand payment and deposit his share certificates in accordance with the terms of the notice. A shareholder failing to do so will not be entitled to payment for his shares under Article 13. A shareholder who demands payment and deposits his share certificates in accordance with the terms of the notice will retain all other rights of a shareholder until consummation of the Merger.


     As soon as the Merger is completed, or within 30 days after the Company's receipt of a payment demand by a shareholder made in compliance with the above-described procedures, the Company will pay such shareholder the amount the Company estimates to be the value of his shares, plus interest accrued to the date of payment. Such payment will be accompanied by: (a) the Company's balance sheet as of the fiscal year ended September 30, 1997, an income statement and a statement of cash flows for that year and the latest available interim financial statements; (b) an explanation of how the Company estimated the fair value of the shares; (c) an explanation of how the interest was calculated; (d) a statement of the dissenter's right to notify the Company of his own estimate of the value of his shares and the amount of interest due if
(i) he believes the amount paid by the Company is less than the fair value of his shares or that the interest due was incorrectly calculated, (ii) the Company fails to make a payment within the time period described in the first sentence of this paragraph, or (iii) the Company, having failed to consummate the Merger, fails to return deposited share certificates within 60 days after the date set for demanding payment; and (iv) a copy of Article 13.

     If: (a) a dissenter believes that the amount paid by the Company is less than the fair value of his shares, or that the interest due is incorrectly calculated; (b) the Company fails to make payment within the time period set forth in the first sentence of the immediately preceding paragraph; or (c) the Company, having failed to consummate the Merger, fails to return deposited stock certificates to a dissenter within 60 days after the date set for demanding payment, the dissenter may notify the Company in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of the amount in excess of the Company's payment to him. Such notice and demand may be sent to the Company at the address set forth in the second immediately preceding paragraph. A dissenter will waive his right to demand payment as described in this paragraph, and will be deemed to have withdrawn his dissent and demand for payment, unless he notifies the Company of his demand in writing within 30 days after the Company (x) made payment for his shares or (y) fails to take the actions described in clauses (b) and (c) of this paragraph, as the case may be.


     If a demand for payment as described above remains unsettled, a shareholder may commence a proceeding within 60 days after the earlier of (i) the date of the Company's payment to him as described in the second immediately preceding paragraph, or (ii) the date of his payment demand as described in the immediately preceding paragraph and file a complaint with the Superior Court Division of the North Carolina Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who does not commence a proceeding within this 60-day period will be deemed to have withdrawn his dissent and demand for payment.


     The court may, in its discretion, make all dissenters whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. The jurisdiction of the Superior Court is plenary and exclusive. The court may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. Parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings. The proceeding will be tried as in other civil actions; however, since the Company is a "public corporation," no party to any proceeding described herein will have the right to trial by jury.

     Each dissenter made a party to the proceeding by the court will be entitled to judgment for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the Company. The court may assess the costs of a proceeding described above, including the compensation and expenses of appointed appraisers, as it finds equitable. With respect to the fees and expenses of counsel and experts for the parties to the proceeding, the court may assess such costs as it finds equitable (a) against the Company, and in favor of any or all dissenters, if it finds that the Company did not substantially comply with the above-described procedures or (b) against either the Company or a dissenter or in favor of either or any other party, if it finds that the party against whom such costs are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the Dissenters' Rights provided under Article 13. In addition, if the court finds that the services of counsel to any dissenter were of substantial benefit to other dissenters and that the costs of such services should not be assessed against the Company, the court may award to such counsel reasonable fees to paid out of the amounts owed to the dissenters who were benefited.

     The provisions of Article 13 are technical in nature and complex. Shareholders desiring to exercise Dissenters' Rights and to obtain a determination of the fair value of their shares should consult counsel, since the failure to comply strictly with the provisions of Chapter 13 may result in a waiver or forfeiture of their Dissenters' Rights.


                        FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax considerations relevant to the Merger that are generally applicable to holders of Common Stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of Common Stock as described herein. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.

     The receipt of the Cash Merger Consideration in the Merger by holders of Common Stock will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share will be equal to the difference between $19 and the holder's basis per share in the Common Stock. Such gain or loss generally will be a capital gain or loss. In the case of individuals, trusts and estates, such capital gain will be subject to a maximum federal income tax rate of 20% for shares of Common Stock held for more than 18 months prior to the date of disposition and 28% for Common Stock held for more than one year but for not more than 18 months prior to the date of disposition.

     A holder of Common Stock may be subject to backup withholding at the rate of 31% with respect to Cash Merger Consideration received pursuant to the Merger, unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholdings rules. To prevent the possibility of backup federal income tax withholding on payments made to certain holders with respect to shares of Common Stock pursuant to the Merger, each holder must provide the Disbursing Agent with his correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of Common Stock who does not provide MedCath with his or her correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as backup withholding. Any amount withheld under these rules will be creditable against the holder's federal income tax liability. MedCath (or its agent) will report to the holders of Common Stock and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.


     The foregoing tax discussion is included for general information only and is based upon present law. Each holder of Common Stock should consult such holder's own tax advisor as to the specific tax consequences of the Merger to such holder, including the application and effect of federal, state, local and other tax laws and the possible effect of changes in such tax laws.

                            BUSINESS OF THE COMPANY

Overview


     MedCath provides cardiology and cardiovascular services through the development, operation and management of Heart Hospitals and other specialized cardiac care facilities and provides practice management services. The Company affiliates with leading cardiologists and cardiovascular and vascular surgeons in targeted geographic markets in the U.S. and provides state-of-the-art facilities, financial resources and management services. The Company partners with cardiologists and cardiovascular and vascular surgeons to develop, co-own and operate specialty Heart Hospitals dedicated to providing comprehensive professional services to diagnose and treat heart disease. MedCath operates Heart Hospitals in McAllen, Texas (since January 1996); Little Rock, Arkansas (since March 1997); Tucson, Arizona (since October 1997); and in Phoenix, Arizona (since June 1998). In addition, MedCath plans to open Heart Hospitals in Austin, Texas; Bakersfield, California; Dayton, Ohio; and Albuquerque, New Mexico over the next two fiscal years. Two of the Company's four existing Heart Hospitals have experienced unanticipated problems during the ramp-up period. For a discussion of these unanticipated problems and their effect on the Company's current and projected results of operations, see "SPECIAL FACTORS -- Background of the Merger."


     The Company has long-term contracts to manage six physician group practices, which include leading cardiologists and cardiovascular surgeons ("Managed Practices"), located in Arizona, Virginia, Texas and Ohio. In addition, MedCath manages eight fixed-site cardiac diagnostic and therapeutic facilities ("Fixed-Site Facilities") located in Arizona, New Jersey, Massachusetts North Carolina, and Alabama and operates 23 mobile cardiac diagnostic centers ("Mobile Cath Labs"), principally serving networks of hospitals located in smaller communities throughout the United States.


Hospital Division

     General. The Company structures its ownership of Heart Hospitals through limited liability companies and limited partnerships with local cardiologists, cardiovascular and vascular surgeons and other physicians. MedCath owns a majority or substantial interest in each limited liability company or partnership and serves as its manager.


     Information concerning the Company's four operating Heart Hospitals and its four Heart Hospitals under development is presented in the tables below:



                           Operating Heart Hospitals




                                                                         Licensed     Cath     Operating       MedCath
         Hospital                    Location           Opening Date       Beds       Labs       Rooms       Ownership %
--------------------------   -----------------------   --------------   ----------   ------   -----------   ------------
McAllen Heart Hospital       McAllen, Texas            January 1996        60          3          3             51%
Arkansas Heart Hospital      Little Rock, Arkansas     March 1997          84          6          3             51%
Tucson Heart Hospital(1)     Tucson, Arizona           October 1997        66          4          3             51%
Arizona Heart Hospital       Phoenix, Arizona          June 1998           56          4          3             51%


---------
(1) The Tucson Heart Hospital has four cardiac catheterization laboratories that are separately owned and operated by CCT, LLC in which the Company owns a majority interest and which the Company manages.


                       Heart Hospitals Under Development




                                                              Expected       Licensed   Cath   Operating     MedCath
           Hospital                     Location            Opening Date       Beds     Labs     Rooms     Ownership %
------------------------------ ------------------------- ------------------ ---------- ------ ----------- ------------
Heart Hospital of Austin       Austin, Texas             October 1998          58        4        3           51%
Bakersfield Heart Hospital     Bakersfield, California   Fiscal Year 1999      48        4        3           51%
Dayton Heart Hospital          Dayton, Ohio              Fiscal Year 1999      48        4        3           35%
Heart Hospital of New Mexico   Albuquerque, New Mexico   Fiscal Year 1999      55        4        3           24%



     Recent Developments in the Hospital Division. The Company intends to develop future Heart Hospitals in selected markets as three-way ventures, which involve an existing local hospital as well as local physicians. In the typical three-way venture, the local hospital partner would close its existing heart program and become a substantial investor in MedCath's Heart Hospital. The MedCath Heart Hospital would generally purchase a wide range of existing services from the hospital partner, including emergency department services, pharmacy services, lab services, social services and rehabilitation care. The Company will account for its three-way ventures by the equity method of accounting. Under this method, the Company's share of the earnings or losses of the venture will be shown in the Company's Consolidated Statements of Income as a single amount. Accordingly, no revenues, expenses, assets or liabilities of the three-way ventures will be recorded in the Consolidated Financial Statements of the Company.

     Dayton Heart Hospital. In January 1998, MedCath announced that it had entered into an agreement with Franciscan Health System of Ohio Valley, Inc. ("FHSOV") to locate MedCath's previously announced Dayton Heart Hospital on the grounds of the Franciscan Medical Center - Dayton Campus. FHSOV has subsequently become a 30% investor in the hospital, with MedCath and local physician partners holding the remaining interests. MedCath is the managing partner, with responsibility for the day-to-day operation of the hospital. FHSOV will close its existing heart program.

     Heart Hospital of New Mexico. In February 1998, MedCath announced that it had formed a venture to construct a new Heart Hospital to be located in Albuquerque, New Mexico. The hospital will be a three-way venture between MedCath, two leading local physician groups and St. Joseph Healthcare System, a leading not-for-profit system in Albuquerque. Under the terms of the agreement, St. Joseph Healthcare System will close its existing heart program, and the Heart Hospital of New Mexico, which will be located adjacent to the St. Joseph Medical Center, will purchase a wide variety of existing services from St. Joseph. MedCath, as manager, will be responsible for the day-to-day operations of the hospital.


     Tucson Heart Hospital. The Company has experienced unforeseen problems during the start-up period at the Tucson Heart Hospital which opened in October 1997. For a discussion of these problems and their impact on the current and future operating results of the Company, see "SPECIAL FACTORS -- Background of the Merger." On April 7, 1998, MedCath signed a non-binding letter of intent with Carondelet Health Systems, Inc., a not-for-profit healthcare provider ("Carondelet"), pursuant to which Carondelet may become an investor in MedCath's Tucson Heart Hospital. If the transaction is completed, all or part of the heart programs of the Tucson Heart Hospital and Carondelet's two hospitals may be consolidated. The letter of intent with Carondelet is non-binding and does not obligate either party to complete the transaction. The successful negotiation and closing of a definitive agreement would be subject to the satisfaction of numerous and material conditions. It is entirely possible that MedCath and Carondelet will not proceed beyond the letter of intent stage of negotiations, or even if they do, that they will not complete the proposed transaction.

     Arizona Heart Hospital. On June 10, 1998, the Arizona Department of Health Services completed its inspection of the Arizona Heart Hospital, located in Phoenix, and determined that all conditions of compliance regarding Medicare certification were met. Concurrent with receiving the Medicare certification, the Company officially opened the hospital. Upon processing of the certification by the Health Care Financing Administration (HCFA) regional office, the hospital will receive its Medicare provider number that will allow the hospital to begin billing the Medicare program for its services retroactive to the certification date of June 10, 1998. The Company expects that the hospital will receive its Medicare provider number during the fiscal quarter ending September 30, 1998.



Practice Management Division


     General. As part of the Company's strategy of establishing and maintaining fully integrated cardiac care networks, the Company enters into long-term management services agreements with established physician groups that include leading local cardiologists and cardiovascular and vascular surgeons. Under these management services agreements, the Company performs the principal financial and administrative functions for physician groups, including billing, recruiting, record keeping, and negotiating with HMOs and other managed care plans for the services of the physicians. In some cases, the Company makes advances for working capital purposes to these practices. The Company's management fee for the services provided to all but one of the Managed Practices is a percentage of operating income of the practice, ranging from 15% to 20%, plus reimbursement of certain operating expenses incurred in managing the practice. In one of the Managed Practices, the Company's management fee for the services provided is approximately 4% of the net revenue of the practice, plus reimbursement of certain operating expenses incurred in managing the practice. The Company recognizes revenue under such contracts on the basis of reimbursable costs incurred during the period plus the fee earned. Set forth below is a brief description of each of the Managed Practices.

     Arizona Medical Clinic. In October 1994, MedCath acquired PhysMed Management Services, Inc., which, under a 40-year agreement, manages the Arizona Medical Clinic ("AMC"), a 57-physician multi-specialty medical clinic that serves the Sun City, Arizona area. Approximately one-half of the physicians at AMC are primary care specialists, and the balance practice various medical and surgical specialties. The group represents approximately one half of all primary care physicians in the Sun City market. Two AMC cardiologists were among the founders of the Sun City Cardiac Center, a Fixed-Site Facility that the Company has managed since November 1992. The Company's fee for the services provided is approximately 4% of the net revenue of AMC, plus reimbursement of certain operating expenses incurred in managing AMC.

     Mid-Atlantic Medical Specialists. In January 1996, the Company acquired MedCath Physician Management of Virginia, Inc., which under a 40-year agreement manages Mid-Atlantic Medical Specialists, Inc., a 12-physician practice that includes two cardiologists and is located in southwest Virginia.

     Heart Clinic. In October 1996, the Company acquired a 40-year contract to manage Heart Clinic, P.A. a nine member cardiologist group located in McAllen, Texas that has four offices throughout the Rio Grande Valley of South Texas.

     Pima Heart Associates. In October 1997, the Company acquired a management service organization which changed its name to MedCath Physician Management, Inc. ("MPM"). MPM has a 40-year contract to manage Pima Heart Associates, a 17-member cardiologist group located in Tucson, Arizona.

     Recent Developments in the Practice Management Division. In January 1998, the Company announced that it had completed a transaction with McAllen, Texas-based Valley Cardiology under which MedCath would provide long-term management services to this group of seven cardiologists. In April 1998, MedCath announced that it had completed a transaction with Dayton, Ohio-based Dayton Heart Center, Inc. under which MedCath would provide long-term management services to this group of 11 cardiologists.


Diagnostics Division

     Fixed-Site Facilities. Through affiliations with physician groups or medical facilities, the Company either manages or co-owns eight Fixed-Site Facilities. Physicians practicing in each Fixed-Site Facility may perform either invasive or non-invasive diagnostic procedures, and two of the facilities also offer a broad range of invasive therapeutic procedures. The Company's Fixed-Site Facilities operate under various fixed-fee per case contracts. In the Fixed-Site Facilities under management, the Company's management fee is based on a percentage of the Facilities' net income ranging from 55% to 90%, plus the reimbursement of certain operating expenses. The co-owned Fixed-Site Facilities are included in the Consolidated Financial Statements of the Company because the Company's ownership percentage of those facilities ranges from 51% to 60%. Information concerning the eight Fixed-Site Facilities is presented in the table below:





                                                                                     Commencement of
                                                                           Year       Operations or    Managed or
Name of Fixed-Site Facility              Location                        Founded       Management      Co-Owned
--------------------------------------   ----------------------------   ---------   ----------------   -----------
Sun City Cardiac Center                  Sun City, Arizona              1985        November 1992      Managed
Cardiac Testing Centers                  New Providence, New Jersey     1986        July 1992          Managed
Cardiac Testing Centers                  Summit, New Jersey             1994        January 1994       Managed
Heart Institute of Northern Arizona      Kingman, Arizona               1994        August 1994        Managed
Cape Cod Cardiology Services             Hyannis, Massachusetts         1996        September 1996     Co-owned
Cardiac Diagnostic Center                Raleigh, North Carolina        1996        October 1996       Managed
Gaston Cardiology Services               Gastonia, North Carolina       1996        November 1996      Co-owned
Southeastern Cardiology Heart Center     Montgomery, Alabama            1998        April 1998         Co-owned

     The Company expects to open its ninth and tenth Fixed-Site Facilities to be located in Colorado Springs, Colorado and Dakota Dunes, South Dakota by the end of fiscal year 1999.

     MedCath serves as manager in all of the Fixed-Site Facilities and the management services include providing all non-physician personnel required to deliver patient care at these Fixed-Site Facilities and the administrative, management and support functions required in their operation. MedCath co-owns two Fixed-Site Facilities through limited liability companies and limited partnerships with acute care hospitals. MedCath owns a majority interest in the respective venture and serves as manager. Each Fixed-Site Facility has an agreement to provide cardiology and cardiovascular services to the hospital investor under agreements having initial terms of 20 to 32 years, subject to extension at the option of the investors.

     Mobile Cath Labs. The Company owns or operates 23 Mobile Cath Labs that serve networks of hospitals throughout the United States or are leased to hospitals and other medical facilities that directly operate such laboratories on their campuses. The Mobile Cath Labs operated by the Company to service hospital networks are moved, usually on a daily basis, from one hospital to another within each network and are fully equipped and operated by highly skilled, non-physician MedCath technologists and nurses to enable cardiologists to perform cardiac catheterization procedures for hospital patients. The cardiac catheterization procedures are performed by cardiologists located in the communities served by the hospitals or, in some instances, by cardiologists with whom MedCath has contracted or arranged to perform, as independent contractors, such procedures. Under the Company's existing contracts, the hospitals typically pay for the use of the Mobile Cath Labs on a fixed-fee-per-procedure basis and reimburse MedCath for certain costs incurred in performing procedures. In most instances, the hospitals are obligated to pay a minimum monthly amount, regardless of the number of procedures performed, while the Mobile Cath Lab is made available to the hospital.


                      CERTAIN FORWARD LOOKING INFORMATION

     The Company does not, as a matter of course, make public projections as to future financial results. However, management of the Company, in connection with the possible sale of the Company, prepared at various times during fiscal years 1997 and 1998 and provided to KKR, WCAS VII, the Special Committee and Goldman Sachs certain projections for fiscal years 1997 through 2003. None of these projections were prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections. Ernst & Young LLP, the Company's independent auditors, have not performed any procedures with respect to the projections and assume no responsibility for them. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Such risks and uncertainties include construction and development risks associated with Heart Hospitals, including, without limitation, unanticipated delays in construction and licensing; increased construction costs; operating losses and negative cash flows during the initial operation of Heart Hospitals continuing longer than anticipated; dependence on physician relationships; increased competition from existing hospitals in the marketplace; the lack of managed care arrangements or agreements for the Company's Heart Hospitals and other facilities, especially during their start-up periods; dependence on the availability and terms of long-term management contracts; fluctuations in quarterly operating results from seasonality, population shifts and other factors; and dependence on key management. Nevertheless, the Company believes that the assumptions underlying these projections were reasonable at the time the projections were prepared.


The June Projection

     In June 1997, MedCath's management prepared a projected income statement (the "June Projection") for the balance of the fiscal year ending September 30, 1997 and for each of the fiscal years in the five year period ending September 30, 2002 (the "Projection Period"). Projections for the fiscal year ending September 30, 1997 were based upon the Company's actual performance through June 30 of that year and the Company's budgeted financial performance for the fourth quarter. For subsequent periods, management projected revenue and EBITDA separately for each of the Company's operating divisions and then calculated the resulting net income and earnings per share. Management assumed that corporate overhead would increase at a rate necessary to support the growth in the Company's three principal operating divisions. The June Projection was included in the Offering Memorandum provided by Goldman Sachs to potential purchasers of the Company.

     With respect to the Diagnostics Division of the Company, management made the following assumptions:

     o Revenue would increase at a rate consistent with historical financial performance.

     o The division's EBITDA margins would remain stable.

     o The Company would develop two new Fixed-Site Labs annually.

   o Beginning in fiscal year 1999, the division would begin receiving additional revenue both from consulting and management agreements and the development of therapeutic procedures in diagnostic labs.

     With respect to the Practice Management Division of the Company, management made the following assumptions:

     o Revenue would increase at a rate consistent with the division's historical financial performance.

     o The division's EBITDA margins would remain stable.

     o The Company would make two new practice acquisitions annually.

     The projection for the Hospital Division of the Company was prepared by management as follows:

   o Revenue and EBITDA margins for Heart Hospitals in operation (McAllen and Little Rock) were projected based on the Company's previous revenue and EBITDA assumptions for those hospitals as revised to reflect their historical financial performance.

   o For each Heart Hospital under development other than Tucson, management prepared a market-specific "base year" projection of revenue and EBITDA margin based upon projected patient census levels and procedure volumes for the hospital. Management assumed for each new hospital that the hospital would operate for two full fiscal quarters (the "Ramp-up Period") before reaching the base year level and that the hospital would then operate at the base year level for four fiscal quarters. Thereafter, each new hospital would enter a growth period during which revenue would increase at a 20% annual rate for ten fiscal quarters. Management assumed that revenue would increase thereafter at a more modest rate reflecting overall market (as opposed to hospital-specific) growth and inflation. In the case of the Tucson Heart Hospital, management made all of the same assumptions described above except that management assumed that revenue of the Tucson Heart Hospital would increase during the growth period at only a 5% annual rate for ten fiscal quarters.

   o Management assumed that the hospitals under development which the Company had previously announced (the "Specific Hospitals") would open in accordance with their construction schedules.

   o Management assumed that hospitals to be announced in the future (the "Generic Hospitals") would open at a rate such that the Company would open three hospitals per year during the Projection Period.

     Set forth below is a summary of the June Projection:




                                                                  Fiscal Year Ending September 30,
                                         -----------------------------------------------------------------------------------
                                              1997          1998          1999          2000          2001          2002
                                         ------------- ------------- ------------- ------------- ------------- -------------
                                                              (In thousands, except per share amounts)
Revenue ................................   $ 109,328     $ 200,578     $ 351,805     $ 506,710     $ 679,838     $ 863,627
EBITDA .................................      28,436        57,462       104,244       152,169       206,063       262,887
Net income (before extraordinary items)        7,023         9,553        15,447        23,386        33,801        45,646
Earnings per share (assuming dilution) .         0.60          0.78          1.19          1.67          2.26          2.85

The December Projection

     The December Projection reflected the following changes in the assumptions management made when it prepared the June Projection:

   o The Company's operating budget for fiscal year 1998 (as updated to reflect actual results in October and November and estimated results for December of such fiscal year) was used in lieu of the projections for fiscal year 1998 that were used in the June Projection.

   o The projection for the Tucson Heart Hospital for the entire Projection Period was revised based upon the actual performance of the hospital in its first two months of operations and an estimate of its performance in December 1997. In its revised projection for the hospital, management projected average daily patient census would increase gradually to 50% of capacity by the end of fiscal year 1998 and remain at that level through the entire Projection Period.

   o The assumed opening dates of the Arizona Heart Hospital and the Heart Hospital of Austin were moved to March 1998 and October 1998, respectively, to reflect delays in their construction schedules.

   o The growth rate assumptions made for both Specific Hospitals and Generic Hospitals were revised as follows: The Ramp-up Period was increased from two to four quarters to track more closely the Company's actual experience with its three operating hospitals. The rate of increase in revenue during the ten quarters immediately following the four-quarter long base year was reduced from 20% to 10% annually to take into account the possibility that the Company may experience problems in operating future hospitals similar to those experienced at the Tucson Heart Hospital.

   o Beginning in fiscal year 2000, the number of Generic Hospitals opening each year was reduced from three to two to reflect anticipated difficulties in attracting physicians to participate in future hospitals resulting in part from public perception of the Company's experience with the Tucson Heart Hospital.

   o Management revised its assumptions about Generic Hospitals to provide that, beginning in fiscal year 2000, one of the two Generic Hospitals projected to open each year in the Projection Period would be a three-way venture between MedCath (with a 33% ownership interest), local physicians and an established local hospital.

   o The revenue projection for the Diagnostics Division beginning in fiscal year 1999 from consulting fees and therapeutic procedures was removed.

           Set forth below is a summary of the December Projection:




                                                                  Fiscal Year Ending September 30,
                                         -----------------------------------------------------------------------------------
                                              1998          1999          2000          2001          2002          2003
                                         ------------- ------------- ------------- ------------- ------------- -------------
                                                              (In thousands, except per share amounts)
Revenue ................................   $ 200,282     $ 315,018     $ 399,254     $ 469,082     $ 546,927     $ 621,623
EBITDA .................................      47,839        84,140       109,472       129,140       151,545       170,788
Net income (before extraordinary items)        4,829         9,698        15,054        19,763        26,005        31,146
Earnings per share (assuming dilution) .         0.39          0.73          1.06          1.30          1.60          1.81

The March Projection

     The March Projection reflected (in addition to the changes in the assumptions management made when it prepared the December Projection) the following changes:

   o Adjustments to reflect actual operating performance for the month of December 1997, which, as the result of factors not related to the performance of Tucson, were more favorable than had been estimated when management prepared the December Projection.

   o Projected performance of McAllen and Little Rock for fiscal year 1998 was revised to reflect management's expectations that their results of operations would exceed those projected for them in the Company's fiscal year 1998 operating budget and in the December Projection.

   o The projection for Tucson was revised to reflect revised expectations for patient census and procedure volumes. Management assumed that census would be in the high teens for the remainder of fiscal year 1998 and that certain cost savings would be achieved in the latter months of the fiscal year. Management further assumed that a slight increase in patient census levels would occur in fiscal year 1999 and that the hospital would operate at an approximately break-even level beginning in fiscal year 2000.

   o As the result of a burst water pipe during construction, the opening of the Arizona Heart Hospital was moved to July 1998 and the projected results during the Ramp-up Period of the hospital were revised to reflect the lower patient census and procedure volume associated with the opening of a hospital in the Southwest during the summer.

     o To reflect a revised construction schedule, the opening of the Bakersfield Heart Hospital was moved to June 1999.

   o The projection for the Dayton Heart Hospital was revised to reflect the Company's announcement in January that Franciscan Health System of Ohio Valley, Inc. would become a 30% investor in the Dayton Heart Hospital and the Company's interest would be reduced to 35%. To reflect a revised construction schedule, the opening of the Dayton Heart Hospital was moved to the third quarter of fiscal year 1999.

     Set forth below is a summary of the March Projection:




                                                                  Fiscal Year Ending September 30,
                                         -----------------------------------------------------------------------------------
                                              1998          1999          2000          2001          2002          2003
                                         ------------- ------------- ------------- ------------- ------------- -------------
                                                              (In thousands, except per share amounts)
Revenue ................................   $ 187,992     $ 290,289     $ 372,764     $ 440,525     $ 514,914     $ 587,371
EBITDA .................................      45,263        77,170       101,466       120,380       141,803       160,389
Net income (before extraordinary items)        5,276         9,951        15,693        20,543        26,887        31,999
Earnings per share (assuming dilution) .         0.43          0.75          1.10          1.35          1.65          1.86

           PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of June 22, 1998 by: (i) each person known to the Company to beneficially own more than 5% of the Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table included in the Company's Annual Report on Form 10-K (as amended), and (iv) all executive officers and directors of the Company as a group.




                                                                            Amount and Nature      Percentage of
                                                                                    of                Common
Name of Beneficial Owner                                                 Beneficial Ownership(1)       Stock
----------------------------------------------------------------------- ------------------------- --------------
 Stephen R. Puckett (2) ...............................................         1,258,311               10.6%
 Patrick J. Welsh (3) .................................................           966,177                8.2
 Andrew M. Paul (3) ...................................................           908,267                7.7
 Welsh, Carson, Anderson & Stowe V, L.P. (4) ..........................           884,829                7.5
 The Northwestern Mutual Life Insurance Company (5) ...................           981,905                8.3
 Crown Advisors, Ltd. (6) .............................................           748,629                6.3
 The TCW Group, Inc. (7) ..............................................           600,600                5.1
 Charles W. (Todd) Johnson (8) ........................................           265,526                2.2
 David Crane (8) ......................................................           254,886                2.1
 John B. McKinnon (8) .................................................            61,999                  *
 R. William Moore (8) .................................................            20,882                  *
 Richard J. Post (8) ..................................................            19,793                  *
 W. Jack Duncan (8) ...................................................             5,530                  *
 All executive officers and directors as a group (11 persons) (9) .....         2,884,233               24.4

---------
*  Less than 1%

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.


(2) The address of Mr. Puckett is 7621 Little Avenue, Suite 106, Charlotte, North Carolina 28226. Includes 1,165,650 shares held by two limited partnerships of which Mr. Puckett is the sole general partner and 92,661 shares issuable upon exercise of options that are exercisable within 60 days of June 22, 1998.

(3) Includes 884,829 shares of Common Stock held by WCAS V. Each of Mr. Welsh and Mr. Paul is a general partner of the sole general partner of WCAS V. The address of Mr. Welsh and Mr. Paul is 320 Park Avenue, Suite 2500, New York, New York 10022.


(4) The address of WCAS V is 320 Park Avenue, Suite 2500, New York, New York 10022. Mr. Welsh and Mr. Paul each serves as a general partner of the sole general partner of WCAS V.

(5) The address of The Northwestern Mutual Life Insurance Company is 720 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202. The number of shares shown as beneficially owned is based upon a statement on Schedule 13G filed February 4, 1998, which indicates the reporting person has sole voting and dispositive power over 521,605 shares and shared voting and dispositive power over an additional 460,300 shares.


(6) The address of Crown Advisors, Ltd. is 60 East 42nd Street, New York, New York 10165. The number of shares shown as beneficially owned is based upon a statement on Schedule 13G filed February 19, 1998 and information provided to the Company by Crown Advisors, Ltd. Includes 402,400 shares held by certain investment partnerships for which Crown Advisors, Ltd. serves as investment advisor, and as to which Crown Advisors, Ltd. has shared voting and investment power, 294,100 shares held by a co-advisor to such partnerships and 52,129 shares held by an affiliate of Crown Advisors, Ltd.


(7) The address of The TCW Group, Inc. is 865 South Figueroa Street, Los Angeles, California 90017. The number of shares shown as beneficially owned is based upon a statement on Schedule 13G filed February 12, 1998, which indicates the reporting person has sole voting and dispositive power over 600,600 shares.

(8) Includes for each of these beneficial owners the number of shares set forth below that are issuable upon exercise of options that are exercisable within 60 days of June 22, 1998:



    Charles W. (Todd) Johnson .....   28,656    R. William Moore ......... 19,372
    David Crane ...................  152,769    Richard J. Post .......... 19,793
    John B. McKinnon ..............    1,999    W. Jack Duncan ...........  3,176


(9) Includes 326,177 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of June 22, 1998.



                       CERTAIN INFORMATION CONCERNING THE
                   PARENT, THE ACQUIROR AND OTHER AFFILIATES

     Parent and the Acquiror. The Parent is a newly-formed Delaware corporation organized at the direction of (i) the KKR Partnership, an affiliate of KKR, and
(ii) WCAS VII, each of which is a private investment partnership.

     KKR Partnership. The KKR Partnership, a Delaware limited partnership, is principally engaged in the business of investing in other companies. Its principal executive offices are located at 9 West 57th Street, New York, New York 10019. The sole general partner of the KKR Partnership is KKR Associates 1996 L.P., a Delaware limited partnership principally engaged in the business of investing through partnerships in other companies with its principal executive offices at 9 West 57th Street, New York, New York 10019.

     KKR Associates 1996 L.P. The sole general partner of KKR Associates 1996 L.P. is KKR 1996 GP LLC, a Delaware limited liability company principally engaged in the business of investing through partnerships in other companies with its principal executive offices at 9 West 57th Street, New York, New York 10019.

     KKR 1996 GP LLC. The managing members of KKR 1996 GP LLC are Henry R. Kravis and George R. Roberts. The other members of KKR 1996 GP LLC are Robert
I. MacDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Perry Golkin, Clifton S. Robbins, Scott M. Stuart and Edward
A. Gilhuly. Each such individual is a citizen of the United States, and the principal occupation of each is as a managing member or member of KKR & Co. L.L.C., which is the general partner of KKR. The principal business address of each of Messrs. Kravis, Raether, Golkin, Tokarz, Robbins and Stuart is 9 West 57th Street, New York, New York 10019. The principal business address of each of Messrs. Roberts, MacDonnell, Michelson, Greene and Gilhuly is 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025.

     WCAS VII. The principal business of WCAS VII, a Delaware limited partnership, is that of a private investment partnership. Its principal executive offices are located at 320 Park Avenue, Suite 2500, New York, New York 10022. The sole general partner of WCAS VII is WCAS VII Partners, L.P., a Delaware limited partnership.


     WCAS VII Partners, L.P. The principal business of WCAS VII Partners, L.P. is that of acting as the general partner of WCAS VII and its principal executive offices are located at 320 Park Avenue, Suite 2500, New York, New York 10022. Each of the general partners of WCAS VII Partners, L.P. is a citizen of the United States and each of their principal occupations is as a general partner of WCAS VII Partners, L.P. and other associated partnerships. The general partners are Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Richard H. Stowe, Andrew M. Paul, Thomas E. McInerney, Laura VanBuren, Robert A. Minicucci, Anthony J. deNicola and Paul B. Queally. The principal business address of each of them is c/o Welsh, Carson, Anderson & Stowe VII, L.P., 320 Park Avenue, Suite 2500, New York, New York 10022.

     WCAS Directors. The WCAS Directors are Patrick J. Welsh and Andrew M. Paul. The principal business address of each of them is c/o Welsh, Carson, Anderson & Stowe VII, L.P., 320 Park Avenue, New York, New York 10022. Each of the WCAS Directors is a citizen of the United States.


     Patrick J. Welsh, a director of the Company since 1991, serves as a general partner of the respective sole general partners of WCAS V, WCAS VII and other associated partnerships. Mr. Welsh has been a general partner of the sole general partner of associated limited partnerships since 1979. Prior to 1979, Mr. Welsh was President and a director of Citicorp Venture Capital, Ltd., an affiliate of Citicorp engaged in venture capital investing. Mr. Welsh serves as a director of Walsh International, Inc., Pharmaceutical Marketing Services Inc. and several privately-held companies.


     Andrew M. Paul has been a director of the Company since 1991. He has served as a general partner of the sole general partner of WCAS V, WCAS VII and other associated partnerships since 1984. From 1983 to 1984, he was an associate in Hambrecht & Quist's venture capital group. From 1978 to 1981, he was a systems engineer and then a marketing representative for IBM. Mr. Paul received a B.A. from Cornell University and an M.B.A. from Harvard Business School.

Mr. Paul serves as a director of Lincare, Inc., Centennial Healthcare, Inc., Housecall Medical Resources, Inc. and several privately-held companies.

     Management Group. The members of the Management Group are the following executive officers of MedCath: Stephen R. Puckett, Chairman of the Board, President and Chief Executive Officer; David Crane, Executive Vice President and Chief Operating Officer; Charles W. (Todd) Johnson, Senior Vice President - Development and Managed Care; and Richard J. Post, Chief Financial Officer, Secretary and Treasurer. The business address for each member of the Management Group is the principal executive offices of MedCath, 7621 Little Avenue, Suite 106, Charlotte, North Carolina 28226. Each member of the Management Group is a citizen of the United States.


     Stephen R. Puckett was a founder of the Company in 1988 and has served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company since that time. From 1984 to 1989, Mr. Puckett served as Executive Vice President and Chief Operating Officer of Charlotte Mecklenburg Hospital Authority (the "Authority"), a 1,677-bed multi-hospital system, and from 1981 to 1983, he served as Senior Vice President of the Authority. Carolinas Medical Center, an 853-bed hospital and the largest facility in the Authority's system, operates one of the largest heart programs in the Southeast. While he was associated with the Authority, Mr. Puckett was active in managing many of the additions to the Carolinas Medical Center, including an 80,000 square foot heart institute with four surgical suites and several cardiac diagnostic and therapeutic laboratories. From 1976 to 1981, Mr. Puckett worked for the University of Alabama hospital and served in a variety of management positions with increasing responsibilities for hospital operations. Mr. Puckett serves as a director of Cardiovascular Diagnostics, Inc. Mr. Puckett received a B.A. and an M.S. in Health Management from the University of Alabama.


     David Crane has served as a director and Chief Operating Officer of the Company since 1989 and Executive Vice President since 1997. From 1985 to 1989, Mr. Crane was employed by MediVision, Inc., an owner/manager of ophthalmic outpatient surgery centers and private ophthalmic surgical practices, and he served as Chief Operating Officer of MediVision from 1987 to 1989. While he was associated with MediVision, Mr. Crane managed the construction of several ophthalmic outpatient surgical centers. From 1982 to 1985, he was a business and health care consultant with Bain & Company, a consulting firm. Mr. Crane received a B.A. from Yale University and an M.B.A. from Harvard Business School.

     Charles W. (Todd) Johnson has served as a Vice President of the Company since April 1995 when the Company acquired all of the outstanding shares of HealthTech Corporation and as Senior Vice President - Development and Managed Care since 1997. Mr. Johnson was the founder and President of HealthTech Corporation, a company whose principal business was the ownership and operation of mobile cardiac catheterization laboratories. Prior to founding HealthTech Corporation in July 1991, Mr. Johnson was a partner in Paragon Group, a national real estate development and investment company. Mr. Johnson received a B.A. from the University of North Carolina and an M.B.A. from Wake Forest University.

     Richard J. Post joined MedCath in September 1996 as Chief Financial Officer, Secretary and Treasurer. From 1986 to 1996, Mr. Post was employed as an investment banker, assisting clients in the execution of a wide variety of public and private debt and equity financings and merger and acquisition transactions. He served as a Senior Vice President, Corporate Finance with Price Waterhouse LLP from 1994 to 1996. From 1992 to 1994, he was a Senior Manager in the Corporate Finance Department of Ernst & Young LLP and from 1988 to 1992, he was a Vice President in the Investment Banking Department of Bear, Stearns & Co. Inc. From 1986 to 1988, he was an Associate in the Corporate Finance Group at The First Boston Corporation. Mr. Post served as a Military Intelligence Officer in the United States Army from 1977 to 1986. He received a B.A. in English and Philosophy from the University of Notre Dame and an M.B.A. from Harvard Business School.


                             SHAREHOLDER PROPOSALS

     MedCath's annual meeting of shareholders is normally held in February of each year. In February 1998, management postponed the date of the annual meeting of shareholders to April 1998. When the proposed Merger was announced in March, management again postponed the annual meeting of shareholders. If the proposal to approve the Merger is not approved at the Special Meeting, the annual meeting of shareholders will be held in November 1998. Proposals of shareholders intended to be presented at the 1998 annual meeting of shareholders must be submitted, by registered or certified mail, to the attention of the Company's secretary at its principal executive offices by September 1, 1998 in order to be considered for inclusion in the Company's proxy statement and form of proxy for such meeting. If the Merger is consummated, the annual meeting of shareholders may be scheduled for an earlier or later date consistent with the Company's organizational documents.

                             INDEPENDENT AUDITORS

     The Consolidated Balance Sheets as of September 30, 1997 and September 30, 1996, and the related Consolidated Statements of Income, Shareholders' Equity and Cash Flows for each of the three fiscal years in the period ended September 30, 1997, included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, as amended, incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as stated in their report. A representative of Ernst & Young LLP will be at the Special Meeting to answer appropriate questions from shareholders and will have the opportunity to make a statement if so desired.


                                 OTHER MATTERS

     Management knows of no other business to be presented at the Special Meeting. If other matters do properly come before the meeting, or any adjournment or adjournments thereof, it is the intention of the persons named in the proxy to vote on such matters according to their best judgment unless the authority to do so is withheld in such proxy.

                                  APPENDIX A

                         AGREEMENT AND PLAN OF MERGER

                           Dated as of March 12, 1998
                                 by and among

                             MEDCATH INCORPORATED,
                             MCTH ACQUISITION, INC.
                                      AND
                            MEDCATH HOLDINGS, INC.

     AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of March 12, 1998 by and among MEDCATH INCORPORATED, a North Carolina corporation ("MedCath"), MCTH ACQUISITION INC., a North Carolina corporation ("Acquiror"), and MEDCATH HOLDINGS, INC., a Delaware corporation (the "Parent"), which is the sole shareholder of Acquiror.


                                   RECITALS

     The board of directors of MedCath and Acquiror deem it advisable for the mutual benefit of MedCath and Acquiror and their respective shareholders, respectively, that Acquiror be merged with and into MedCath (the "Merger") upon the terms and subject to the conditions set forth in the Plan of Merger (the "Plan of Merger"), which is set forth in the Articles of Merger in substantially the form attached hereto as Exhibit A (the "Articles of Merger"), and in accordance with the North Carolina Business Corporation Act ("North Carolina Law").

     The boards of directors of the Parent and Acquiror have approved and adopted this Agreement. The board of directors and Strategic Options Committee of MedCath have adopted this Agreement and have resolved, subject to the terms of this Agreement, to recommend to the shareholders of MedCath to vote to approve this Agreement in conjunction with their approval of the Plan of Merger.

     In consideration of the mutual covenants, agreements, representations and warranties contained herein, and for the purpose of setting forth certain terms and conditions of the Merger, and the mode of carrying the same into effect, MedCath, the Parent and Acquiror hereby agree as follows:


                                   ARTICLE 1
                            MERGER AND ORGANIZATION

Section 1.1 The Merger.

     Acquiror shall be merged with and into MedCath at the Effective Time (as defined below), upon the terms and subject to the conditions hereinafter set forth, as permitted by and in accordance with North Carolina Law. Acquiror and MedCath are herein sometimes referred to as the "Constituent Corporations", and MedCath, which shall be the surviving corporation following the effectiveness of the Merger, is sometimes referred to herein as the "Surviving Corporation".


Section 1.2 Effective Time.

     If this Agreement is not terminated pursuant to Article 8 hereof, as soon as practicable after all conditions to the Merger set forth in Article 7 hereof shall have been satisfied or waived, MedCath and Acquiror shall cause the Articles of Merger to be executed, acknowledged and filed with the Secretary of State of the State of North Carolina as provided in North Carolina Law. The Merger shall be consummated and the closing of the transactions contemplated by this Agreement (the "Closing") shall occur immediately upon the filing of the Articles of Merger with the Secretary of State of the State of North Carolina (the date and time of such filing and Closing being referred to herein as the "Effective Time"). The Closing shall take place at Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, or at such other place as the parties may mutually agree.


Section 1.3 Effect of Merger.

     The parties agree to the following provisions with respect to the Merger:

     (a) The name of the Surviving Corporation shall from and after the Effective Time be and continue to be "MedCath Incorporated" until changed in accordance with applicable law.

     (b) The articles of incorporation of MedCath shall be amended and restated to conform to the articles of incorporation of Acquiror as in effect immediately prior to the Effective Time; provided, however, that, at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is MedCath Incorporated" and Article II shall be amended to provide that the number of authorized shares of common stock of the corporation shall be 100.

     (c) The bylaws of Acquiror, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with law, the articles of incorporation of the Surviving Corporation and such bylaws.

     (d) At the Effective Time, the separate corporate existence of Acquiror shall cease, and MedCath as the surviving corporation and successor shall succeed to Acquiror as set forth in Section 55-11-06 of the North Carolina Law.


     (e) The directors of Acquiror immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of MedCath immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

     (f) If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger and otherwise to carry out the purposes of this Agreement.


                                   ARTICLE 2
                CONVERSION OF SECURITIES AT THE EFFECTIVE TIME

Section 2.1 Conversion of Securities of MedCath and Acquiror.

     At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of MedCath, Acquiror or the holders of any of the following securities:

     (a) Each share of common stock, par value $.01 per share, of MedCath ("MedCath Common Stock") (shares of MedCath Common Stock being hereinafter collectively referred to as "MedCath Shares" and individually as a "MedCath Share") issued and outstanding immediately prior to the Effective Time (other than any MedCath Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.1(d)) shall be cancelled, extinguished and shall be converted automatically into the right to receive an amount equal to $19.00 in cash, without interest (the "Cash Merger Consideration"), payable to the holder thereof, as provided in Section 2.2, upon surrender of the certificate formerly representing the MedCath Shares being converted into the right to receive the Cash Merger Consideration, less any required withholding taxes;

     (b) Each MedCath Share held in the treasury of MedCath and each MedCath Share owned by Acquiror (including MedCath Shares contributed to the Parent by agreement with the Parent which are in turn contributed by Parent to Acquiror), if any, immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto;

     (c) Each share of Acquiror's common stock, $.01 par value ("Acquiror Common Stock"), that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

     (d) Notwithstanding anything in this Agreement to the contrary, shares of MedCath Common Stock issued and outstanding immediately prior to the Effective Time held by a holder who has the right, if any, under North Carolina Law, to demand payment for an appraisal of such shares in accordance with Article 13 of the North Carolina Law (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive the Cash Merger Consideration (but shall have the rights set forth in Article 13 of the North Carolina Law (or any successor provision), if applicable) unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any, pursuant to Article 13 of the North Carolina Law. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Cash Merger Consideration in accordance with this
Section 2.1. MedCath shall give prompt notice to Acquiror of any notices of dissent, demands for payment of fair value or other communications or actions received by MedCath with respect to shares of MedCath Common Stock, and Acquiror shall have the right to participate in and approve all negotiations and proceedings with respect thereto. MedCath shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, any such demands.


Section 2.2 Payment of Cash for MedCath Common Stock.

     (a) At the Effective Time, the Parent or Acquiror shall irrevocably deposit or cause to be deposited with a bank or trust company to be designated by Acquiror and reasonably satisfactory to MedCath which is organized and doing business under the laws of the United States or any state thereof and has a combined capital and surplus of at least $100,000,000 (the "Disbursing Agent"), as agent for the holders of shares of MedCath Common Stock, cash in the aggregate amount required to effect conversion of shares of MedCath Common Stock into the Cash Merger Consideration at the Effective Time pursuant to
Section 2.1(a) hereof. Pending distribution pursuant to Section 2.2(b) hereof of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of MedCath Common Stock and the fund shall not be used for any other purposes, and Acquiror and Surviving Corporation may direct the Disbursing Agent to invest such cash, provided that such investments
(i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $250,000,000 (collectively "Permitted Investments") or money market funds which are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to Section 2.2(b) hereof. Each holder of a certificate or certificates representing shares of MedCath Common Stock cancelled on the Effective Time pursuant to Section 2.1(a) hereof may thereafter surrender such certificate or certificates to the Disbursing Agent, as agent for such holder of shares of MedCath Common Stock, which shall effect the exchange of such certificate or certificates on such holder's behalf for a period ending six months after the Effective Time. Any interest and other income resulting from such investments shall be paid to Acquiror.

     (b) After surrender to the Disbursing Agent of any certificate which prior to the Effective Time shall have represented any shares of MedCath Common Stock, the Disbursing Agent shall promptly distribute to the person in whose name such certificate shall have been registered a check representing the amount of cash into which such shares of MedCath Common Stock shall have been converted at the Effective Time pursuant to Section 2.1(a) hereof. Until so surrendered and exchanged, each such certificate shall, after the Effective Time, be deemed to represent only the right to receive such cash, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding certificate in respect thereof. The Surviving Corporation shall promptly after the Effective Time cause to be distributed to such holders appropriate materials to facilitate such surrender.

     (c) If any cash deposited with the Disbursing Agent for purposes of payment in exchange for shares of MedCath Common Stock remains unclaimed following the expiration of six (6) months after the Effective Time, such cash shall be delivered to the Surviving Corporation by the Disbursing Agent, and thereafter the Disbursing Agent shall not be liable to any persons claiming any amount of such cash, and the surrender and exchange shall be effected directly with the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws). No interest shall accrue or be payable with respect to any amounts which any such holder shall be so entitled to receive. The Surviving Corporation or the Disbursing Agent shall be authorized to pay the cash attributable to any certificate theretofore issued which has been lost or destroyed, upon receipt of satisfactory evidence of ownership of the shares of MedCath Common Stock represented thereby and of appropriate indemnification.

     (d) None of Acquiror, the Surviving Corporation or the Disbursing Agent shall be liable to any person in respect of any shares of retained MedCath Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of MedCath Common Stock shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any cash, if any, in lieu of fractional shares of retained MedCath Common Stock or any dividends or distributions with respect to retained MedCath Common Stock in respect of such certificate would otherwise escheat to or become the property of any governmental entity), any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (e) If payment is to be made to a person other than the person in whose name a surrendered certificate, which prior to the Effective Time shall have represented any shares of MedCath Common Stock, is registered, it shall be a condition to such payment that the certificate so surrendered shall be endorsed or shall otherwise be in proper form for transfer, and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate surrendered or shall have established to the satisfaction of the Surviving Corporation or the Disbursing Agent that such tax either has been paid or is not payable.

     (f) From and after the Effective Time, the holders of shares of MedCath Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of MedCath Common Stock except as otherwise provided herein or by law.

     (g) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of MedCath Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates for shares of MedCath Common Stock are presented to the Surviving Corporation, they shall be cancelled and promptly exchanged for Cash Merger Consideration except as provided in Section 2.2(d).


Section 2.3 Exchange of Acquiror Common Stock Certificate.

     Immediately after the Effective Time, upon surrender by the record holder of the certificate, duly endorsed in blank, representing the shares of Acquiror Common Stock outstanding immediately prior to the Effective Time, the Surviving Corporation shall deliver to such record holder a share certificate, registered in such holder's name, representing the number of shares of common stock of the Surviving Corporation to which such record holder is so entitled by virtue of
Section 2.1(c). Such certificate will bear a legend restricting the transferability of such shares of the Surviving Corporation except in accordance with applicable federal and state securities laws.


                                   ARTICLE 3
              ADDITIONAL AGREEMENTS IN CONNECTION WITH THE MERGER

Section 3.1 Shareholders' Approval.

     MedCath shall take all actions reasonably necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a meeting of its shareholders as soon as reasonably practicable for the purpose of considering and approving this Agreement and the Merger (the "Special Meeting"). In connection with the Special Meeting, the board of directors of MedCath shall recommend that the shareholders of MedCath vote to approve this Agreement and the Merger unless the Strategic Options Committee of such board of directors (the "Strategic Options Committee") has determined at any time prior to the Special Meeting in good faith, after consultation with and based upon the reasonably concluded written advice of counsel to the Strategic Options Committee, that making such recommendation would violate the fiduciary duties of the board of directors under applicable law.


Section 3.2 Proxy Materials and Schedule 13E-3.

     (a) In connection with the Special Meeting, MedCath shall prepare and file a preliminary proxy statement relating to the transactions contemplated by this Agreement and the Merger (the "Preliminary Proxy Statement") with the United States Securities and Exchange Commission (the "SEC") and shall use its reasonable best efforts to respond to the comments of the SEC and to cause a definitive proxy statement to be mailed to MedCath's shareholders (the "Definitive Proxy Statement") all as soon as reasonably practicable; provided, that prior to the filing of each of the Preliminary Proxy Statement and the Definitive Proxy Statement, MedCath shall consult with Acquiror with respect to such filings and shall afford Acquiror reasonable opportunity to comment thereon. Acquiror shall provide MedCath with any information for inclusion in the Preliminary Proxy Statement and the Definitive Proxy Statement which may be required under applicable law and which is reasonably requested by MedCath.

     (b) MedCath and any Person that may be deemed to be an affiliate of MedCath shall prepare and file concurrently with the filing of the Preliminary Proxy Statement a Statement on Schedule 13E-3 ("Schedule 13E-3") with the SEC. If at any time prior to the Special Meeting any event should occur which is required by applicable law to be set forth in an amendment of, or supplement to, the Schedule 13E-3, MedCath and such Person shall file such amendments or supplements.


Section 3.3 Termination of MedCath Stock Option Plans.

     Except as disclosed in Item 3.3 of the Disclosure Schedules, all outstanding stock options issued by MedCath (collectively, the "Stock Options"), including without limitation those issued under the MedCath Incorporated Omnibus Stock Plan, the 1992 Incentive Stock Option Plan and the Outside Director's Stock Option Plan shall terminate upon the Merger. With respect to each Stock Option not otherwise terminated by its terms upon the effectiveness of the Merger, MedCath shall obtain at the earliest practicable date and prior to the Effective Time the written consent of each holder to the cancellation of such holders' Stock Options (irrespective of their exercise price and whether or not then currently exercisable) to take effect on the Effective Time or shall take appropriate action to amend the relevant plans to provide for such cancellation. At the Effective Time, the Surviving Corporation shall pay each holder of Stock Options, to the extent such Stock Options have not been previously exercised or cancelled, (x) cash in an amount equal to the product of (i) the difference between $19.00 and the exercise price of such Stock Options (but in no event less than 0), multiplied by (ii) the number of shares of MedCath Common Stock subject to such Stock Options, less (y) the amount of all applicable withholding taxes; provided, that those holders of Stock Options that have agreed in writing with Acquiror to accept options to purchase common stock of the Parent shall not receive any cash payment with respect to cancelled Stock Options.


Section 3.4 Reasonable Best Efforts; Consents; Other Filings.

     Upon the terms and subject to the conditions herein provided, and subject to the duties of the board of directors of MedCath under applicable law, as it or the Strategic Options Committee may be advised in writing by counsel, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable laws and regulations and their respective articles or certificates of incorporation and bylaws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, subject, however, to the requisite vote of shareholders of MedCath. Such actions shall include, without limitation, using its reasonable best efforts to (i) defend any lawsuits or other legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement, or the consummation of the transactions contemplated thereby or hereby and (ii) effect all necessary registrations and filings, including but not limited to any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and submissions of information requested by governmental authorities. Upon the terms and subject to the conditions hereof, and subject to the duties of the board of directors of MedCath under applicable law, as it, or the Strategic Options Committee, may be advised in writing by counsel, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary to satisfy the other conditions of Closing set forth herein and to cooperate with all reasonable requests made by the other party. Without limiting the generality of the foregoing, and notwithstanding anything in this Agreement to the contrary, MedCath shall, except with respect to the agreements as set forth on Item 3.4 of the Disclosure Schedules, obtain all consents, amendments to or waivers from other parties under the terms of all leases and other agreements between MedCath and such parties required as a result of the transactions contemplated by this Agreement (including the agreements listed in Item 3.8 of the Disclosure Schedules) the failure of which to obtain would have a Material Adverse Effect and obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal or state law or regulation.


Section 3.5 Financing.

     MedCath shall use its reasonable best efforts to cooperate and assist Acquiror with respect to the Financing (as defined in Section 6.7).


Section 3.6 Conduct of Business by MedCath Pending the Merger.

     MedCath covenants and agrees that, prior to the Effective Time or earlier termination of this Agreement as provided herein, unless Acquiror shall otherwise agree in writing and except as contemplated by this Agreement:

     (a) MedCath shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business substantially consistent with past practice and use its and their respective reasonable best efforts to preserve substantially intact their current material business organizations, keep available the services of their current officers and employees (except for terminations of employees in the ordinary course of business) and preserve their material relationships with others having significant business dealings with them;

     (b) MedCath shall not (i) amend its articles of incorporation or bylaws, or (ii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of any of its shares of capital stock;

     (c) Neither MedCath nor any of its subsidiaries shall (i) except as set forth in Item 3.6(c) of the Disclosure Schedules, issue, grant, sell, pledge or transfer or agree or propose to issue, grant, sell, pledge or transfer any shares of capital stock, stock options, warrants, securities or rights of any kind or rights to acquire any such shares, securities or rights of MedCath, any of its subsidiaries or any successor thereto, (ii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of MedCath of any class or any options, warrants or other rights to purchase any such shares except as otherwise provided in this Agreement, or (iii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (d) Except as disclosed in Item 3.6(d) of the Disclosure Schedules, neither MedCath nor any of its subsidiaries shall (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of MedCath or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice under existing indebtedness agreements, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to MedCath or any direct or indirect wholly-owned subsidiary of MedCath;

     (e) Each of MedCath and its subsidiaries shall use its reasonable best efforts to keep in place its current insurance policies which are material (either individually or in the aggregate) to the conduct of their business; and notwithstanding such efforts, if any such policy is cancelled, MedCath shall use its reasonable best efforts to replace such policy or policies;

     (f) Neither MedCath nor any of its subsidiaries shall make any material tax election, file any amended Tax Returns or settle or compromise any material federal, state, local or foreign income tax liability;

     (g) Neither MedCath nor any of its subsidiaries shall make any material change in its accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles;

     (h) Neither MedCath nor any of its subsidiaries shall split, combine or reclassify any capital stock of MedCath or any subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or substitution for shares of capital stock of MedCath or any subsidiary;

     (i) Neither MedCath nor any of its subsidiaries shall acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof having a value in excess of $250,000;

     (j) Neither MedCath nor any of its subsidiaries shall agree to any development deals, except to the extent such deals would require an investment of less than $100,000 individually and $250,000 in the aggregate;

     (k) Except as set forth in Item 3.6(k) of the Disclosure Schedules, neither MedCath nor any of its subsidiaries shall sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets other than any such properties or assets the value of which do not exceed $250,000 individually and $1,000,000 in the aggregate, except sales of inventory and receivables in the ordinary course of business consistent with past practice;

     (l) Neither MedCath nor any of its subsidiaries shall acquire or agree to acquire any assets, other than inventory in the ordinary course of business consistent with past practice, that are material, individually or in the aggregate, to MedCath and its subsidiaries taken as a whole, or make or agree to make any capital expenditures except capital expenditures which, individually or in the aggregate and taken together with any capital expenditure made between October 1, 1997 and the date hereof (inclusive), do not exceed the amount budgeted therefor in MedCath's annual capital expenditures budget for 1998 previously provided to Acquiror;

     (m) Neither MedCath nor any of its subsidiaries shall (x) pay, discharge or satisfy any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof including without limitation all liabilities disclosed in Item 3.6(d) of the Disclosure Schedules or (ii) claims settled or compromised to the extent permitted by Section 3.6(p), or (y) waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

     (n) Neither MedCath nor any of its subsidiaries shall adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

     (o) Neither MedCath nor any of its subsidiaries shall enter into any new collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement;

     (p) Neither MedCath nor any of its subsidiaries shall settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the settlement is limited solely to monetary payment and the release of claims and the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $250,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $350,000;

     (q) Neither MedCath nor any of its subsidiaries shall engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of MedCath's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404 other than such transactions of the same general nature, scope and magnitude as are disclosed in documents filed by MedCath with the SEC as described in Section 4.6;

     (r) Neither MedCath nor any of its subsidiaries shall adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee or, other than increases for individuals and arrangements for new employees (other than, in each case, officers and directors) in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of or loan or advance money or other property to any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement;

     (s) Neither MedCath nor any of its subsidiaries shall grant to employees any new or modified severance (except for increases in severance granted to employees other than officers in the ordinary course of business which are immaterial individually and in the aggregate) or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof;

     (t) Neither MedCath nor any of its subsidiaries shall effectuate a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part any site of employment, facility, operating unit or employee of MedCath or any subsidiary, without notifying Acquiror or its affiliates in advance and without complying with the notice requirements and other provisions of WARN; and

     (u) Neither MedCath nor any of its subsidiaries shall authorize any, or commit or agree to do any of the things described in clauses (a) through (t) or anything which would make any representation or warranty of MedCath in this Agreement untrue or incorrect in any material respect as of the date hereof and as of the Effective Time, as if made on such date, except to the extent such representations and warranties expressly relate to a specific date (in which case such representations and warranties shall be true and correct as of such date).


Section 3.7 MedCath's Notification of Certain Matters.

     MedCath shall, promptly upon obtaining knowledge of any of the following occurring subsequent to the date of this Agreement and prior to the Effective Time, notify Acquiror of: (a) any material claims, actions, proceedings, tax audits or investigations commenced or, to its knowledge, threatened in writing, involving or affecting MedCath or any of its subsidiaries or any of their properties or assets, which if adversely resolved would have a Material Adverse Effect or which could reasonably be expected to prevent, hinder or materially delay the ability of MedCath to consummate the Merger or the transactions contemplated by this Agreement, (b) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by MedCath or any of its subsidiaries, under any agreement, lease, indenture or instrument to which MedCath or any of its subsidiaries is a party or is subject where such a default would have a Material Adverse Effect on MedCath or (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.


Section 3.8 Access to MedCath's Books and Records.

     Upon reasonable notice, MedCath shall afford Acquiror and its representatives and representatives of all prospective sources of Financing reasonable access during normal business hours to the properties, books, records and personnel of MedCath and its subsidiaries and such additional information concerning the business and properties of MedCath and its subsidiaries as Acquiror and its representatives may reasonably request. Unless and until MedCath otherwise agrees, Acquiror will obtain appropriate undertakings from the representatives of all prospective sources of Financing to hold in confidence all confidential information and not use any confidential information except in connection with the transactions contemplated hereby and the Financing, all in accordance with that certain letter agreement dated October 1, 1997 by and between Kohlberg Kravis Roberts & Co., L.P. and MedCath, the terms of which are incorporated herein by reference (the "Confidentiality Agreement"). The parties acknowledge that the Confidentiality Agreement shall remain in full force and effect until the Closing.


Section 3.9 Acquisition Proposals.

     Any offer or proposal by any corporation, partnership, person or other entity or group concerning any tender or exchange offer, proposal for a merger, share exchange, recapitalization, consolidation or other business combination involving MedCath or any of its subsidiaries or divisions, or any proposal or offer to acquire in any manner, directly or indirectly, a significant equity interest in, or a substantial portion of the assets of, MedCath or any of its subsidiaries, other than pursuant to the transactions contemplated by this Agreement, is hereby defined as an "Acquisition Proposal". MedCath shall not, nor shall it permit any of its officers, directors, affiliates, representatives or agents to, directly or indirectly, (a) take any action to solicit, initiate or knowingly encourage any Acquisition Proposal, or (b) participate in any discussions or negotiations with or encourage any effort or attempt by any other person or entity or take any other action to facilitate an Acquisition Proposal. From and after the date hereof, MedCath, its subsidiaries and all officers, directors, employees of, and all investment bankers, attorneys and other advisors and representatives of, MedCath and its subsidiaries shall cease doing any of the foregoing. Notwithstanding the foregoing, MedCath or any such persons may, directly or indirectly, subject to a confidentiality agreement substantially no less favorable taken as a whole to MedCath than the Confidentiality Agreement, furnish to any party information and access in response to a request for information or access made incident to an Acquisition Proposal made after the date hereof and may participate in discussions and negotiate with such party concerning any written Acquisition Proposal made after the date hereof (provided neither MedCath nor any such Person, after the date hereof, solicited, initiated or encouraged such Acquisition Proposal), if the board of directors of MedCath, or in the event of an Acquisition Proposal in which a member of such Board of Directors or any affiliate thereof has an interest which would be adverse to MedCath (an "Interested Party Proposal"), then the Strategic Options Committee, shall have determined in good faith based upon the reasonably concluded written advice of outside counsel to MedCath or counsel to the Strategic Options Committee, as the case may be, that failing to take such action would violate MedCath's board of directors' fiduciary duty under applicable law. During the term of this Agreement, the board of directors of MedCath shall notify Acquiror immediately if any Acquisition Proposal is made and shall in such notice indicate in reasonable detail the identity of the offeror and the terms and conditions of such Acquisition Proposal and shall keep Acquiror promptly advised of all material developments which could reasonably be expected to culminate in the board of directors withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by this Agreement. During the term of this Agreement, MedCath shall not waive or modify any provisions contained in any confidentiality agreement entered into relating to a possible acquisition (whether by merger, stock purchase, asset purchase or otherwise) or recapitalization of MedCath.


Section 3.10 Director and Officer Protection.

     The Surviving Corporation shall indemnify, defend and hold harmless the present and former directors, officers, employees and agents of MedCath and its subsidiaries (each an "Indemnified Party") against all costs and expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts relating to actions or omissions arising out of the Indemnified Party's being a director, officer, fiduciary, employee or agent of MedCath at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under applicable law, whether or not the Surviving Corporation is insured against any such matter (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party as such expenses are incurred to the fullest extent permitted under applicable law, provided MedCath or the Surviving Party, as the case may be, receives from the Indemnified Party to whom expenses are advanced an undertaking to repay such advances required under applicable law). Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed to by the Surviving Corporation and the Indemnified Party. The Surviving Corporation shall maintain in effect for a period of six years after the Effective Time directors' and officers' liability insurance with respect to matters occurring prior to the Effective Time which insurance shall contain terms and conditions no less advantageous than are contained in MedCath's current directors' and officers' liability insurance policy; provided, the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of two times the current annual premium. In the event MedCath or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of MedCath or the Surviving Corporation, as the case may be, or, at the Parent's option, the Parent shall assume the obligations set forth in this Section 3.10.


                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF MEDCATH

   MedCath represents and warrants to Acquiror and Parent as follows:


Section 4.1 Organization and Good Standing.

     Each of MedCath and its subsidiaries is a duly organized and validly existing corporation in good standing under the laws of the state of its incorporation with all requisite power and authority (corporate and other) to own, lease and operate its properties and conduct its business and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on MedCath and its subsidiaries, taken as a whole. MedCath has heretofore delivered to Acquiror accurate and complete copies of its and its subsidiaries' certificates or articles of incorporation and bylaws, as currently in effect. For the purposes of this Agreement "Material Adverse Change" or "Material Adverse Effect" means any change or effect that either individually or in the aggregate is materially adverse to the business, assets, operations, properties, financial condition or results of operations of MedCath and its subsidiaries taken as a whole and is exclusive of any claims or litigation involving MedCath and its subsidiaries relating to the absence of the consents, waivers or approvals relating to the Merger with respect to the agreements set forth in Item 3.4 of the schedules provided by MedCath to Acquiror and Parent ("Disclosure Schedules"); provided that for the purposes of this Agreement, "Material Adverse Effect" shall exclude the effect on the business, assets, operations, properties, financial condition or results in operations (i) from the delay until July 1, 1998 in the opening of the heart hospital in Phoenix, to the extent such delay was caused by the flood that occurred on January 18, 1998 and (ii) from the financial performance of the heart hospital in Tucson, other than changes in financial performance from and after the date hereof when compared to the financial performance prior to the date hereof; provided that nothing in the immediately prior proviso shall be interpreted to mean that delays in the opening of the heart hospital in Phoenix beyond July 1, 1998 or further changes in the financial performance of the Tucson heart hospital are per se Material Adverse Changes or Material Adverse Effects.


Section 4.2 Authorization; Binding Agreement.

     MedCath has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by MedCath's board of directors and, except for the approval of this Agreement and the Merger by the shareholders of MedCath in accordance with the North Carolina Law and the articles of incorporation and bylaws of MedCath, no other corporate proceedings on the part of MedCath are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MedCath, and subject to the requisite approval of the shareholders of MedCath, constitutes the legal, valid and binding agreement of MedCath, enforceable against MedCath in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (b) general principles of equity (whether considered in an action in equity or at law) which provide, among other things, that the remedies of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.


Section 4.3 Capitalization.

     The authorized capital stock of MedCath consists of 20,000,000 shares of MedCath Common Stock, and 2,348,167 shares of Preferred Stock, 300,000 of which have been designated as Series A Preferred Stock, 200,000 of which have been designated as Series A Junior Participating Preferred Stock, 20,000 of which have been designated as Series B Preferred Shares and 28,167 of which have been designated as Series C Preferred Shares "North Carolina Preferred Stock"). As of

March 12, 1998, 11,669,359 shares of MedCath Common Stock and no shares of North Carolina Preferred Stock were outstanding. As of the date hereof, 1,506,569 shares of MedCath Common Stock were reserved for issuance upon exercise of outstanding Stock Options. All of the outstanding shares of capital stock of MedCath and the subsidiaries of MedCath have been duly authorized and validly issued and are fully paid and nonassessable. All issued and outstanding shares of capital stock of the subsidiaries of MedCath are owned by MedCath or a subsidiary of MedCath free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as contemplated by this Agreement and the Rights Agreement of MedCath dated as of October 15, 1996 (the "Rights Agreement") and except for the Stock Options and as set forth on Item 3.6(c) of the Disclosure Schedules, neither MedCath nor any subsidiary of MedCath has or as of the Effective Time will have granted any outstanding security, call, option, warrant, subscription or other right, or entered into any agreement or commitment which either (a) obligates MedCath or any of its subsidiaries to issue, sell or transfer or cause to be issued, delivered or sold any shares of the capital stock of MedCath or any subsidiary of MedCath or (b) restricts the transfer of, or otherwise encumbers, shares of MedCath Common Stock.


Section 4.4 Financial Statements.

     All consolidated financial statements of MedCath and its subsidiaries (including the notes to such financial statements) included in MedCath's Annual Report on Form 10-K for the year ended September 30, 1997 (the "Year End Financial Statements") filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (a) are in accordance with the books and records of MedCath and its subsidiaries in all material respects, (b) present fairly in all material respects the consolidated financial position, results of operations, changes in shareholders' equity and cash flow (as applicable) of MedCath and its subsidiaries as of the respective dates and for the respective periods indicated and (c) have been prepared in conformity with generally accepted accounting principles applied in all material respects on a consistent basis through all the periods involved. MedCath has no material liabilities that are required by generally accepted accounting principles to be disclosed on a balance sheet other than (i) those disclosed in the Year End Financial Statements, and (ii) those arising in the ordinary course of business since September 30, 1997 or as disclosed in Items 3.6(c) and (d) of the Disclosure Schedules.


Section 4.5 Absence of Certain Changes or Events.

     Since September 30, 1997, (a) there has not been any Material Adverse Change, (b) there has not been any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect, (c) there has not been any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change, (d) MedCath and its subsidiaries have conducted their respective businesses only in the ordinary course, taken as a whole, (e) MedCath has not changed its accounting principles or methods in any material respect except insofar as may be required by a change in generally accepted accounting principles, (f) there has been no condition, event or occurrence which could reasonably be expected to prevent, materially hinder or materially delay the ability of MedCath to consummate the Merger or the transactions contemplated by this Agreement, (g) there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of MedCath or any of its subsidiaries, other than dividends paid by wholly-owned subsidiaries and (h) MedCath and its subsidiaries have not (i) increased the compensation or fringe benefits of any present or former director, officer or employee of MedCath or its subsidiaries (except for increases in salary or wages in the ordinary course of business consistent with past practice), (ii) granted any severance or termination pay to any present or former director or officer of MedCath or its subsidiaries or, other than in the ordinary course of business, to any other employee of MedCath or its subsidiaries; (iii) loaned or advanced money or other property by MedCath or its subsidiaries to any of their present or former directors, officer or employees or (iv) established, adopted, entered into, amended or terminated any Company Benefit Plan.


Section 4.6 SEC Reports and other Documents.

     Since January 1, 1995, MedCath has filed all reports required to be filed by it with the SEC and all such reports complied as to form in all material respects with the applicable requirements of law. Each report required to be filed by MedCath with the SEC since January 1, 1995 did not on the date of filing of such reports and, except to the extent revised or superseded by a subsequent filing with the SEC prior to the date hereof does not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.7 Governmental and Other Consents and Approvals.

     Except as set forth in Item 4.7 of the Disclosure Schedules, subject to the approval of this Agreement and the Merger by the shareholders of MedCath, no consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency or authority or other public persons or entities in the United States is required in connection with the execution or delivery by MedCath of this Agreement or the consummation by MedCath of the transactions contemplated hereby, other than (a) filing in the State of North Carolina articles of merger in accordance with the North Carolina Law, (b) filings required under the HSR Act, (c) filings required under the Exchange Act and (d) such other consents, waivers, approvals, licenses or authorizations, the failure of which to be obtained will not have a Material Adverse Effect or will not materially and adversely affect the ability of MedCath to consummate the transactions contemplated hereby.


Section 4.8 No Violation.

     Except as set forth in Item 4.8 of the Disclosure Schedules, the execution and delivery of this Agreement, the filing by MedCath of articles of merger in connection with the Merger in the State of North Carolina in accordance with the North Carolina Law, the consummation by MedCath of the transactions contemplated hereby, or compliance by MedCath with any of the provisions hereof, will not:

     (a) violate any provision of the articles of incorporation or bylaws of MedCath or any comparable charter or organizational documents of its subsidiaries;

     (b) cause MedCath or any of its subsidiaries to violate in any material respect (i) any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to MedCath or any of its subsidiaries or any of their respective properties or (ii) the award of any arbitrator or panel of arbitrators;

     (c) cause the acceleration of the maturity of any debt or obligation which is material to MedCath and its subsidiaries, taken as a whole; or

     (d) with or without notice or lapse of time, or both, violate, or be in conflict with, or constitute a material default under, or permit the termination of, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or, except as contemplated by this Agreement, require the consent of any person under, or result in the creation of any material lien upon any property of MedCath or any of its subsidiaries under, any agreement, indenture, lease, instrument, permit, concession, franchise, or license applicable to MedCath or any of its subsidiaries or to which MedCath or any of its subsidiaries is a party or by which MedCath or any of its subsidiaries (or their respective properties) may be bound, which individually or in the aggregate would have a Material Adverse Effect.


Section 4.9 Litigation.

     Except as set forth in Item 4.9 of the Disclosure Schedules, there is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the knowledge of MedCath, threatened against or affecting MedCath, any of its subsidiaries or any of their respective properties, assets, business, franchises or governmental approvals before any court or governmental department, commission, board, bureau, agency, instrumentality or arbitrator, which, individually or in the aggregate, could reasonably be expected (a) to have a Material Adverse Effect, or (b) to materially and adversely affect the ability of MedCath to carry out, or prevent or make unduly burdensome, the Merger or the transactions contemplated by this Agreement nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against MedCath or any of its subsidiaries having, or which in the future could have, any such effect.


Section 4.10 Governmental Approvals; Compliance with Law.

     MedCath and its subsidiaries possess from the appropriate agency, commission, board or governmental authority, whether federal, state or local, all licenses, permits, authorizations, approvals, franchises and rights ("Government Approvals") that are necessary for MedCath and its subsidiaries to engage in the business currently conducted by them, except in those instances in which failure to possess Government Approvals, individually or in the aggregate, would not have a Material Adverse Effect. MedCath and its subsidiaries have been, are and as of the Effective Time will be in compliance with all applicable federal, state and local laws, statutes, ordinances, rules and regulations except where the failure to so comply would not constitute a material violation of law compliance with which is material to MedCath and its subsidiaries, taken as a whole.

Section 4.11 Brokers and Finders.

     Except for Goldman, Sachs & Co. ("Goldman Sachs"), which has been engaged, pursuant to an engagement letter dated August 8, 1997, a true and complete copy of which has been delivered to Acquiror, to provide financial advisory services to the Strategic Options Committee of MedCath and, as requested by the Strategic Options Committee, to provide advice to the board of directors of MedCath with respect to whether the consideration to be received by the holders of MedCath Common Stock is fair to them, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or in connection with any transaction involving MedCath based upon arrangements made by or on behalf of MedCath.


Section 4.12 Fairness Opinions and Approval by Strategic Options Committee.

     On or prior to the date hereof, the Strategic Options Committee approved the terms of this Agreement and received an opinion from Goldman Sachs as of such date, which opinion shall be confirmed in writing substantially to the effect that, from a financial point of view, the consideration to be received by the holders of MedCath Common Stock pursuant to the Merger is fair to them (which opinion shall be updated in writing to the date of the Definitive Proxy Statement), a true and complete copy of which written opinion has been or will promptly be delivered to Acquiror following its receipt by the Strategic Options Committee.


Section 4.13 Taxes.

     (a) All Returns (as hereinafter defined) required to be filed by or with respect to MedCath and Tax Affiliates (as hereinafter defined) have been filed on a timely basis, except where the failure to file such Returns would not have a Material Adverse Effect. All such Returns were correct and complete in all material respects. There are no deficiencies for Taxes that have been proposed, asserted or assessed against MedCath or Tax Affiliates that remain unpaid. MedCath and its Tax Affiliates have paid or made adequate provision in all material respects in the Financial Statements (other than reserves for deferred income Taxes established to reflect differences between book basis and Tax basis of assets and liabilities) for the payment of all Taxes, whether or not shown on any Return. As used in this Section 4.13, the term "Tax" or "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, franchise, sales, use, withholding, employment, property alternative or add-on minimum, environmental (including Taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code")) or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof; and the term "Tax Affiliate" means any subsidiaries of MedCath and any individual or entity for whose Taxes MedCath or any of its subsidiaries is or could be held liable, whether by reason of being a member of an affiliated, consolidated, combined, unitary, or other similar group for Tax purposes, by reason of being a successor, member or general partner, by agreement, or otherwise (but only with respect to the Taxes and taxable periods(s) or portions thereof with respect to which MedCath or such subsidiaries is or could be held liable for such Taxes).

     (b) Item 4.13 of the Disclosure Schedules lists all Returns that have been audited, and indicates all Returns that are currently the subject of audit. Neither MedCath nor any Tax Affiliate has granted any extension or waiver of the statute of limitations period on the assessment of any material Taxes, which period (after giving effect to such extension or waiver) has not expired. Neither MedCath nor any Tax Affiliate has granted a power of attorney with respect to any matter relating to any material Tax. No claim has been made by an authority in a jurisdiction where MedCath or any Tax Affiliate does not file Returns that it is or may be subject to Tax in that jurisdiction.

     (c) MedCath and each Tax Affiliate has withheld and paid all Taxes required to have been paid in connection with amounts paid or owing to any employee, independent contractor, stockholder, partner, or other third party.

     (d) Neither MedCath nor any Tax Affiliate is a party to any Tax allocation, sharing, or similar agreement. Neither MedCath nor any Tax Affiliate has been a member of an affiliated group filing a consolidated federal income tax Return (other than a group the common parent of which was MedCath).

     (e) Except as disclosed to Acquiror prior to the date of this Agreement, neither MedCath nor any Tax Affiliate has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

     (f) No consent under Section 341(f) of the Code has been filed with respect to MedCath or any Tax Affiliates.

     (g) Neither MedCath nor any Tax Affiliate has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (h) No material claim for unpaid Taxes has become a lien or encumbrance of any kind against the property of MedCath or any Tax Affiliates.


Section 4.14 Employee Benefits.

     (a) A list of all employee benefit plans, programs, arrangements, funds, policies, practices, or contracts and samples of representative employment agreements with respect to which, through which, or under which the MedCath or any of MedCath's subsidiaries has any liability to provide benefits or compensation to or on behalf of employees, former employees, or independent contractors of MedCath or any of MedCath's subsidiaries, whether formal or informal, whether or not written, including but not limited to any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), stock purchase, stock option, severance, employment, change in control, fringe benefit, collective bargaining, bonus, incentive, and deferred compensation arrangement (collectively, the "Company Benefit Plans"), have been disclosed in writing to Acquiror. MedCath has made available to Acquiror a true and complete copy of the following documents, if applicable, with respect to each Company Benefit
Plan: (i) all documents setting forth the terms of the Company Benefit Plan, or if there are no such documents evidencing the Company Benefit Plan, a full description of the Company Benefit Plan, (ii) the ERISA summary plan description and any other written summary of plan provisions provided to participants or beneficiaries for each such Company Benefit Plan, (iii) the annual report (Form 5500 series), required under ERISA or the Code, filed for the most recent plan year and most recent financial statements or periodic accounting of related plan assets with respect to each Company Benefit Plan, and (iv) the most recent favorable determination letter, opinion, or ruling from the Internal Revenue Service for each Company Benefit Plan, the assets of which are held in trust, to the effect that such trust is exempt from federal income tax.

     (b) Each Company Benefit Plan has at all times been maintained, by its terms and in operation, in accordance with the Code, ERISA, and other applicable laws, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and related trust that is intended to be tax-exempt under Section 501(a) of the Code, has received a favorable determination letter from the Internal Revenue Service to the effect that such plan is qualified under the Code and such trust is tax-exempt, and any such determination letter remains in effect and has not been revoked. All contributions required to be made prior Closing under the terms of each Company Benefit Plan, the Code, ERISA, or other applicable law have been or will be timely made, and adequate reserves have been provided for by MedCath with respect to all accrued benefits attributable to service on or prior to the Closing. No Company Benefit Plan provides for an increase in benefits on or after the Closing.

     (c) Each Company Benefit Plan may be amended or terminated at any time without any obligation or liability other than for benefits accrued prior to such amendment or termination, or as required to be vested pursuant to applicable law as a result of such amendment or termination. There are no actions, audits, suits, or claims which are pending or threatened, to the knowledge of MedCath against any Company Benefit Plan, except claims for benefits made in the ordinary course of the operation of such plans. MedCath will promptly notify Acquiror in writing of any such actions, audits, suits, or claims arising between the date hereof and the Closing. Neither MedCath nor any of its subsidiaries is subject to any material liability, tax, or penalty whatsoever to any person whomsoever as a result of MedCath or any of its subsidiaries engaging in a prohibited transaction under ERISA or the Code. To the knowledge of MedCath, no event has occurred and no condition exists that would subject MedCath, either directly or by reason of its affiliation with any trade or business (whether or not incorporated) which together with the Company is treated as a single employer under Section 414(b), (c), (m), or (o) of the Code ("Company ERISA Affiliate"), to any material liability, tax, or penalty imposed by ERISA, the Code, or other applicable law.

     (d) Neither MedCath nor any Company ERISA Affiliate maintains, nor has at any time established or maintained, nor has at any time been obligated to make, or made, contributions to or under any plan subject to Title IV of ERISA.


Section 4.15 Environmental Matters.

     Except for such items of non-compliance that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

      (i) MedCath and its subsidiaries, taken as a whole, hold and formerly held, and, to the knowledge of MedCath, are and have been in compliance with, all Environmental Permits, and MedCath and its subsidiaries are and have been, otherwise in compliance with all applicable Environmental Laws and there are no circumstances that might prevent or interfere with such compliance in the future;

      (ii) None of MedCath or its subsidiaries has received any Environmental Claim, and none of MedCath or its subsidiaries is aware after reasonably inquiry of any threatened material Environmental Claim or of any circumstances, conditions or events that could reasonably be expected to give rise to an Environmental Claim that could result in a Material Adverse Effect;

      (iii) None of MedCath or its subsidiaries has entered into or agreed to any consent decree, order or agreement under any Environmental Law, and none of MedCath or its subsidiaries is subject to any material judgment, decree, order or other material requirement relating to compliance with any Environmental Law or to investigation, cleanup, remediation or removal of regulated substances under any Environmental Law;

      (iv) To the knowledge of MedCath, there are no (a) underground storage tanks, (B) polychlorinated biphenyls, (C) asbestos or asbestos-containing materials, (D) urea-formaldehyde insulation, (E) sumps, (F) surface impoundments, (G) landfills, (H) sewers or septic systems or (I) Hazardous Materials present at any facility currently or formerly owned, leased, operated or otherwise used by MedCath or any of its subsidiaries that could reasonably be expected to give rise to a Material Adverse Effect;

      (v) There are no past (including, without limitation, with respect to assets or businesses formerly owned, leased or operated by MedCath or any of its subsidiaries) or present actions, activities, events, conditions or circumstances, with respect to or against MedCath or its subsidiaries including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, that could reasonably be expected to give rise to a Material Adverse Effect under any Environmental Laws or any contract or agreement;

      (vi) No modifications, revocation, reissuance, alteration, transfer, or amendment of the Environmental permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of MedCath or its subsidiaries following such consummation;

      (vii) Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by MedCath or any of its subsidiaries, in violation of, or in a manner or to a location that could give rise to a Material Adverse Effect, under any Environmental Laws;

      (viii) For purposes of this Agreement, the following terms shall have the following meanings:

      "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, either owned, leased or operated by MedCath or any of its subsidiaries or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (iii) otherwise relating to obligations or liabilities under any Environmental Laws.

      "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required for MedCath and the operations of MedCath's and its subsidiaries' facilities and otherwise to conduct its business under Environmental Laws.

      "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law in effect as of the date hereof relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws.

      "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials, substances and forces, including but not limited to electromagnetic fields, regulated pursuant to, or that could form the basis of liability under, any Environmental Law.

Section 4.16 Board Recommendation.

     The board of directors of MedCath, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office exclusive of directors who recused themselves from such vote because of their interest in the Parent or Acquiror) (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the shareholders of MedCath and (ii) resolved to recommend that the holders of the shares of MedCath Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.


Section 4.17 Required Company Vote.

     The affirmative vote of a majority of the shares of MedCath Common Stock is the only vote of the holders of any class or series of MedCath's securities necessary to approve this Agreement and the Merger under the North Carolina Law.


Section 4.18 State Takeover Statutes.

     No state takeover statute or similar statute or regulation of the State of North Carolina (and, to the knowledge of MedCath after due inquiry, of any other state or jurisdiction) applies or purports to apply to this Agreement, the Merger, or any of the other transactions contemplated hereby. No provision of the articles of organization, by-laws or other governing instruments of MedCath or any of its subsidiaries would, directly or indirectly, restrict or impair the ability of Acquiror or its affiliates to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of MedCath and its subsidiaries that may be acquired or controlled by Acquiror or its affiliates or permit any shareholder to acquire securities of MedCath on a basis not available to Acquiror in the event that Acquiror were to acquire securities of MedCath, and neither MedCath nor any of its subsidiaries has any rights plan (except the Rights Agreement), preferred stock or similar arrangement which have any of the aforementioned consequences. The board of directors of MedCath has duly and validly approved and taken all corporate action required to be taken by the board of directors for the consummation of the transactions contemplated by this Agreement.


Section 4.19 Material Contract Defaults.

     Neither MedCath nor any of its subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any material contract, agreement, commitment, arrangement, lease, policy or other instrument to which it or any of its subsidiaries is a party or by which it or any such subsidiary is bound ("Material Contracts"), except for those defaults which could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.


Section 4.20 Information in Proxy Statement.

     The Definitive Proxy Statement (or any amendment thereof or supplement thereto), at the date mailed to MedCath shareholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that no representation is made by MedCath with respect to statements made therein based on information supplied by the Parent or Acquiror for inclusion in the Definitive Proxy Statement. The Definitive Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.


Section 4.21 Rights Agreement.

     The Rights Agreement has been amended so as to provide that neither the Parent nor Acquiror will become an "Acquiring Person" or an "Adverse Person" and that no "Triggering Event", "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the consummation of the Merger.


Section 4.22 Properties.

     (a) Except with respect to liens securing indebtedness evidenced by the agreements listed on Item 3.6(d) of the Disclosure Schedules or reflected in the Year End Financial Statements of MedCath, each of MedCath and its subsidiaries have good and sufficient, valid and marketable title to its owned real property free and clear of all liens and other encumbrances that, individually or in the aggregate, would have a Material Adverse Effect. Except as set forth in Item 4.22 of the Disclosure Schedules, there are no outstanding contracts for the purchase of any real property.

     (b) MedCath and its subsidiaries hold good and valid leasehold title to leased real property they occupy, free of all liens except for liens which, individually or in the aggregate, would not have a Material Adverse Effect or liens securing indebtedness evidenced by the agreements listed on Item 3.6(d) of the Disclosure Schedules or reflected in the Year End Financial Statements of Medcath. Other than such exceptions which as would not have a Material Adverse Effect, all real property leases are in full force and effect and grant in all respects the leasehold estates or rights of occupancy or use they purport to grant. There are no existing defaults (either on the part of MedCath or any of its subsidiaries or, to the knowledge of MedCath, any other party thereto) under any real property lease and no event has occurred which, with notice or the lapse of time, or both, would constitute a default (either on the part of MedCath or any of its subsidiaries or, to the knowledge of MedCath, any other party thereto) under any of the real property leases, except for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect. The consummation of the Merger will not result in the occurrence of a default under any of the real property leases (whether pursuant to a "change in control" provision in the real property leases or otherwise).


Section 4.23 Billing and Coding.

     MedCath and its subsidiaries have, whether directly or indirectly through contractual arrangements with others, billed third party payers (including, but not limited to, Medicare, Medicaid, CHAMPUS, and private payers) for health care services rendered by MedCath, its subsidiaries, or any of its or their employees, professional staff, or other persons or entities on behalf of whom or for which MedCath or any of its subsidiaries is authorized to bill for health care services, in accordance in all material respects with all federal, state, and local laws, rules, and regulations, and all agreements, applicable with respect thereto. Without limiting the generality of the foregoing, for said purposes all such services have been properly documented and coded all except to the extent the failure to so comply or to do so would not be material individually or in the aggregate.


Section 4.24 Other Confidentiality Agreements.

     MedCath has entered into a confidentiality agreement not substantially less favorable taken as a whole to it than the Confidentiality Agreement with each Person (as defined in Section 8.6) that, since January 1, 1997, has been provided confidential information with respect to MedCath and its subsidiaries with a view to a possible acquisition (whether by merger, stock purchase, asset purchase or otherwise) or recapitalization of MedCath. Each such agreement is in full force and effect, MedCath has not modified or waived or agreed to modify or waive any provisions of any such agreement and, to the knowledge of MedCath none of the other parties thereto is in default thereunder.


                                   ARTICLE 5
                            [INTENTIONALLY OMITTED]


                                   ARTICLE 6
             REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND PARENT

   Acquiror and Parent hereby represent and warrant to MedCath as follows:


Section 6.1 Organization and Good Standing.

     Each of Acquiror and Parent is a duly organized and validly existing corporation in good standing under the laws of the state of its incorporation. Each of Acquiror and Parent has heretofore delivered to MedCath accurate and complete copies of its articles or certificate of incorporation and bylaws as currently in effect. Neither Acquiror nor Parent has any subsidiary (other than Acquiror, in the case of Parent) or owns or holds any capital stock, security or investment in any other Person other than bank accounts, certificates of deposit, money market or similar short-term investments.


Section 6.2 Authorization; Binding Agreement.

     Parent and Acquiror have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly and validly authorized by its respective board of directors, and this Agreement has been adopted by the shareholders of Acquiror in accordance with North Carolina Law and its articles or certificate of incorporation and bylaws. No other corporate proceedings on the part of Acquiror or Parent are necessary to authorize this Agreement, the Merger and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Acquiror and constitutes a legal, valid and binding agreement of Acquiror and Parent, enforceable against Parent and Acquiror in accordance with its terms except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors, rights generally, and (b) general principles of equity (whether considered in an action in equity or at law) which provide, among other things, that the remedies of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.


Section 6.3 Capitalization.

     The authorized capital stock of Acquiror consists of a single class of 20,000,000 shares of common stock, par value $.01 per share, (which class of stock is herein called "Acquiror Common Stock"), of which 100 are issued and outstanding on the date hereof and are beneficially owned by the Parent. All of the shares of Acquiror Common Stock outstanding at the Effective Time (i) will have been duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) will be beneficially owned by Parent. Acquiror has not granted any outstanding option, warrant, subscription or other right, or entered into any agreement or commitment which either (a) obligates Acquiror to issue, sell, repurchase or transfer any shares of the capital stock of Acquiror or (b) restricts the transfer of, or otherwise encumbers, shares of Acquiror Common Stock. Acquiror has no treasury stock.


Section 6.4 No Violation.

     Neither the execution and delivery of this Agreement, the filing of the Articles of Merger nor the consummation by Acquiror and Parent of the transactions contemplated hereby, nor compliance by Acquiror with any of the provisions hereof, will:

      (a) violate any provision of the charter documents or bylaws of Acquiror or Parent;

      (b) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Acquiror or Parent or any of their properties;

      (c) cause the acceleration of the maturity of any debt or obligation of Acquiror or Parent; or

      (d) with or without notice or lapse of time, or both, violate, or be in conflict with, or constitute a default under, or permit the termination of, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or except as contemplated by this Agreement, require the consent of any person under, or result in the creation of any lien upon any property of Acquiror or the Parent under, any agreement, indenture, lease or instrument, permit, concession, franchise, or license applicable to Acquiror or Parent to which Acquiror or Parent is a party or by which Acquiror or the Parent (or its properties) may be bound, which in the aggregate would have a material adverse effect on Acquiror or Parent.


Section 6.5 Governmental and Other Consents and Approvals.

     Except as provided in Item 4.7 in the Disclosure Schedules, no consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency or authority or other public persons or entities in the United States is required in connection with the execution or delivery by Acquiror of this Agreement or the consummation by Parent or Acquiror of the Merger or the transactions contemplated hereby, other than (a) filings in the State of North Carolina in accordance with the North Carolina Law, (b) filings required under the HSR Act, (c) filings required under the Exchange Act and (d) such other consents, waivers, approvals, licenses or authorizations, the failure of which to be obtained will not have a material adverse effect on Parent or Acquiror or on the ability of Parent or Acquiror to consummate the transactions contemplated hereby.


Section 6.6 Proxy and Schedule 13E-3 Information.

     The information furnished to MedCath by Acquiror and Parent specifically for inclusion in the Definitive Proxy Statement and the Schedule 13E-3, or any amendment or supplement thereto, or specifically for inclusion in any other documents filed with the SEC by MedCath in connection with the Merger, shall, with respect to the Definitive Proxy Statement at the time the Definitive Proxy Statement is mailed and at the time of the Special Meeting, and, with respect to the Schedule 13E-3 and such other documents, at the time of filing with the SEC and at the time of such Special Meeting, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.7 Financing.

     Acquiror has obtained commitments for equity and debt financing necessary or appropriate to consummate the Merger in an amount no less than the Cash Merger Consideration plus the expenses related to the Merger and obtaining the financing therefor (the "Financing"). A true and correct copy of the letters or other documents evidencing such commitments (the "Financing Letters") have been delivered to the Strategic Options Committee.


Section 6.8 Brokers and Finders.

     Except for Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe VII, L.P., the fees and expenses of which shall be paid by Acquiror, Acquiror has not engaged any broker, finder or investment banker which engagement would require the payment of any brokerage, finder's or other fees by MedCath in connection with the transaction contemplated hereby.


Section 6.9 No Prior Activities.

     Acquiror and Parent have not incurred, and will not incur, directly or through any subsidiary, any liabilities or obligations, except those incurred in connection with its organization or with the negotiation of this Agreement and the Financing. Except as contemplated by this Agreement and the Financing Letters, Acquiror and Parent have not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, or become subject to or bound by any obligation or undertaking.


Section 6.10 Litigation.

     There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the knowledge of Acquiror or Parent, threatened against or affecting Acquiror or Parent or any of its properties, assets, business, franchises or governmental approvals before any court or governmental department, commission, board, bureau, agency, instrumentality or arbitrator, which, individually or in the aggregate, could reasonably be expected (a) to have a material adverse effect upon Acquiror or Parent or (b) to materially and adversely affect the ability of Acquiror or Parent to carry out, or prevent or make unduly burdensome, the Merger or the transactions contemplated by this Agreement.


                                   ARTICLE 7
                                  CONDITIONS

Section 7.1 Conditions to Each Party's Obligation to Effect the Merger.

     The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions unless waived in accordance with Section 8.4:

      (a) This Agreement and the Merger shall have been approved at or prior to the Effective Time by the holders of a majority of the outstanding shares of MedCath Common Stock entitled to vote thereon;

      (b) No action, suit or proceeding shall be pending before any court or governmental body in which an unfavorable judgment or decree would prevent or substantially delay the consummation of the Merger, cause the Merger to be rescinded or, with respect to any litigation in connection with the Merger, result in an award of damages that would have a Material Adverse Effect; and

      (c) Any applicable waiting period under the HSR Act shall have expired or early termination shall have been granted.


Section 7.2 Conditions to Obligation of MedCath to Effect the Merger.

     The obligations of MedCath to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived by MedCath:

      (a) The representations and warranties of Acquiror and the Parent set forth in Article 6 hereof shall be true and correct in all material respects (except that any such representation and warranty that is qualified as to materiality by reference to "Material Adverse Effect" or any similar term shall be true and correct) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and MedCath shall have received a certificate from each of Acquiror and Parent signed by its President and a Vice President, respectively, to that effect, provided that such signatories shall not have any personal liability in connection therewith; and

      (b) Acquiror and Parent shall have performed in all material respects all obligations required to be performed by them under this Agreement prior to the Effective Time, and MedCath shall have received a certificate from each of Acquiror and the Parent signed by its President and a Vice President, respectively, to that effect, provided that such signatories shall not have any personal liability in connection therewith.


Section 7.3 Conditions to Obligations of Acquiror to Effect the Merger.

     The obligations of Acquiror and the Parent to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived by Acquiror or the Parent:

      (a) The representations and warranties of MedCath set forth in Article 4 hereof shall be true and correct in all material respects (except that any such representation and warranty that is qualified as to materiality by reference to "Material Adverse Effect" or any similar term shall be true and correct) as of the date of this Agreement and as of the Effective Time as though all of such representations were made on and as of the Effective Time by MedCath, and Acquiror shall have received a certificate of MedCath signed by the President, the Chief Financial Officer or a Vice President of MedCath to that effect, provided that such signatories shall not have any personal liability in connection therewith;

      (b) MedCath shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time and Acquiror shall have received a certificate of MedCath signed by the President, the Chief Financial Officer or a Vice President of MedCath to that effect, provided that such signatories shall not have any personal liability in connection therewith;

      (c) Acquiror shall have obtained financing necessary to satisfy its obligations to pay the Cash Merger Consideration pursuant to Section 2.1 hereof on terms and conditions satisfactory to Acquiror in its sole discretion. Acquiror acknowledges that its obtaining financing from parties satisfactory to it and on substantially the same terms and conditions as set forth in the Financing Letters shall satisfy this condition.

      (d) MedCath and Acquiror shall have been furnished with evidence satisfactory to them of the timely consent or approval of, or notice to, each governmental authority or other person or entity whose consent or approval, or to whom notice, is required in connection with the execution or delivery by MedCath or Acquiror of this Agreement or consummation of the transactions contemplated hereby or the absence of which would result in a default or acceleration under or right to terminate any contract or agreement, except with respect to consents, waivers or approvals relating to the Merger with respect to agreements set forth in Item 3.4 of the Disclosure Schedules;

      (e) The persons named in Item 7.3 of the Disclosure Schedules will have invested in Parent an amount equal to at least 50% of the value of the MedCath Common Stock and the spread on the Stock Options (assuming a value of $19.00 per share) held by such persons, which investment will be made substantially on the terms of the letter agreement of even date herewith between Acquiror and such persons;

      (f) The directors of MedCath shall have, other than those who are also directors of Acquiror, tendered to MedCath their resignations effective as of the Effective Time; and

      (g) To MedCath's knowledge, neither it nor any of its subsidiaries shall be under investigation for any violation of the "Stark" laws, anti-kickback laws or the laws relating to Medicare, Medicaid, Champus or any rules or regulations related thereto.


                                   ARTICLE 8
            TERMINATION; NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES
                      AND COVENANTS; WAIVER AND AMENDMENT

Section 8.1 Termination.

     This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by:

      (a) mutual written consent of the boards of directors of the Constituent Corporations;

      (b) Acquiror may terminate this Agreement by giving written notice to MedCath at any time prior to the Effective Time (i) in the event MedCath has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Acquiror has notified MedCath of the breach, and the breach has continued without cure for a period of thirty
   (30) days after the notice of breach or (ii) if the Closing shall not have occurred on or before August 31, 1998, by reason of the failure of any condition precedent under Section 7.1 or 7.3 hereof (unless the failure results primarily from Acquiror breaching any representation, warranty, or covenant contained in this Agreement);

      (c) MedCath may terminate this Agreement by giving written notice to Acquiror at any time prior to the Effective Time (i) in the event Acquiror has breached any representation, warranty, or covenant contained in this Agreement in any material respect, MedCath has notified Acquiror of the breach, and the breach has continued without cure for a period of thirty
   (30) days after the notice of breach or (ii) if the Closing shall not have occurred on or before August 31, 1998, by reason of the failure of any condition precedent under Sections 7.1 or 7.2 hereof (unless the failure results primarily from MedCath breaching any representation, warranty, or covenant contained in this Agreement);

      (d) MedCath, by written notice to Acquiror, if (i) the board of directors of MedCath or the Strategic Options Committee has withdrawn or modified its approval or recommendation of this Agreement or the Merger in accordance with Section 3.1; (ii) the board of directors of MedCath or the Strategic Options Committee has determined that MedCath has entered into a definitive agreement with a Person with respect to a transaction the proposal of which qualifies as an Acquisition Proposal; provided that the board of directors of MedCath or the Strategic Options Committee, as the case may be, has first determined in good faith based upon the reasonably concluded written advice of outside counsel to MedCath or counsel to the Strategic Options Committee, as the case may be, that failing to take such action would violate MedCath's board of directors' fiduciary duty under applicable law; or (iii) (A) a third party commences a tender offer or exchange offer for 25% or more of the outstanding shares of MedCath Common Stock and that tender offer or exchange offer is not solicited, initiated or encouraged after the date hereof by MedCath and (B) the board of directors of MedCath has recommended that the shareholders of MedCath tender their shares in such tender of exchange offer; provided that the board of directors of MedCath or the Strategic Options Committee has first determined in good faith upon the reasonably concluded written advice of outside counsel to MedCath or counsel to the Strategic Options Committee, as the case may be, that failing to take such action would violate MedCath's board of directors' fiduciary duty under applicable law; and provided further, that termination under this Section 8.1(d) shall be of no effect unless and until MedCath pays the fees and expenses referred to in Section 8.6(a);

      (e) Acquiror, by written notice to MedCath, if (i) the board of directors of MedCath has withdrawn or modified its approval or recommendation of this Agreement or the Merger, (ii) MedCath enters into a definitive agreement with a Person with respect to a transaction the proposal of which qualifies as an Acquisition Proposal or (iii) (A) a third party commences a tender offer or exchange offer for 25% or more of the outstanding shares of MedCath Common Stock and (B) the board of directors of MedCath has recommended that the shareholders of MedCath tender their shares in such tender or exchange offer;

      (f) MedCath or Acquiror, by written notice to the other, if upon a vote at the Special Meeting, any approval of the shareholders of MedCath necessary to consummate the Merger and the transactions contemplated hereby shall not have been obtained; or

      (g) any of the parties, by written notice, if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

     Any action to be taken to terminate this Agreement under this Section shall be taken by, or pursuant to authority granted by, the boards of directors of MedCath or Acquiror, as applicable. Any such action by MedCath shall be authorized by the Strategic Options Committee, provided a termination by MedCath pursuant to Section 8.1(d) as a result of an Acquisition Proposal that is not an Interested Party Proposal may be authorized by the board of directors of MedCath without the action of the Strategic Options Committee.


Section 8.2 Non-Survival of Representations, Warranties and Covenants.

     The respective representations and warranties of MedCath and Acquiror contained herein or in any certificate delivered pursuant hereto shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter neither Surviving Corporation nor MedCath or Acquiror or any officer, director or principal thereof shall be under any liability whatsoever with respect to any such representation or warranty. This Section 8.2 shall have no effect upon any other covenant or agreement of the parties hereto, whether to be performed before or after the consummation of the Merger.

Section 8.3 Amendment.

     This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of this Agreement by the shareholders of MedCath, no amendment may be made which reduces the amount or changes the form of consideration to be received in the Merger or otherwise changes or effects any change which would adversely affect the holders of MedCath Common Stock without the further approval of the shareholders of MedCath in accordance with Section 7.1(a).


Section 8.4 Waiver.

     At any time prior to the Effective Time, whether before or after the Special Meeting, any party hereto, by action taken by its board of directors, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) subject to the proviso contained in
Section 8.3, waive compliance with any of the agreements of any other party or with any conditions (other than those appearing in Section 7.1(a) and (c)) to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer, and, in the case of MedCath, authorized by the Strategic Options Committee.


Section 8.5 Effect of Termination.

     In the event of the termination of this Agreement under Section 8.1, this Agreement shall thereafter become void and have no effect and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, except that the provisions of Section
3.8 and the Confidentiality Agreement, and Section 8.6 and Article 9 shall survive any such termination if such obligations arose at or before the time of such termination.


Section 8.6 Certain Payments.

     (a) In the event that:

      (i) this Agreement is terminated pursuant to Section 8.1(d) or (e);

      (ii) an Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to MedCath at any time after the date of this Agreement and MedCath, either on or prior to the date which is five (5) months after the termination of this Agreement pursuant to Section 8.1(f) or one year after the termination of this Agreement for any other reason other than by MedCath under 8.1(c), consummates with any individual, corporation, partnership, joint venture, association, joint stock company, trust, fund, unincorporated association or organization (a "Person") a transaction the proposal of which would otherwise qualify as an Acquisition Proposal or enters into a definitive agreement with a Person with respect to a transaction the proposal of which would otherwise qualify as an Acquisition Proposal; or

      (iii) the board of directors of MedCath, withdraws or modifies its approval or recommendation of this Agreement or the Merger;

then in any such event, MedCath shall pay Acquiror Six Million Seven Hundred Seventy Four Thousand Six Hundred and Forty Dollars ($6,774,640), plus an amount equal to Acquiror's actual and reasonably documented out-of-pocket fees and expenses incurred by Acquiror, Parent or shareholders of Parent in connection with this Agreement and the proposed consummation of the transactions contemplated hereby, exclusive in all events of any fee due to Parent or any of its stockholders or affiliates, which amounts shall be payable in immediately available funds and within three business days after such event has occurred (or in the case of fees and expenses, within three business days after MedCath's receipt of reasonable documentation thereof).

     (b) (i) In the event that this Agreement is terminated by Acquiror or MedCath pursuant to Section 8.1(b)(i) or 8.1(c)(i) the breaching party shall pay the non-breaching party, in immediately available funds within three business days after the breaching party's receipt of reasonable documentation thereof, an amount equal to the actual and documented fees and expenses incurred by such non-breaching party in connection with this Agreement and the proposed consummation of the transactions contemplated hereby (exclusive of any fees due to the Parent or any of its stockholders or affiliates in the event Acquiror is the non-breaching party).

      (ii) In the event that any approval of the shareholders of MedCath necessary to consummate the Merger and the transactions contemplated thereby shall not have been obtained, MedCath shall pay Acquiror in immediately available funds an amount equal to the actual and documented fees and expenses incurred by Acquiror, Parent and shareholders of Parent in connection with this Agreement and the proposed consummation of the transactions contemplated hereby (exclusive of any fees due to the Parent or any of its stockholders or affiliates).

     (c) The payments made by Acquiror to MedCath, or by MedCath to Acquiror, as set forth above shall represent the sole and exclusive remedy at law or in equity to which either party and its officers, directors, representatives and affiliates shall be entitled in the event this Agreement shall be terminated in the circumstances contemplated by subsection (a) or (b) above. Such payments shall be made without duplication. Accordingly, Acquiror shall not be entitled to payments under Section 8.6(a) in more than one instance, and if Acquiror is entitled to payments under Section 8.6(a) it shall not be entitled to payments under Section 8.6(b); provided, however, that if Acquiror is entitled to payments under Section 8.6(b) it shall be entitled to payments under Section 8.6(a) to the extent applicable and not duplicative.


                                   ARTICLE 9
                              GENERAL AGREEMENTS

Section 9.1 Notice.

     All notices, requests and other communications to any party shall be in writing (including telecopy or similar writing) and shall be given,

     (a) If to Acquiror:

               c/o Kohlberg Kravis Roberts & Co.
               2800 Sand Hill Road, Suite 200
               Menlo Park, California 94025
               Attention: Edward A. Gilhuly
               Facsimile No.: (415) 233-6561

               and

               c/o Welsh, Carson, Anderson & Stowe VII, L.P.
               320 Park Avenue
               Suite 2500
               New York, New York 10022-6815
               Attention: Paul B. Queally
               Facsimile No.: (212) 893-9575

               with copies to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York 10017
               Attention: Gary I. Horowitz
               Facsimile No.: (212) 455-2502

               and

               Reboul, MacMurray, Hewitt, Maynard & Kristol
               45 Rockefeller Plaza
               New York, N.Y. 10111
               Attention: Karen C. Wiedemann
               Facsimile No.: (212) 841-5725

   (b) If to MedCath, to:

               MedCath Incorporated
               7621 Little Avenue,
               Suite 106
               Charlotte, North Carolina 28226
               Attention: Stephen R. Puckett
               Facsimile No.: (704) 541-2615
     with copies to:

               Moore & Van Allen, PLLC
               100 N. Tryon Street, Floor 47
               Charlotte, North Carolina 28202
               Attention: Hal A. Levinson
               Facsimile No. (704) 331-1159

                  and to:

               Strategic Options Committee
               c/o John B. McKinnon
               2020 Virginia Road
               Winston-Salem, North Carolina 27104
               Facsimile No.: (910) 777-8510

                   and to:

               Womble Carlyle Sandridge & Rice, PLLC
               3300 One First Union Center
               Charlotte, North Carolina 28202
               Attention: Garza Baldwin, III
               Facsimile No.: (704) 338-7816

or to such other address or telecopier number as such party may hereafter specify for the purpose of notice to the other parties. Any such notice, request or other communication shall be deemed to have been given and received on the day on which it is delivered or telecopied (or, if such day is not a business day in North Carolina or if the notice or other communication is not telecopied during business hours, at the place of receipt, on the next following business day); provided that if notice or other communication is given by telecopy, such notice or communication shall also be given by certified mail or by overnight courier.


Section 9.2 Entire Agreement.

     This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.


Section 9.3 Parties in Interest.

     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in Section 3.10 with respect to the obligations of Parent thereunder, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.


Section 9.4 Publicity.

     The written release to the public by any party of any information relating to the Merger shall be approved in advance by the other parties, which approval shall not be unreasonably withheld or delayed.


Section 9.5 Headings.

     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


Section 9.6 Interpretation.

     As used herein, "knowledge" (or words to such effect) of MedCath shall mean actual knowledge of the officers of MedCath, as the case may be, and "knowledge" (or words to such effect) of Acquiror shall mean the actual knowledge of its officers or actual knowledge of any partner, managing director or employee of Acquiror.

Section 9.7 Subsidiaries.

     When a reference is made in this Agreement to subsidiaries of MedCath, the word "subsidiaries", means any corporation all of whose outstanding voting securities are directly or indirectly owned by MedCath.


Section 9.8 Successors and Assigns.

     This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.


Section 9.9 Governing Law.

     This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of North Carolina, without giving effect to the principles of conflict of laws thereof, except the laws of the state of incorporation of a party shall govern its internal corporate affairs.


Section 9.10 Costs and Expenses.

     Except as provided in Section 8.6, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.


Section 9.11 Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.


Section 9.12 Specific Performance.

     The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.


Section 9.13 Conciliation and Arbitration.

     (a) If any dispute, claim or difference arises out of or relates to this Agreement (a "Dispute"), such Dispute shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") effective as of the commencement of the arbitration (the "Rules"), except as such Rules may be modified as provided herein. The arbitration shall be held in Charlotte, North Carolina, unless the parties mutually agree to have the arbitration held elsewhere, and judgment upon the award made therein may be entered by any court having jurisdiction thereof. The arbitral tribunal shall be composed of three arbitrators, who shall be experienced commercial litigators admitted to practice law in the State of New York or the State of North Carolina. Parent and the Company shall each appoint one arbitrator. If such parties fail to nominate an arbitrator in accordance with the preceding sentence within thirty days from the date when the notice of intention to arbitrate referred to in Rule 6 of the Rules (the "Commencement Notice") has been received by the Respondent (as defined in the Rules) such appointment shall, upon written request by either party to the AAA, be made in accordance with Rule 14 of the Rules. The two arbitrators thus appointed shall attempt to agree upon the third arbitrator to act as chairperson of the arbitration tribunal. If said two arbitrators fail to appoint the chairperson within thirty days from the date of appointment of the second arbitrator, upon written request of either party to the AAA, such appointment shall be made in accordance with Rule 15 of the Rules. The arbitrators shall have no power to waive, alter, amend, revoke or suspend any of the provisions of this Agreement, provided, however, that the arbitrators shall have the power to decide all questions with respect to the interpretation and validity of this Section 9.13. The arbitration shall be conducted, and the award shall be rendered, in the English language. An arbitrator may not act as an advocate for the party nominating him, and all three arbitrators shall be impartial and unbiased. A majority vote by the three arbitrators shall be required on any decision made by them. The arbitrators shall permit such discovery as they shall determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. Any such discovery shall be limited to information directly relevant to the controversy or claim in arbitration and shall be concluded within thirty days after the appointment of the arbitration panel. This agreement to arbitrate shall be binding upon the heirs, successors and assigns and any trustee, receiver or executor of any party hereto. Except to the extent required by law or court or administrative order, no party, arbitrator, representative, counsel or witness shall disclose or confirm to any person not present at the arbitration hearings any information about the arbitration proceeding or hearings, including the names of the parties and arbitrators, the nature and amount of the claims, the financial condition of any party, the expected date of hearing or the award made.


     (b) Subject to and not in any way limiting the preceding Section 9.13(a), each of the parties hereto irrevocably consents and submits to the jurisdiction in any action brought in connection with this Agreement in the United States District Court for the Southern District of New York or for the District of North Carolina, including, but not limited to, any action to enforce an award rendered pursuant to the preceding Section 9.13(a). Parent hereby appoints CT Corporation System as their agent for service of process in New York.


                            SIGNATURE PAGE FOLLOWS

     IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.

                                        MEDCATH INCORPORATED,
                                        a North Carolina corporation



                                        By: /s/ STEPHEN PUCKETT
                                           ------------------------------------


                                           Name: Stephen R. Puckett

                                           Title:  President





                                        MCTH ACQUISITION INC.,
                                        a North Carolina corporation



                                        By: /s/ EDWARD GILHULY
                                           ------------------------------------


                                           Name: Edward A. Gilhuly

                                           Title:  President




                                        MEDCATH HOLDINGS, INC.,

                                        a Delaware corporation



                                        By: /s/ EDWARD GILHULY
                                           ------------------------------------


                                           Name: Edward A. Gilhuly

                                           Title:  President

                                  APPENDIX B
                        OPINION OF GOLDMAN, SACHS & CO.

                                  APPENDIX C
   TEXT OF CHAPTER 55, ARTICLE 13 OF THE GENERAL STATUTES OF NORTH CAROLINA

                              DISSENTER'S RIGHTS.


            PART I. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES.

ss. 55-13-01. Definitions.

     In this Article:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

ss. 55-13-02. Right to Dissent.

      (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

         (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

         (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

         (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

         (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it
      (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;

         (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      (c) Notwithstanding any other provision of this Article, there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were
   (i) listed on a national securities exchange or (ii) held by at least 2,000 recorded shareholders, unless in either case:

         (1) The articles of incorporation of the corporation issuing the shares provide otherwise;

         (2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

            a. Cash;

            b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders; or

            c. A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision.

ss. 55-13-03. Dissent by Nominees and Beneficial Owners.

      (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

      (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

         (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         2) He does so with respect to all shares of which he is the beneficial shareholder.

ss. 55-13-04 TO 55-13-19. Reserved for Future Codification Purposes.


             PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

ss. 55-13-20. Notice of Dissenters' Rights.

      (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

      (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.

      (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

ss. 55-13-21. Notice of Intent to Demand Payment.

      (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

         (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

         (2) Must not vote his shares in favor of the proposed action.

      (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

ss. 55-13-22. Dissenters' Notice.

      (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirement of G.S. 55-13-21.

      (b) The dissenters' notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after approval of the board of directors, of the corporate action creating dissenters' rights under 6.S.55-13-02, and must:

         (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) Supply a form for demanding payment;

         (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

         (5) Be accompanied by a copy of this Article.

ss. 55-13-23. Duty to Demand Payment.

      (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

      (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

      (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

ss. 55-13-24. Share Restriction.

      (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.


      (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

ss. 55-13-25. Payment.

      (a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.


      (b) The payment shall be accompanied by:

         (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

         (2) As explanation of how the corporation estimated the fair value of the shares;

         (3) An explanation of how the interest was calculated;

         (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

         (5) A copy of this Article.

ss. 55-13-26. Failure to Take Action.

      (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

ss. 55-13-27. Reserved for Future Codification Purposes.

ss. 55-13-28. Procedure if Shareholder Dissatisfied with Corporation's Offer or Failure to Perform.

      (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if;

         (1) The dissenter believes that the amount offered under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

         (2) The corporation fails to make payment under G.S. 55-13-25; or

         (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

      (b) A dissenter waives his rights to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

ss. 55-13-29. Reserved for Future Codification Purposes.


                     PART 3. JUDICIAL APPRAISAL OF SHARES.

ss. 55-13-30. Court Action.

      (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter's payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

      (a)(1) Repealed by Session Laws 1997-202, s.4, effective October 1, 1997.


      (b) Reserved for future codification purposes.

      (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      (d) The jurisdiction of the court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

      (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

ss. 55-13-31. Court Costs and Counsel Fees.

      (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

      (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amount the court finds equitable;

         (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

         (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

      (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                *************************************************

                                                                        APPENDIX

                              MEDCATH INCORPORATED

                          PROXY SOLICITED ON BEHALF OF
                 THE BOARD OF DIRECTORS OF MEDCATH INCORPORATED

         The undersigned hereby appoints Stephen R. Puckett, David Crane and Richard J. Post, and each of them, proxies, with power of substitution, to represent the undersigned at the Special Meeting of Shareholders of MedCath Incorporated (the "Company"), to be held at 10:00 a.m., on July 14, 1998, at Raintree Country Club, 8600 Raintree Lane, Charlotte, North Carolina, and at any adjournments thereof, to vote the number of shares which the undersigned would be entitled to vote if present in person in such manner as such proxies may determine, and to vote on the following proposal as specified below by the undersigned.

 (1) Proposal to approve an Agreement and Plan of Merger pursuant to which MCTH Acquisition, Inc., a newly-formed company (the "Acquiror), will be merged with and into the Company and each shareholder of the Company (other than shareholders who are entitled to and have perfected their dissenters' rights and the Acquiror) will become entitled to receive $19 in cash for each outstanding share of common stock, $.01 par value, of the Company owned immediately prior to the effective time of the Merger.

         [ ]   FOR                  [ ]   AGAINST                [ ]   ABSTAIN


This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IN THE ABSENCE OF SPECIFIED DIRECTIONS, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL SET FORTH ABOVE. The proxies are also authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

                                    If signing as attorney, administrator,
                                    executor, guardian, trustee or as a
                                    custodian for a minor, please add your title as such. If a corporation, please sign in full corporate name and indicate the signer's office. If a partner, please sign in the partnership's name.

                                    X
                                    --------------------------------------------

                                    X
                                    --------------------------------------------

                                    Dated_________________________________, 1996